As Filed with the Securities and Exchange Commission on July 3, 2007

REGISTRATION NO. 333-141991

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DNAPRINT GENOMICS, INC.
(Name of small business issuer in its charter)

Utah	8731	59-2780520
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1621 West University Parkway, Sarasota, FL  34243

Telephone: (941) 366-3400

(Address and telephone number of principal executive offices)

1621 West University Parkway, Sarasota, FL  34243

Telephone: (941) 366-3400

(Address of principal place of business or intended principal place of business)

Richard Gabriel

Chief Executive Officer and President

DNAPrint Genomics, Inc.

1621 West University Parkway, Sarasota, FL  34243

(941) 366-3400

(Name, address and telephone number of agent for service)

COPY TO:

Michael T. Cronin

Johnson, Pope, Bokor, Ruppel & Burns, LLP

911 Chestnut Street

Clearwater, FL  33756

Phone: (727) 461-1818

Fax: (727)-441-8617

Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered (1)	Proposed offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common stock, to be sold by existing shareholders	125,000,000	$0.01	$1,250,000	$38.75

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) The price of $0.01 per share, which was the average of the high and low prices of the Registrant's common stock, as reported on the Over-The-Counter Bulletin Board on May 31, 2007 is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(3) $38.75 previously paid.  No additional fee required.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DNAPRINT GENOMICS, INC.

OFFERING UP TO 125,000,000 SHARES

OF COMMON STOCK

This prospectus relates to the resale of up to 125,000,000 shares of our common stock by selling shareholder. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us. Our common stock is traded on the Over-The-Counter Bulletin Board under the trading symbol "DNAG.OB" On May 24, 2007, the last reported sale price for our common stock on the Over-The-Counter Bulletin Board was $0.01 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

SEE "RISK FACTORS" BEGINNING ON PAGE 9

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Dutchess Private Equities Fund, Ltd and any broker-dealers who act in connection with the sale of their shares are "underwriters" within the meaning of the Securities Act. Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

Subject to completion, the date of this prospectus is June 4, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
OUR CAPITAL STRUCTURE AND SHARES ELIGIBLE FOR FUTURE SALE	3
RISK FACTORS	10
USE OF PROCEEDS	18
DETERMINATION OF OFFERING PRICE	19
SELLING SECURITY HOLDER	19
PLAN OF DISTRIBUTION	20
LEGAL PROCEEDINGS	21
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
DESCRIPTION OF SECURITIES	23
INTEREST OF NAMED EXPERTS AND COUNSEL	24
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	24
DESCRIPTION OF BUSINESS	24
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	46
DESCRIPTION OF PROPERTY	60
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	61
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	61
EXECUTIVE COMPENSATION	62
FINANCIAL STATEMENTS	66
INDEMNIFICATION OF DIRECTORS AND OFFICERS	67
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	67
RECENT SALES OF UNREGISTERED SECURITIES	68

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

THE COMPANY

We incorporated under the laws of the State of Utah on January 3, 1983 as Lexington Energy, Inc. We subsequently changed our focus to human genome sciences which is made up of the study of DNA as well as the study and measurement of the relationship of the human genome, composed of DNA or the entire human genetic code or investigation of the relationship of the four components of DNA known as A, T, C and G as abbreviated codes for their chemical structure and as it relates to our health and treatment of disease as human beings. In connection with this change in focus, on July 15, 2000, we acquired DNAPrint Genomics, Inc. through the issuance of 9,600,000 shares of our common stock. We changed our name to DNAPrint Genomics, Inc. on November 6, 2000 to better reflect the markets we serve. We focus on the sale of genetic testing products and services. We continue to devote substantially all of our efforts to establishing our business services and products, and our principal operations have not commenced yet. We are still in the research and development phase of our pharmacogenomics product and services and have a few years prior to any of these products being developed.  We remain skeptical that the consumer market for our products, which is mainly supported by genealogy enthusiasts, will remain strong.  Our products are targeted toward four distinct markets: pharmacogenomics, forensics, consumer products and genotyping.

Pharmacogenomics is the study of the relationship of a person’s genetic DNA code or variations in the genetic code and how it reacts to disease and the pharmaceutical treatment of that disease.  Currently all of our pharmacogenomics products are in research and development and we have not derived any revenues from our pharmacogenomics projects to date. Our theranostics (drug and diagnostic, combined) and diagnostic projects that are currently in research and development are as follows:

THERANOSTICS PROJECT

PT-401	Anemia - Renal Failure
PT-501	ADHD
PT-502	Drug Addiction
PT-503	Depression

DIAGNOSTIC PROJECTS

OVANOME	Ovarian Cancer
STATINOME	Safety of Statins
DIABETES-CD59	Pre-diabetes Diabetic Complications
PONV	Post-Operative Nausea and Vomiting

Our consumer services are AncestryByDNATM, EuroDNATM, mitochondrial, y-chromosome and paternity.  These tests, which analyze an individual’s DNA, are sold to the general public.  A report with the DNA analysis is prepared for each consumer.

Our forensic products are mainly derivatives of our consumer products with more in-depth testing and analysis than is offered to our consumers.  Our forensic products are DNAWitnessTM, EUROWitnessTM, STRWitness and RetinomeTM and are sold to law enforcement professionals.

Our genotyping is sold mainly to large companies and universities and this service is performed by examining DNA at fixed points across the entire human genome for specific patterns.   This service is performed in our laboratories in a highly automated manner using state of the art DNA testing equipment.

THE OFFERING

This prospectus relates to the resale of up 125,000,000 shares of our common stock by a selling shareholder. This prospectus covers the resale of our stock by the selling shareholder either in the open market or to other investors through negotiated transactions.

Common stock offered	125,000,000 shares
Use of proceeds	We will not receive any proceeds from the sale by the selling stockholder of our common stock. We will receive proceeds from the Investment Agreement. See "Use of Proceeds."
Symbol for our common stock	Our common stock trades on The OTCBB Market under the symbol "DNAG.OB"

RISK FACTORS

An investment in our common stock is subject to numerous risks, including our ability to satisfy future capital requirements, competition from other entities, protection of proprietary information and development of new products.  For a more detailed discussion of some of the risks associated with our Company, you are urged to carefully review and consider the section entitled “risk Factors” beginning on page 10 of this prospectus.

HOW TO CONTACT US

Our business address is 1621 West University Parkway, Sarasota, Florida, 34243. Our telephone number is (941) 366-3400. Our website is www.dnaprint.com. We do not intend for our website to be incorporated into this prospectus.

OUR CAPITAL STRUCTURE AND SHARES ELIGIBLE FOR FUTURE SALE

Shares of common stock outstanding as of March 31, 2007 was 537,933,964 (1)

(1) Assumes:

- No exercise of outstanding warrants to purchase an aggregate of 22,393,841 shares of our common stock at exercise prices ranging from $0.0073 to $0.0176 per share and expiration dates between the years 2010 to 2011.

- No exercise of outstanding warrants to purchase an aggregate of 3,129,221 shares of our common stock at exercise prices ranging from $0.0214 to $0.1920 per share and expiration dates between the years 2009 to 2011.

- No exercise of outstanding warrants to purchase an aggregate of 952,484 shares of our common stock at exercise prices ranging from $0.242 to $0.44 per share and expiration dates between the years 2008 to 2010.

- No exercise of outstanding warrants to purchase an aggregate of 109,826 shares of our common stock at exercise prices ranging from $0.518 to $0.656 per share and expiration dates during 2009.

- No exercise of outstanding warrants to purchase an aggregate of 3,018,755 shares of our common stock at an exercise price of $1.00 per share and an expiration date during 2007.

- No exercise of options outstanding to purchase 64,185,144 shares of our common stock at exercise prices ranging from $0.0137 to $0.12 per share and expiration dates between 2010 and 2016.

- No exercise of options outstanding to purchase 642,500 shares of our common stock at exercise prices ranging from $0.40 to $0.60 per share and expiration dates between 2011 and 2015.

- No exercise of the $201,250 of convertible debt by La Jolla Cove Investors, Inc. Per our agreement with La Jolla, La Jolla shall convert at least 5% of the face value of the debenture each calendar month into our common shares unless there are no shares registered for this debenture.  During 2006 and 2007, La Jolla and DNAPrint have agreed to not require the 5% minimum conversion. The number of common stock shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by sixteen, minus the product of the conversion price multiplied by fifteen times the dollar amount of the debenture being converted, and the entire foregoing result shall be divided by the conversion price. The conversion price is equal to the lesser of (i) $0.20 or (ii) 80% of the average of the five lowest daily value weighted average price of our common stock during the twenty trading days prior to La Jolla's election to convert. We have the right to reject a conversion if the stock price is below $0.50 per share. If we exercise this right, we then are obligated to pay the portion of the debenture the conversion notice was for plus applicable unpaid accrued interest and a premium equal to 10% of those amounts. At March 31, 2007, the convertible debt converts into 4,359,777 shares of our common stock assuming a $0.50 per share price.

- No exercise of the $330,000 convertible debt by Dutchess Private Equities Fund, II, L.P. The conversion rate is the lesser of (i) 75% of the lowest closing bid price during the 15 trading days prior to the Conversion Date or (ii) $0.013. At March 31, 2007, the convertible debt converts into 47,311,828 shares of our common stock.

- No exercise of the $330,000 convertible debt by Dutchess. The conversion rate is the lesser of (i) 75% of the lowest closing bid price during the 15 trading days prior to the Conversion Date or (ii) $0.022. At March 31, 2007, the convertible debt converts into 47,311,828 shares of our common stock.

- No exercise of the $1,353,750 convertible debt by Dutchess. The conversion rate is $0.01. At March 31, 2007, the convertible debt converts into 135,375,000 shares of our common stock.

DUTCHESS AGREEMENT

Effective March 30, 2007, we entered into an Investment Agreement (“Dutchess Agreement”) and a Registration Rights Agreement with Dutchess Private Equities Fund, Ltd.  (In this document “Dutchess” refers to Dutchess Private Equities Fund, Ltd. and any of their affiliates).  Pursuant to the Agreement, Dutchess committed to purchase our common stock up to an aggregate purchase price of $10 million over a five-year period. The Dutchess Agreement provides that, from time to time, we may deliver a notice to Dutchess. Such notices will state the dollar amount of common stock that we desire Dutchess to purchase subject to the limits in the Investment Agreement. Upon receipt of a put notice, Dutchess is obligated to purchase from us during the relevant pricing period shares having an aggregate purchase price equal to at our election, either: (A) Two hundred percent of the average daily volume (U.S. market only) of our common stock for the ten trading days prior to the applicable Put Notice Date, multiplied by the average of the three daily closing bid prices immediately preceding the Put Date, or (B) $600,000 times the average of the lowest closing bid prices of our common stock during the specified pricing period. Dutchess is obliged to purchase the dollar amount of common stock set forth in the notice at a purchase price equal to 93% of the lowest closing bid price of the common stock during the five trading days after the notice.  For any proceeds we receive from a put, Athena Capital Partners receives a six percent fee.

The obligation of Dutchess to purchase under the Dutchess Agreement is contingent upon us having an effective registration statement registering the resale of the shares by Dutchess. In addition, we are not permitted to provide a notice, and Dutchess is not obliged to purchase any shares, in the event that we do not have sufficient authorized shares available for purchase to fulfill such commitment.  We are registering 125,000,000 shares that we may issue pursuant to the equity line.  We determined that the proceeds from these 125,000,000 shares would continue to allow us to make payments on the Dutchess notes while we pursue additional financing.  These 125,000,000 shares may not be enough shares to access the full $10 million equity line, depending upon the price of our common stock.  This will require us to file another registration statement that would need to be declared effective by the Securities and Exchange Commission in order to utilize the full $10 million equity line.  On April 5, 2007, the closing price of our common stock was $0.01. Assuming we issue puts only at $0.01, we would be able to access approximately $1.25 million of our equity line pursuant to the Investment Agreement based upon the shares we are registering.

DUTCHESS HISTORY AND PRIOR TRANSACTIONS

The following table presents the potential profit Dutchess could realize based upon the information as of March 30, 2007; which is the date of our agreement:

	Market price per share on date of agreement	Dutchess price per share on date of agreement	Total possible shares underlying the agreement on date of agreement	Total market price of total # of shares on date of agreement	Potential Profit Dutchess could realize
March 30, 2007	$ 0.0092	$ 0.0085	1,176,470,588	$10,823,529	$823,529

On September 28, 2004, we entered into an Investment Agreement with Dutchess Private Equities Fund (“Dutchess 2004 Agreement”), pursuant to which Dutchess has committed to purchase our common stock up to an aggregate purchase price of $35 million over a two-year period beginning May 2005 when the first registration statement was effective.  This agreement has now expired.  The Dutchess 2004 Agreement provided that we from time to time could deliver a notice to Dutchess that stated the dollar amount of common stock that we desired it to purchase. The maximum amount permitted pursuant to any such notice is $600,000, and we could give approximately three such notices per month. Upon receipt of the notice, Dutchess was obliged to purchase the dollar amount of common stock set forth in the notice at a purchase price equal to 96% of the average of the two lowest closing bid prices of the common stock during the five trading days after the notice. We were not permitted to provide a notice to Dutchess, and Duchess was not obliged to purchase any of our shares, in the event that we did not have sufficient authorized shares available for purchase to fulfill such commitment.  In accordance with the outstanding notes we issued to Dutchess, we were required to use 100% of the proceeds from these puts as payment on the notes.

The following table presents the number of shares that we have registered for Dutchess and additional share information regarding those shares:

# of shares outstanding on March 30, 2007 (a)	# of shares registered for resale by Dutchess in prior registration statements	# of shares registered for resale by Dutchess in prior registration statements that cannot be issued due to agreement expiration (b)	# of shares issued to Dutchess through May 31, 2007	# of shares registered for resale by Dutchess that continue to be held by Dutchess	# of shares that have been sold in registered resale transactions by Dutchess	# of shares registered for resale in this transaction
531,110,835	1,027,750,000	627,433,346	338,816,654	-	338,816,654	125,000,000

(a)

Shares outstanding on the date of the Dutchess 2007 Agreement and they exclude any shares held by Dutchess and any affiliates of the company.

(b)

The Dutchess 2004 Agreement expired during May 2007; therefore 627,433,346 shares that were registered to Dutchess cannot be issued since the transaction agreement has expired.

NOTE PAYABLE TRANSACTIONS WITH DUTCHESS

Date		Face amount of note	Discount	Dutchess fees	Athena fees	Cash to DNAPrint	Convertible debenture face amount & outstanding at 3/31/07	Value of Stock issued	Potential profit of convertible debentures if converted (i)	Combined total possible profit/ interest to be realized by Dutchess
6/30/2005	(a)	$1,560,000	$ (260,000)	$ (65,150)	$ (52,000)	$ 1,182,850	-	$250,000		$575,150
8/1/2005	(b)	$ 840,000	$ (140,000)	$ (65,075)	$ (28,000)	$ 606,925	-	$225,000	-	$430,075
10/21/2005	(c)	$1,380,000	$ (230,000)	$ (70,075)	$ (43,200)	$ 1,036,725	$330,000	-	$465,507	$765,582
12/15/2005	(d)	$1,380,000	$ (230,000)	$ (65,000)	$ (43,400)	$ 1,041,600	$330,000	-	$440,000	$735,000
3/13/2006	(e)	$1,500,000	$ (300,000)	$ (75,000)	$ (48,000)	$ 1,077,000	$330,000	-	$330,000	$705,000
4/18/2006	(f)	$1,470,000	$ (295,000)	$ (65,075)	$ (47,000)	$ 1,062,925	$320,000	-	$320,000	$680,075
5/19/2006	(g)	$1,300,000	$ (300,000)	$ (90,075)	$ (40,000)	$ 869,925	$330,000	-	$330,000	$720,075
6/30/2006	(h)	$1,495,000	$ (345,000)	$ (90,075)	$ (46,000)	$ 1,013,925	$373,750	-	$373,750	$808,825

(a)

This note is paid off; no additional payments are required.

(b)

This one-year note is in default due to not paying the note off when due. Dutchess has the right to convert the residual amount to a three-year convertible debenture which can convert into our common stock at the lesser of (i) fifty percent of the lowest closing bid price during the fifteen trading days immediately preceding the maturity date or (ii) 100% of the lowest bid price for the twenty trading days immediately preceding the conversion date.  At the date of this registration filing, Dutchess had not exercised this right to convert the residual amount to a convertible debenture.  At May 31, 2007, we have $840,000 remaining owed on this note.

(c)

This note is paid off; no additional payments are required.

(d)

This one-year note is in default due to not paying the note off when due. Dutchess has the right to convert the residual amount to a three-year convertible debenture which can convert into our common stock at the lesser of (i) fifty percent of the lowest closing bid price during the fifteen trading days immediately preceding the maturity date or (ii) 100% of the lowest bid price for the twenty trading days immediately preceding the conversion date.  At the date of this registration filing, Dutchess had not exercised this right to convert the residual amount to a convertible debenture.  At May 31, 2007, we have $867,045 remaining owed on this note.

(e)

This one-year note is in default due to not paying the note off when due. Dutchess has the right to convert the residual amount to a three-year convertible debenture which can convert into our common stock at the lesser of (i) fifty percent of the lowest closing bid price during the fifteen trading days immediately preceding the maturity date or (ii) 100% of the lowest bid price for the twenty trading days immediately preceding the conversion date.  At the date of this registration filing, Dutchess had not exercised this right to convert the residual amount to a convertible debenture.  At May 31, 2007, we have $549,881 remaining owed on this note.

(f)

This one-year note is in default due to not paying the note off when due. Dutchess has the right to convert the residual amount to a three-year convertible debenture which can convert into our common stock at the lesser of (i) fifty percent of the lowest closing bid price during the fifteen trading days immediately preceding the maturity date or (ii) 100% of the lowest bid price for the twenty trading days immediately preceding the conversion date.  At the date of this registration filing, Dutchess had not exercised this right to convert the residual amount to a convertible debenture.  At May 31, 2007, we have $1,414,872 remaining owed on this note.

(g)

This one-year note is in default due to not paying the note off when due. Dutchess has the right to convert the residual amount to a three-year convertible debenture which can convert into our common stock at the lesser of (i) fifty percent of the lowest closing bid price during the fifteen trading days immediately preceding the maturity date or (ii) 100% of the lowest bid price for the twenty trading days immediately preceding the conversion date.  At the date of this registration filing, Dutchess had not exercised this right to convert the residual amount to a convertible debenture.  At May 31, 2007, we have $1,300,000 remaining owed on this note.

(h)

This note is paid off; no additional payments are required.

(i)

This assumes the convertible debentures are converted at March 31, 2007.

There are no interest payments on these notes payable as the discount is the inherent interest.  All payments made on these notes were cash payments; no stock was issued as payment of the notes payable.  At March 31, 2007, no conversion has occurred on the convertible debentures.

We have not paid any liquidated damages to Dutchess at March 31, 2007.  The Dutchess documents purport to give Dutchess the right to charge us liquidated damages of up to 30% of the face amount of these notes.  Dutchess has not exercised this right at March 31, 2007 nor at the time this report was issued.  At March 31, 2007, we recorded a default penalty accrual in the amount of $1,729,500 for these potential liquidated damages.  This is an estimate based upon the maximum amount that the Dutchess documents purport to give Dutchess the right to charge us and this estimate may change with time.

We expect to continue to make payments on the Dutchess notes through the shares we are registering with this registration statement.  We are required to pay Dutchess forty percent of the monthly proceeds we receive from the sale of the Biofrontera investment (which is 500,000 euros per month through September and 443,240 euros during October 2007) and we anticipate raising additional funds which will also be used to make payments on the Dutchess notes.

We have inquired of Dutchess as to whether they have sold short any of our shares of common stock and Dutchess has represented to us that they have not sold short any of our common stock shares.

The following table shows the information regarding the convertible debentures that were issued in conjunction with the Dutchess notes:

Date of note	Per share market price on date of note	Conversion price per share on date of note	Total possible shares to be received assuming conversion	Total market price of total # of shares if converted	Total possible discount to market price
10/21/2005	$ 0.0146	$ 0.0104	31,884,058	$ 465,507	$ 0.0043
12/15/2005	$ 0.0205	$ 0.0154	21,463,415	$ 440,000	$ 0.0051
3/6/2006	$ 0.0230	$ 0.0230	14,347,826	$ 330,000	$ -
4/18/2006	$ 0.0191	$ 0.0191	16,753,927	$ 320,000	$ -
5/19/2006	$ 0.0200	$ 0.0200	16,500,000	$ 330,000	$ -
6/30/2006	$ 0.0165	$ 0.0165	22,651,515	$ 373,750	$ -

Dutchess has the right to convert any of these five-year non-interest bearing convertible debentures into our common stock at any time.  The October 2005 convertible debentures conversion price is equal to the lesser of 75% of the lowest closing bid price during the 15 trading days prior to the conversion date or $0.013 per share.  The December 2005 convertible debenture conversion price is equal to the lesser of 75% of the lowest closing bid price during the 15 trading days prior to the conversion date or $0.022 per share.  The remaining four convertible debentures conversion rate is $0.01 per share.  At March 31, 2007, these convertible debentures could be converted into 229,998,656 shares of our common stock.

RECAP OF SHARES ISSUED TO DUTCHESS

Put #	Date	# of shares outstanding prior to put (a)	# of shares outstanding prior to put and not held by selling shareholders or affiliates (a)	# of shares issued for put transaction (a)	% of total issued	Market price per share on day prior to the transaction (a)	Current market price per share (a)	Dutchess price (a)	Athena fees 4%	Proceeds to DNA-Print
1	6/20/05	58,373,454	51,550,325	385,842	0.75%	$0.2160	$0.2180	$0.2080	($3,207)	$77,048
2	6/28/05	60,604,357	53,781,228	308,350	0.57%	$0.2020	$0.2000	$0.1940	($2,390)	$57,430
3	7/5/05	60,913,707	54,090,578	203,990	0.38%	$0.1960	$0.1980	$0.1880	($ 765)	$37,585
4	7/12/05	63,188,102	56,364,973	340,634	0.60%	$0.1580	$0.1400	$0.1469	($1,001)	$49,038
5	7/19/05	63,648,317	56,825,188	526,723	0.93%	$0.1400	$0.1380	$0.1291	($1,357)	$66,643
6	7/26/05	64,313,929	57,490,800	525,803	0.91%	$0.1130	$0.1200	$0.1027	($1,077)	$52,923
7	8/2/05	65,197,090	58,373,961	176,471	0.30%	$0.0900	$0.0890	$0.0850	$ 300	$15,300
8	8/9/05	67,771,862	60,948,733	574,713	0.94%	$0.0750	$0.0710	$0.0696		$40,000
9	8/16/05	71,384,514	64,561,385	407,524	0.63%	$0.0700	$0.0650	$0.0638		$26,000
10	8/23/05	76,128,810	69,305,681	965,665	1.39%	$0.0500	$0.0480	$0.0466		$45,000
11	8/30/05	79,249,834	72,426,705	305,810	0.42%	$0.0350	$0.0335	$0.0327		$10,000
12	9/7/05	84,093,715	77,270,586	2,451,690	3.17%	$0.0285	$0.0260	$0.0248		$60,802
13	9/14/05	94,720,578	87,897,449	2,120,600	2.41%	$0.0259	$0.0240	$0.0229		$48,562
14	9/21/05	103,038,342	96,215,213	4,290,183	4.46%	$0.0180	$0.0180	$0.0166		$71,217
15	9/28/05	114,339,918	107,516,789	2,135,000	1.99%	$0.0149	$0.0160	$0.0144		$30,744
16	10/5/05	130,902,031	124,078,902	7,432,874	5.99%	$0.0194	$0.0173	$0.0167		$124,129
17	10/12/05	147,958,895	141,135,766	1,989,000	1.41%	$0.0160	$0.0159	$0.0151		$30,034
18	10/26/05	149,947,895	143,124,766	1,771,598	1.24%	$0.0153	$0.0141	$0.0132		$23,385
19	11/2/05	157,485,258	150,662,129	4,059,500	2.69%	$0.0143	$0.0157	$0.0134		$54,397
20	11/9/05	176,135,664	169,312,535	14,942,425	8.83%	$0.0180	$0.0170	$0.0162		$242,067
21	11/16/05	191,078,089	184,254,960	2,030,000	1.10%	$0.0174	$0.0166	$0.0157		$31,871
22	11/28/05	193,108,089	186,284,960	8,964,000	4.81%	$0.0325	$0.0285	$0.0164		$147,010
23	12/1/05	208,572,089	201,748,960	7,569,000	3.75%	$0.0230	$0.0240	$0.0226		$171,059
24	12/8/05	216,141,089	209,317,960	7,902,100	3.78%	$0.0215	$0.0260	$0.0204		$161,203
25	12/15/05	226,498,155	219,675,026	2,690,600	1.22%	$0.0220	$0.0205	$0.0203		$54,619
26	12/22/05	232,116,798	225,293,669	3,564,866	1.58%	$0.0201	$0.0215	$0.0196		$69,871
27	12/30/05	235,791,774	228,968,645	277,396	0.12%	$0.0220	$0.0211	$0.0192		$5,326
28	1/6/06	236,213,848	229,390,719	1,899,435	0.83%	$0.0214	$0.0214	$0.0203		$38,559
29	1/16/06	249,765,044	242,941,915	2,187,500	0.90%	$0.0210	$0.0190	$0.0190		$41,563
30	1/24/06	252,792,619	245,969,490	840,075	0.34%	$0.0184	$0.0183	$0.0169		$14,197
31	1/31/06	252,792,619	245,969,490	4,164,500	1.69%	$0.0182	$0.0187	$0.0174		$72,462
32	2/6/06	256,957,119	250,133,990	6,569,500	2.63%	$0.0220	$0.0203	$0.0176		$115,623
33	2/13/06	263,526,619	256,703,490	19,034,000	7.41%	$0.0215	$0.0266	$0.0192		$365,453
34	2/21/06	287,469,709	280,646,580	9,310,000	3.32%	$0.0244	$0.0252	$0.0224		$208,544
35	2/28/06	296,779,709	289,956,580	6,296,800	2.17%	$0.0227	$0.0232	$0.0218		$137,270
36	3/7/06	303,076,509	296,253,380	2,989,500	1.01%	$0.0230	$0.0237	$0.0221		$66,068
37	3/14/06	306,066,009	299,242,880	13,230,000	4.42%	$0.0245	$0.0248	$0.0223		$295,029
38	3/21/06	319,936,837	313,113,708	17,528,725	5.60%	$0.0304	$0.0268	$0.0252		$441,724
39	3/28/06	337,465,562	330,642,433	2,072,500	0.63%	$0.0234	$0.0239	$0.0226		$46,839
40	4/4/06	339,538,062	332,714,933	760,000	0.23%	$0.0228	$0.0220	$0.0214		$16,264
41	4/11/06	341,160,599	334,337,470	1,840,000	0.55%	$0.0205	$0.0196	$0.0185		$34,040
42	4/19/06	343,000,599	336,177,470	3,060,090	0.91%	$0.0191	$0.0196	$0.0174		$53,246
43	4/26/06	346,060,689	339,237,560	3,191,489	0.94%	$0.0199	$0.0197	$0.0188		$60,000
44	5/3/06	349,252,178	342,429,049	760,900	0.22%	$0.0185	$0.0185	$0.0176		$13,392

(continued)

(continued)

Put #	Date	# of shares outstanding prior to put (a)	# of shares outstanding prior to put and not held by selling shareholders or affiliates (a)	# of shares issued for put transaction (a)	% of total issued	Market price per share on day prior to the transaction (a)	Current market price per share (a)	Dutchess price (a)	Athena fees 4%	Proceeds to DNA-Print
45	5/10/06	350,013,078	343,189,949	2,365,000	0.69%	$0.0195	$0.0190	$0.0173		$40,915
46	5/17/06	352,378,078	345,554,949	6,594,500	1.91%	$0.0210	$0.0230	$0.0177		$116,723
47	5/24/06	358,972,578	352,149,449	1,401,000	0.40%	$0.0180	$0.0184	$0.0173		$24,237
48	6/1/06	360,373,578	353,550,449	2,676,300	0.76%	$0.0185	$0.0185	$0.0176		$47,103
49	6/8/06	363,049,878	356,226,749	5,466,000	1.53%	$0.0183	$0.0185	$0.0174		$95,108
50	6/15/06	368,515,878	361,692,749	1,092,000	0.30%	$0.0175	$0.0180	$0.0167		$18,236
51	6/22/06	369,610,378	362,787,249	1,984,600	0.55%	$0.0172	$0.0175	$0.0167		$33,143
52	6/29/06	371,597,478	364,774,349	1,060,000	0.29%	$0.0163	$0.0166	$0.0156		$16,536
53	7/6/06	376,117,478	369,294,349	200,000	0.05%	$0.0150	$0.0142	$0.0128		$2,560
54	7/13/06	376,317,478	369,494,349	1,595,000	0.43%	$0.0136	$0.0132	$0.0115		$18,343
55	7/21/06	377,912,478	371,089,349	3,403,500	0.92%	$0.0126	$0.0128	$0.0117		$39,821
56	7/28/06	381,315,978	374,492,849	571,000	0.15%	$0.0118	$0.0114	$0.0109		$6,224
57	8/4/06	381,894,478	375,071,349	2,001,000	0.53%	$0.0110	$0.0125	$0.0099		$19,810
58	8/11/06	383,895,478	377,072,349	1,179,800	0.31%	$0.0123	$0.0122	$0.0113		$13,332
59	8/18/06	385,075,278	378,252,149	3,910,112	1.03%	$0.0144	$0.0130	$0.0116		$45,357
60	8/25/06	388,985,390	382,162,261	6,768,484	1.77%	$0.0136	$0.0130	$0.0123		$83,252
61	9/1/06	395,753,874	388,930,745	1,595,000	0.41%	$0.0130	$0.0136	$0.0120		$19,140
62	9/11/06	397,348,874	390,525,745	1,553,250	0.40%	$0.0126	$0.0130	$0.0120		$18,639
63	9/18/06	402,715,283	395,892,154	934,579	0.24%	$0.0115	$0.0120	$0.0107		$10,000
64	9/25/06	409,899,862	403,076,733	3,548,421	0.88%	$0.0100	$0.0110	$0.0099		$35,129
65	10/2/06	414,948,283	408,125,154	990,099	0.24%	$0.0110	$0.0115	$0.0101		$10,000
66	10/9/06	415,938,382	409,115,253	525,000	0.13%	$0.0110	$0.0102	$0.0100		$5,250
67	10/16/06	416,463,382	409,640,253	540,000	0.13%	$0.0110	$0.0105	$0.0099		$5,346
68	10/23/06	417,003,382	410,180,253	900,000	0.22%	$0.0102	$0.0100	$0.0096		$8,640
69	10/30/06	417,903,382	411,080,253	1,300,200	0.32%	$0.0102	$0.0102	$0.0096		$12,482
70	11/6/06	419,203,582	412,380,453	350,000	0.08%	$0.0094	$0.0880	$0.0084		$2,940
71	11/13/06	419,558,582	412,735,453	1,490,000	0.36%	$0.0094	$0.0082	$0.0081		$12,069
72	11/20/06	421,048,582	414,225,453	1,725,000	0.42%	$0.0085	$0.0081	$0.0078		$13,455
73	11/28/06	422,773,582	415,950,453	935,000	0.22%	$0.0075	$0.0072	$0.0070		$6,545
74	12/5/06	423,708,582	416,885,453	1,741,400	0.42%	$0.0075	$0.0073	$0.0071		$12,364
75	12/12/06	425,449,982	418,626,853	30,941,000	7.39%	$0.0095	$0.0077	$0.0069		$213,493
76	12/19/06	456,390,982	449,567,853	1,788,000	0.40%	$0.0068	$0.0081	$0.0065		$11,622
77	1/9/07	458,178,982	451,355,853	1,898,400	0.42%	$0.0102	$0.0124	$0.0094		$17,845
78	1/16/07	462,827,382	456,004,253	2,877,500	0.63%	$0.0101	$0.0105	$0.0096		$27,624
79	1/24/07	465,704,882	458,881,753	7,800,000	1.70%	$0.0131	$0.0146	$0.0111		$86,580
80	1/30/07	473,504,882	466,681,753	6,890,000	1.48%	$0.0135	$0.0150	$0.0130		$89,570
81	2/7/07	480,394,882	473,571,753	2,707,592	0.57%	$0.0158	$0.0150	$0.0145	($1,570)	$37,690
82	2/14/07	483,102,474	476,279,345	1,491,900	0.31%	$0.0145	$0.0150	$0.0140	($ 835)	$20,052
83	2/22/07	484,594,374	477,771,245	10,427,332	2.18%	$0.0162	$0.0172	$0.0154	($3,200)	$157,381
84	3/1/07	503,971,706	497,148,577	1,615,000	0.32%	$0.0170	$0.0140	$0.0137	($ 485)	$21,641
85	3/8/07	506,573,672	499,750,543	6,495,607	1.30%	$0.0165	$0.0158	$0.0139	($2,012)	$88,277
86	3/15/07	524,537,306	517,714,177	2,004,764	0.39%	$0.0155	$0.0158	$0.0150	($ 603)	$29,468
87	3/29/07	536,911,464	530,088,335	1,020,000	0.19%	$0.0100	$0.0099	$0.0095		$ 9,690
88	4/5/07	537,933,964	531,110,835	7,583,622	1.43%	$0.0101	$0.0101	$0.0089	($1,350)	$66,144

(continued)

(continued)

Put #	Date	# of shares outstanding prior to put (a)	# of shares outstanding prior to put and not held by selling shareholders or affiliates (a)	# of shares issued for put transaction (a)	% of total issued	Market price per share on day prior to the transaction (a)	Current market price per share (a)	Dutchess price (a)	Athena fees 4%	Proceeds to DNA-Print
89	4/13/07	544,537,586	537,714,457	3,744,000	0.70%	$0.0080	$0.0073	$0.0074	($ 554)	$27,152
90	4/20/07	548,281,586	541,458,457	1,095,000	0.20%	$0.0083	$0.0082	$0.0077		$ 8,432
91	4/27/07	549,376,586	542,553,457	3,406,292	0.63%	$0.0079	$0.0077	$0.0074	($ 504)	$24,703
92	5/4/07	552,782,878	545,959,749	1,689,500	0.31%	$0.0075	$0.0076	$0.0072	($ 243)	$12,164
93	5/11/07	554,472,378	547,649,249	1,910,000	0.35%	$0.0073	$0.0072	$0.0069		$13,179
94	5/16/07	556,382,378	549,559,249	2,637,529	0.48%	$0.0670	$0.0680	$0.0061		$16,089
	10/21/05	49,947,895	143,124,766	1,250,000	0.87%	$0.0140	$0.0146	$0.0000		$ 0
	12/15/05	226,498,155	219,675,026	2,500,000	1.14%	$0.0220	$0.0205	$0.0000		$ 0
				338,816,654					($20,852)	$5,594,789

(a) On July 11, 2005, we had a twenty-for-one reverse stock split.  The share price and the number of shares outstanding have been adjusted to reflect this twenty-for-one reverse stock split.

For each put transaction, Dutchess receives shares.  No fees are paid to Dutchess for the puts.  DNAPrint received the amounts in the column “Proceeds to DNAPrint” for the shares issued to Dutchess.

RISK FACTORS

Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risks described below, in addition to other available information. Each of the following risks could harm our business, financial condition and results of operations. These risks could cause the trading price of our common stock to decline and you could lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS

IT IS A STRONG POSSIBILITY THAT OUR SHARE PRICE WILL DECREASE AS SHARES ARE ISSUED TO DUTCHESS.

During 2006, we issued 188,860,259 shares of our common stock to Dutchess.  Dutchess does not currently own any of these shares.  We are registering  125,000,000 shares that we may issue pursuant to the equity line; however depending on our stock price, this may not be enough shares to access the full $10 million equity line which will require us to file another registration statement that would need to be declared effective by the Securities and Exchange Commission.  On April 5, 2007, the closing price of our common stock was $0.01. Assuming we issue puts only at $0.01, we would need to register an additional 875,000,000 shares of our common stock to access the full equity line pursuant to the Investment Agreement.  We also have several convertible debentures with Dutchess that allows them to convert a total of $2.1 million of convertible debentures into 229,998,656 shares of our common stock at March 31, 2007.  If our stock price decreases, then our existing stockholders would experience greater dilution.  As a result, this may make it difficult or impossible for you to sell our common stock.

DUTCHESS HAS A SECURITY INTEREST IN SUBSTANTIALLY ALL OF OUR ASSETS AND WE ARE CURRENTLY IN DEFAULT OF THE DUTCHESS NOTES THAT ARE OUTSTANDING.

We are currently in default of all of our Dutchess notes which total $5,345,963 at March 31, 2007.  Dutchess has a security interest in substantially all of our assets.  Since we are in default of the notes and cannot currently pay them as scheduled, Dutchess could get substantially all of our assets to service their debt outstanding.

WE WILL USE A SUBSTANTIAL PART OF THE PROCEEDS FROM THE SHARES WE ARE REGISTERING FOR DUTCHESS TO SERVICE THE OUTSTANDING DEBT WITH DUTCHESS.

We are required to use a substantial part of the proceeds from the shares we are registering for Dutchess to service the outstanding debt with Dutchess.  As a result, these proceeds will not be available for operating capital or to grow our business and we will need to get operating capital from other sources.

IT IS A STRONG POSSIBILITY THAT OUR SHARE PRICE WILL DECREASE AS SHARES ARE ISSUED TO LA JOLLA COVE, INC.

During 2006, we issued 10,182,249 shares of our common stock to La Jolla.  La Jolla does not currently own any of these shares.  At March 31, 2007, La Jolla has the right to convert the remaining $201,250 of their convertible debenture into common stock and exercise the related 3,018,755 warrants at a $1 exercise price.  We have the right to reject a conversion if the stock price is below $0.50 per share.  If we exercise this right, we then are obligated to pay the portion of the debenture the conversion notice was for, plus applicable unpaid accrued interest and a premium equal to 10% of those amounts.  We may need to accept these conversions to help fund our operations.  As a result of these conversions our stock price could decrease.  .If our stock price decreases, then our existing stockholders would experience greater dilution.  As a result, this may make it difficult or impossible for you to sell our common stock.

REGULATORY OVERSIGHT OF OUR PRODUCTS AND SERVICES MAY INCREASE OUR COSTS TO MARKET OUR PRODUCTS AND SERVICES AND ADVERSELY AFFECT OUR ABILITY TO MARKET OUR PRODUCTS AND SERVICES.

Currently, there is limited Food and Drug Administration, or FDA, regulation of genetic tests. Within the field of personalized health and medicine, governmental and other entities may enact patient privacy and healthcare laws and regulations that may limit the generation and use of genomic variation data. "Genomic variation data" is the information obtained when scientists search the gene for differences across the entire human genome for changes and variations. To the extent that FDA laws and regulations limit the use of our products and services or impose additional costs on our customers, we may be unable to market effectively our products and services, and we may not generate sufficient revenue to sustain our operations. Furthermore, we may be directly subject to regulations as a provider of diagnostic information. A diagnosis is the evaluation of a patient or a sample to determine what the status of the patient might be. The information that results from this evaluation is called "diagnostic information" and would include such information as height, weight, sex, age, blood pressure, sugar levels and many other pieces of data. The Secretary's Advisory Committee on Genetic Testing, an advisory panel to the Secretary of the U.S. Department of Health and Human Services, has recommended that the FDA expand its regulation of genetic testing to require FDA approval for all new genetic tests and labeling of genetic tests. If the FDA adopts this recommendation, it may require us, or our customers, to apply for FDA approval as a prerequisite to marketing genetic tests that incorporate our intellectual property. If the FDA were to deny any application of this kind, it could adversely affect our business, and we may be unable to generate sufficient revenue to sustain our operations.

To the extent that government regulations restrict the sale of our products and services or impose other costs, we may be unable to provide our products and services to our customers on terms sufficient to recover our expenses.

OUR SUCCESS WILL DEPEND, IN PART, ON HOW RAPIDLY THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRY IMPLEMENTS GUIDANCE FROM THE U.S. DEPARTMENT OF HEALTH AND THE FDA REGARDING A POTENTIAL EXPANSION OF REGULATION OF OUR INDUSTRY. WITHOUT THIS IMPLEMENTATION BY THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRY, WE MAY BE UNABLE TO MARKET EFFECTIVELY OUR TESTS AND SERVICES, AND WE MAY NOT GENERATE SUFFICIENT REVENUE TO SUSTAIN OUR OPERATIONS.

On November 3, 2003, the FDA issued draft guidance which is currently not mandatory but may eventually become mandatory that encouraged drug and biologic developers to conduct pharmacogenomic tests during drug development and clarified how the FDA will evaluate the resulting data. "Pharmacogenomic tests" are clinical laboratory tests of all kinds to determine whether a drug is working or not working on a patient that is experiencing a particular illness or expressing a disease. It has only been recently that genetic scientists have been able to link genetic testing to the performance of a drug. The term is often used within the pharmaceutical industry to describe the testing of individuals for their genetic influences on the effectiveness of a drug, or more precisely, whether there is something in a person's genes that would either enhance or prevent the treatment of that individual's disease with a particular drug.

The FDA guidance provides specific criteria and recommendations on the submission of pharmacogenomic data in connection with Investigational New Drug Applications, New Drug Applications and Biological License Applications. Before any company or individual can treat a single human patient with a new chemical entity, often referred to as a NCE, or a new biological entity, referred to as a NBE, scientists must first prove that the potential drug is safe within existing treatment regimes. For example, new chemical entities used to treat cancer might be allowed to be much more toxic to other cells in the body than would a treatment for other less lethal diseases. Scientists file for permission to the FDA to treat human patients and package all the information into an application with the FDA called the `Investigational New Drug Application' or IND. The draft FDA guidance includes information on the type of data needed and how the FDA will or will not use such data in regulatory decisions. The FDA asked for voluntary submissions of research information in order to gain experience as the field of pharmacogenomics evolves. In addition, the FDA held a workshop in November 2003 to discuss its draft guidance and stated that the agency plans in the near future to issue final guidance on the co-development of a pharmacogenomic test and drug. Our success will depend, in part, on how rapidly the pharmaceutical and biotechnology industry implements the guidance and, accordingly, the validity of our test and services as a basis for identifying genomic variation and for correlating drug response with genomic variation. Without this implementation by the pharmaceutical and biotechnology industry, we may be unable to market effectively any of our pharmacogenomics tests we may have as well as any of our pharmacogenomics services, and we may not generate sufficient revenue to sustain our operations.

PUBLIC OPINION ON ETHICAL ISSUES RELATED TO THE CONFIDENTIALITY AND APPROPRIATE USE OF GENETIC TESTING COULD REDUCE THE POTENTIAL MARKETS FOR OUR PRODUCTS AND SERVICES, WHICH COULD PREVENT US FROM GENERATING SUFFICIENT REVENUE TO SUSTAIN OUR OPERATIONS.

Public opinion on ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, governmental authorities or other entities may call for limits on, or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. The occurrence of any of these events could reduce the potential markets for our products and services, which could prevent us from generating sufficient revenue to sustain our operations.

For example, the FDA has approved a medication for use in African Americans called BilDil that was developed by a pharmaceutical company called NitroMed. Recently, articles have appeared accusing the FDA and NitroMed of `racial discrimination' and claiming that no drugs should be developed using genetic testing that might separate out individuals by `race, color or creed' without regard to the benefit which might be caused for the African American patient. According to such critics, the potential harm in the form of increased discrimination far outweighs the benefits. Several noteworthy genetic scientists have also voiced their opinions that our technology and technologies similar to those developed by NitroMed and others are discriminating and should not be developed or approved by the Federal, State or local governments.

IF WE DO NOT SUCCESSFULLY DISTINGUISH AND COMMERCIALIZE OUR PRODUCTS AND SERVICES, WE WILL NOT ATTRACT A SUFFICIENT NUMBER OF CUSTOMERS. ACCORDINGLY, WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WITH OUR COMPETITORS OR GENERATE REVENUE SIGNIFICANT ENOUGH TO SUSTAIN OUR OPERATIONS.

Numerous entities are attempting to identify genomic variation predictive of specific diseases and drug response and to develop products and services based on these discoveries. We face competition in these areas from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government and other publicly-funded agencies, both in the United States and abroad, most of which have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than do we. Also, large pharmaceutical companies have their own internal research and development efforts that could surpass or eliminate our technology from the market. One of our key competitors is PPGx, Inc., a leading international developer and supplier of research-based pharmacogenomics services and products which launched its GeneTrialsTM Bioinformatics Platform.

Our competitors may discover, characterize or develop important technologies applying genomics that are more effective than those technologies which we develop. Additionally, these competitors may obtain regulatory approvals for their drugs and diagnostics more rapidly than we do, which could limit our ability to market effectively our products and services. If our patent applications are not awarded or if our competitors in the field of genetic research develop and receive approval of patents that supersede our applications, we could be forced to cease the development of our products, services and technologies.

Some companies and governments are marketing or developing a number of databases and informatics tools to assist participants in the healthcare industry and academic researchers in the management and analysis of genomic data. "Informatics tools" is a term used by scientists to describe software, computer programs or mathematical programs that analyze data sets or collected information that is stored in data files. Such computer programs can take an apparently meaningless block of numbers that are recorded from a laboratory experiment and evaluate trends, look for statistical relationships and group or segregate the numbers according to their levels of importance to the scientist. We believe our competitors have developed or plan to develop databases containing gene sequence, genomic variation or other genomic information and are marketing or plan to market their data to pharmaceutical and biotechnology companies or plan to make freely available their databases.

WE ALSO FACE SERIOUS COMPETITION FROM COMPETITORS IN THE FORENSIC DNA TESTING MARKET, CONSUMER DNA PRODUCTS MARKET AND THE GENOTYPING MARKET AND IF WE ARE UNABLE TO COMPETE IN THESE MARKETS, WE WILL NOT GENERATE REVENUES SIGNIFICANT ENOUGH TO SUSTAIN OUR OPERATIONS.

There are several competitors in our consumer, forensic and genotyping markets who are larger companies and have more operating capital to promote their products.   If we are unable to compete in these markets, we will not generate revenues significant enough to sustain our operations.

DEMAND FOR OUR CONSUMER PRODUCTS COULD DECREASE DUE TO REDUCED DEMAND FROM CONSUMERS.

We remain skeptical that the consumer market for our products, which is mainly supported by genealogy enthusiasts, will remain strong enough to justify significant expenditures to develop new products. It is possible that the application of genetic testing to genealogy is a passing fad and that public interest in genetic genealogy testing will substantially decrease. If public interest decreases, our revenues generated from our products sold to the consumer market will likely decrease.

ALTHOUGH MANY OF OUR COMPETITORS USE SIMILAR TECHNOLOGIES, THEIR APPROACH TO DATA ANALYSIS MIGHT BE COMPLETELY DIFFERENT AND MORE EFFICIENT THAN OURS. THIS MAY CAUSE CONSUMERS TO CHOOSE OUR COMPETITOR'S PRODUCTS AND SERVICES OVER OURS AND FORCE US TO CHANGE OUR PRODUCTS AND SERVICES TO THE MORE EFFICIENT FORM OF DATA ANALYSIS OF OUR COMPETITORS.

We evaluate the mixture of genetic inheritance within individuals and relate that information to biological information. Another approach to finding similar information is to evaluate large groups of individuals in `pools' of DNA and look for differences or similarities amongst the data. Our approach may prove to be too cumbersome for the industry to adopt, and the industry may not want to accept it because it is `too personal', meaning that overall `generic' descriptors might be more immediately valuable to the industry than knowing whether or not a single individual will respond favorably to a medication treatment. The `pooled' approach is more often the approach that many pharmaceutical companies and our competitors practice. Additionally, our technology depends upon looking at individuals within a population pool and therefore projecting the results of many individual samples upon a general population that may not be clearly identified. Our competitors rely upon self-reporting descriptors such as `African American', `Caucasian' or `Hispanic' to pool their DNA samples. We do not presuppose the reported identity of an individual but rather look at their inherited genetic markers that tell us what group to associate them with. This approach may not be accepted by the industry, and a pooled method, although not as accurate, may become the standard. This would significantly impact our ability to promote, sell, license or further develop our products, services or technologies within any of our current markets.

WE HAVE HAD LOSSES SINCE OUR INCEPTION WHICH MAY NEGATIVELY IMPACT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES. WE MAY NEVER BE ABLE TO REDUCE THESE LOSSES, WHICH WILL REQUIRE US TO SEEK ADDITIONAL DEBT OR EQUITY FINANCING THAT MAY NOT BE AVAILABLE TO US.

We incorporated under the laws of the State of Utah on January 3, 1983 as Lexington Energy, Inc. We have incurred losses and experienced negative operating cash flow since our formation. For the year ended December 31, 2006, we had a net loss of $12,348,364.  At December 31, 2006, we had an accumulated deficit of $38,102,527 and a working capital deficit of $4,991,305. We expect to continue to incur significant expenses. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing. If such financing is available, you may experience significant dilution.

WE CONTINUE TO BE A DEVELOPMENTAL STAGE ENTERPRISE COMPANY AND WE DO NOT KNOW WHEN OUR PHARMACOGENOMICS PRODUCTS WILL FINISH THEIR DEVELOPMENT.

We continue to devote substantially all of our efforts to establishing our business products, and our principal operations have not commenced yet. We are still in the research and development phase of our pharmacogenomics product and services.  The development phase can take three to seven years or more to develop a product or service as well as the potential costs to develop a project prior to bringing it to the market takes a significant investment by us.  It will be a few years prior to any of our pharmacogenomics products or services being developed.  Our pharmacogenomics projects may never materialize into a commercialized product.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

In their report dated March 8, 2007, our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern in our financial statements for the years ended December 31, 2006 and 2005. The auditors raised concerns about our ability to continue as a going concern as a result of recurring losses from operations, a working capital deficit, and our need for a significant amount of capital financing to proceed with our business plan. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible.

WE NEED IMMEDIATE FUNDS AND MAY NOT BE ABLE TO OBTAIN ANY ADDITIONAL FINANCING IN THE AMOUNTS OR AT THE TIMES THAT WE MAY REQUIRE THE FINANCING. ADDITIONALLY IF WE OBTAIN FINANCING, IT MAY NOT BE ON ACCEPTABLE TERMS. WE WILL HAVE TO CURTAIL OUR BUSINESS IF WE CANNOT FIND ADEQUATE FUNDING.

We may need immediate funds and may not be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms because of the following:

•

we have limited assets to pledge as security for the loan;

•

we are in poor financial condition; and

•

we may be viewed as a high market risk.

We have a convertible debenture with non-detachable warrants with La Jolla Cove Investors, Inc. (“La Jolla”).  At March 31, 2007, we had $201,250 principal outstanding and $283 accrued interest.  The number of common stock shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by sixteen, minus the product of the conversion price multiplied by fifteen times the dollar amount of the debenture being converted, and the entire foregoing result shall be divided by the conversion price. The conversion price is equal to the lesser of (i) $0.20 or (ii) 80% of the average of the five lowest daily value weighted average price of our common stock during the twenty trading days prior to La Jolla’s election to convert.   We have the right to reject a conversion if the stock price is below $0.50 per share.  If we exercise this right, we then are obligated to pay the portion of the debenture the conversion notice was for plus applicable unpaid accrued interest and a premium equal to 10% of those amounts.  At March 31, 2007, the convertible debt converts into 4,359,777 shares of our common stock assuming a $0.50 per share price.  If La Jolla converted their debt at May 31, 2007 and we didn’t invoke the floor of $0.50 per share, they would receive 582,435,818 shares. The non-detachable warrants must be exercised concurrently with the conversion of debt to common stock by La Jolla. La Jolla has the right to exercise warrants equaling fifteen times the dollar amount of the debenture being converted at an exercise price of $1.00.  At March 31, 2007, there were 3,018,750 warrants outstanding that could be converted into common stock.  If La Jolla were to sell the stock we put to them, it will likely have a depressive effect on the market price of our common stock. This decrease in our market price may hinder our ability to obtain necessary funding from certain sources, including obtaining additional funding from the sale of our securities or obtaining loans and grants from various financial institutions where possible.

In addition, we have entered into an Investment Agreement with Dutchess.  Dutchess has committed to purchase our common stock on a monthly basis up to an aggregate purchase price of $10 million over a five-year period, which expires March 30, 2012. The Dutchess Agreement requires us to put stock to Dutchess each time we raise funds. If Dutchess were to sell the stock we put to them, it will likely have a depressive effect on the market price of our common stock. This decrease in our market price may hinder our ability to obtain necessary funding from certain sources, including obtaining additional funding from the sale of our securities or obtaining loans and grants from various financial institutions where possible.  During 2006, we executed 49 puts with Dutchess and issued 188,860,259 shares of our common stock, which Dutchess does not currently own.

The proceeds from the shares issued to Dutchess will mainly be used to service the Dutchess notes.  We expect to receive 500,000 euros per month from April 2007 through September 2007 with the remaining 443,240 euros paid during October 2007 from the sale of an investment.  Subsequent to October, we will need additional funding. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and expenditures, which could harm our business and the value of our common stock.

WE MAY NOT HAVE ADEQUATE PATENT PROTECTION AND CONFIDENTIALITY AGREEMENTS FOR OUR PROPRIETARY TECHNOLOGY. IF WE DO NOT PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THERE IS A RISK THAT THEY WILL BE INFRINGED UPON OR THAT OUR TECHNOLOGY INFRINGES UPON ONE OF OUR COMPETITOR'S PATENTS. AS A RESULT, WE MAY EXPERIENCE A LOSS OF REVENUE AND OUR OPERATIONS MAY BE MATERIALLY HARMED.

To the extent possible, we anticipate filing patent applications for protection on future products that we develop.  We currently have patents in the United States for:

•

Efficient Methods and Apparatus for High-Throughput Processing of Gene Sequence Data (used with our consumer ancestry products),

•

Methods for the Identification of Genetic Features for Complex Genetics Classifiers (used with our consumer ancestry products),

•

Methods, Products and Treatments for Diabetes (used with our CD-59 project),

•

Recombinant Human Erythropoietin with Altered Biological Activity (used with our PT-401 project),

•

Modified Polypeptides with Increased Biological Activity (used with our PT-401 project),

•

Integrated disease information system  (computational modeling),

•

Hierarchical Biological Modeling System (computational modeling ) and

•

Production and Use of Recombinant Protein Multimers with Increased Biological Activity (used with our PT-401 project).

It is possible that patents we apply for may not be issued and that any current or future patents will not afford us commercially significant protection of our products, or that we will not have adequate resources to enforce our patents. Inasmuch as we intend to sell our products in foreign markets, we also intend to seek foreign patent protection for our products and technologies. The patent laws of other countries may differ from those of the United States as to patentability of our products and technologies, and the degree of protection afforded. We are currently not aware of any infringement by a third party.  Also, we are not aware of any instances of our products infringing on the patents of others; however, they may, and we may not have the financial or other resources necessary to successfully defend a claim of violation of proprietary rights. We currently have one employee who potentially had some confidential data regarding our consumer products on his computer when he left and we are trying to determine if he has used that information improperly.  We rely on confidentiality and nondisclosure arrangements with our employees and entities we do business with; however, these agreements may not provide us with meaningful protection.

IF WE ARE UNABLE TO RETAIN THE SERVICES OF MESSRS. RICHARD GABRIEL, TONY FRUDAKIS AND HECTOR GOMEZ, WE MAY NOT BE ABLE TO CONTINUE OPERATIONS.

Our success depends to a significant extent upon the continued service of Mr. Richard Gabriel, our President and Chief Executive Officer, Dr. Tony Frudakis, our Founder and Chief Scientific Officer, and Dr. Hector Gomez, our Chairman of the Board and Chief Medical Officer. We currently have employment agreements with each individual.  We do not maintain key-man insurance on the lives of Messrs. Gabriel, Frudakis, and Gomez. If Messrs. Gabriel, Frudakis, and Gomez were to resign, the loss could result in loss of sales, delays in new product development and diversion of management resources, and we could face high costs and substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. In addition, in order to successfully implement and manage our business plan, we are dependent upon, among other things, successfully recruiting qualified personnel who are familiar with the specific issues facing the deciphering of complex genetic traits. In particular, we must hire and retain experienced management personnel to help us continue to grow and manage our business, and skilled genetic technicians to further our research and development efforts. Competition for qualified personnel is intense. If we do not succeed in attracting new personnel or in retaining and motivating our current personnel, our business could be harmed.

WE HAVE NOT PAID OUR DUTCHESS NOTE PRINCIPAL PAYMENTS IN ACCORDANCE WITH THE TERMS OF THE NOTES AND WE MAY INCUR PENALTIES AND FEES RELATED TO THESE LATE PAYMENTS.

We have issued to Dutchess Convertible Notes and Convertible Debentures.  We have made payments on the Convertible Notes, however our payments have not been sufficient to meet all payment requirements for all of the Notes and we are in default.  As a result, Dutchess has the right to convert the residual amount of the Notes to a convertible debenture which can convert into our common stock at the lesser of (i) 50% of the lowest closing bid price during the fifteen trading days immediately preceding the maturity date or (ii) 100% of the lowest bid price for the twenty trading days immediately preceding the conversion date.  At March 31, 2007, the Dutchess March Note was not paid when due.  It is also unlikely that we will be unable to pay our remaining Dutchess notes by their maturity dates and Dutchess has the right to switch the residual amount of on any unpaid notes to a three-year convertible debenture.

We are in default on $5,345,963 of Dutchess Notes payable at March 31, 2007 due to not making the minimum principal payments.  Dutchess has the right to switch the residual amount of $1,080,963 on the Dutchess March 2006 Note to a three-year convertible debenture which would convert into 296,154,247 shares of common stock at March 31, 2007; however, they had not exercised this right at March 31, 2007 nor at the time this report was issued. The Dutchess documents purport to give Dutchess the right to charge us liquidated damages of up to 30% of the face amount of these notes.  Dutchess has not exercised this right at March 31, 2007 nor at the time this report was issued.  We have accrued $1.7 million at March 31, 2007 for any such penalties and fees.

RISKS RELATED TO OUR COMMON STOCK

"PENNY STOCK" RULES MAY MAKE BUYING AND SELLING OUR SECURITIES DIFFICULT.

Trading in our securities is subject to the Securities and Exchange Commission’s “penny stock” rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

WE MAY NOT BE ABLE TO REGISTER SUFFICIENT SHARES TO FULLY ACCESS THE EQUITY LINE WITH DUTCHESS AND MAY NEED TO SEEK ADDITIONAL CAPITAL TO MEET OUR WORKING CAPITAL NEEDS.

The equity line we entered into during March 2007 with Dutchess requires us to register shares to access this line.  We may only issue a put to Dutchess if we have registered the shares of common stock. We are registering  125,000,000 shares that we may issue pursuant to the equity line; however depending on our stock price, this may not be enough shares to access the full $10 million equity line which will require us to register additional shares. On April 5, 2007, the closing price of our common stock was $0.01. Assuming we issue puts only at $0.01, we would be able to access approximately $1.25 million of our equity line pursuant to the Investment Agreement based upon the shares we are registering.  Assuming a price of $0.01, we would be required to register an additional 875,000,000 to access the remaining equity line which would require us to file a subsequent registration statement with the Securities and Exchange Commission and that registration statement would need to be deemed effective prior to the issuance of any such additional shares.

If we can not raise sufficient funds pursuant to our Investment Agreement with Dutchess, for our capital requirements, we will need to seek additional funding which may not be available on terms acceptable to us or at all.

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF SECURITIES PURSUANT TO OUR INVESTMENT AGREEMENT WITH DUTCHESS.

The sale of shares pursuant to our Investment Agreement with Dutchess will have a dilutive impact on our stockholders.  During 2006, we executed 49 puts with Dutchess and issued 188,860,259 shares of our common stock, which Dutchess does not currently own.  Our closing stock price fluctuated from a high of $0.0304 in March 2006 to a low of $0.0068 in December 2006.  On December 31, 2006, the closing price of our stock was $0.0091. As a result, our net income per share, if any, could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution.

DUTCHESS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

The common stock to be issued under our agreement with Dutchess will be purchased at a 7% discount to the lowest closing bid price of our common stock during the five trading days after our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our common stock to decline, and you may not be able to sell our stock for more than you paid for it.

OUR STOCK PRICES HAVE BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK IS LIKELY TO CONTINUE TO BE VOLATILE. FURTHER, THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK FOR A POSITIVE RETURN ON YOUR INVESTMENT.

The public market for our common stock has historically been very volatile. From May 2005 to April 2007, our high and low market prices were $0.138 (July 2005) and $0.0072 (December 2006), respectively.  Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and a larger market may never develop or be maintained. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Dutchess Private Equities Fund, Ltd. and certain selling stockholders.  We will not receive any proceeds from the sale by the selling stockholders of our common stock.  We will receive proceeds from our Investment Agreement with Dutchess Private Equities Fund.  The purchase price of the shares purchased under the Investment Agreement will be equal to 93% of the lowest of the closing best bid prices of our common stock on the Over-The-Counter Bulletin Board for the five days immediately following the date of our notice of election to exercise our put.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement.  The Gross Proceeds represent the total dollar amount that Dutchess is obligated to purchase.  The table assumes estimated offering expenses of $25,000.

		Proceeds If 100% Sold	Proceeds If 50% Sold
Gross proceeds		$1,250,000	$625,000
Estimated accounting, legal and associated expenses of offering		$ 25,000	$25,000
Net Proceeds		$1,225,000	$600,000

	Priority	Proceeds	Proceeds
Retirement of Debt	1st	$ 1,000,000	$600,000
Research and Development expenses on Pharmacogenomics projects	2nd	$ 225,000	-
		$1,225,000	$600,000

The proceeds will be used to retire a portion of the notes owed to Dutchess which have matured or are maturing through June 2007.  There is no stated interest rate on the notes; however the notes have a discount to the face amount of 20% to 23%.  The proceeds from the notes were used mainly to fund our pharmacogenomics research and development.  Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments.

DETERMINATION OF OFFERING PRICE

The selling stockholder may sell shares from time to time in negotiated transactions, broker's transactions or a combination of such methods at market prices prevailing at the time of the sale or at negotiated prices.

SELLING SECURITY HOLDER

Based upon information available to us as of March 31, 2007, the following table sets forth the name of the selling stockholder, the number of shares owned, the number of shares registered by this prospectus and the number of outstanding shares that the selling stockholder will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussion below has been obtained from the selling stockholder. The selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Selling Stockholder	Number of shares beneficially owned before offering	Number of Shares that may be offered pursuant to this prospectus	Number of Shares Beneficially Owned After Offering (1)(3)	Percentage of Class Owned After Offering
Dutchess Private Equities Fund, Ltd (2) 50 Commonwealth Ave. Boston, MA 02116	0	125,000,000	0	*

*less than 1%

(1) Assumes all shares are sold pursuant to this Prospectus.

(2) Douglas Leighton and Michael Novielli share voting and dispositive powers over the shares owned by Dutchess Private Equities Fund, Ltd. Mr. Leighton and Mr. Novielli disclaim beneficial ownership of these securities. The 125,000,000 shares are to be issued upon the closing of a Put under the terms of the Investment Agreement with Dutchess. Dutchess Private Equities Fund, Ltd is an underwriter within the meaning of the Securities Act.

(3) Excludes outstanding convertible debentures held by Dutchess.  See Our Capital Structure and Shares Eligible for Future Sale for a discussion of these potential shares.

PLAN OF DISTRIBUTION

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or

- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market; or at prices related to such prevailing market prices, or

- in negotiated transactions, or

- in a combination of such methods of sale; or

- any other method permitted by law.

The selling stockholder may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholder may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Dutchess, and any broker-dealers who act in connection with the sale of its shares are "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholder that they and any securities broker-dealers or others who are statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholder. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholder that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholder that they may not:

•

engage in any stabilization activity in connection with any of the shares;

•

bid for or purchase any of the shares or any rights to acquire the shares,

•

attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

•

effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling stockholder that they must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell its shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

LEGAL PROCEEDINGS

On October 27, 2003 we filed suit in the Circuit Court of the Twelfth Judicial Circuit of Florida in and for Sarasota County, Florida, Civil Division moving for an emergency order requiring impoundment of any and all computers and associated materials of one of our former employees. On October 28, 2003, the Circuit Court Judge granted the order. The order was carried out on the same day.

Our Complaint alleges that a former employee inappropriately took confidential company materials and then disclosed or threatened to disclose the information. The Complaint seeks return of the property, a permanent injunction against further and future disclosures by the former employee, attorney's fees and related costs.

On December 19, 2003, the former employee filed an Answer, Affirmative Defenses, and Counterclaim with the Court generally denying the allegations of our claim. In addition, the Defendant counterclaimed and sued us for breach of an Employment Agreement, based on a purported failure to pay certain health benefits, and stock options.

On January 9, 2004, the Court granted our Motion to Inspect, Examine and Download Information from the Impounded Computer, subject to certain limitations designed to protect the confidentiality of any information contained on the computer.

The Defendant withdrew his objection to our review of documents downloaded from his seized home computer. Based upon our review of the documents and report, we advised the Court that we believed these documents contained our confidential, proprietary and trade secret information. At that time the Court ordered a preliminary mediation to discuss resolution of the matter. We participated in the mediation, but did not reach a resolution with the Defendant. Therefore, we are proceeding with discovery.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors are elected at our annual meetings by a plurality of the shares represented and our officers serve at the pleasure of the Board of Directors. Our current officers and directors are:

Name	Age	Position
Tony Frudakis	40	Director, Secretary, Chief Scientific Officer
Richard Gabriel	58	Director, Chief Executive Officer, President
Hector Gomez	68	Director, Chief Medical Officer
Karen Surplus	47	Chief Financial Officer, Principal Accounting Officer

Tony Frudakis, Ph.D. Dr. Frudakis, our founder, has been with us since our inception. He has served in many capacities, including Chief Executive Officer and President. Dr. Frudakis now serves as Chief Scientific Officer and is responsible for executing research and development goals and objectives, under the direction of the Board of Directors. As a member of the Board of Directors, Dr. Frudakis also participates in strategic planning, concentrating on his field of expertise, biologic and genomics science and innovation. Prior to joining us, Dr. Frudakis founded GAFF biologic, our predecessor in interest, in 1998. He served as its President and Chief Executive Officer. Early in his career, Dr. Frudakis was a research scientist for Corixa Corporation. While at Corixa he developed several new techniques for RNA fingerprinting, managed and executed high-throughput gene discovery programs for various cancers and was instrumental in the company's early success in attracting research and development partners. In all, his work has resulted in a patent portfolio for over 350 unique genes and 2 products.

Richard Gabriel. Mr. Gabriel joined us in 2002 as a member of our Board of Directors. He continues in that capacity and in addition, in March of 2003, he agreed to accept the position of Chief Executive Officer and President. In this role, Mr. Gabriel is responsible for and oversees all aspects of the organization and formulates and communicates strategic direction. Prior to joining us, Mr. Gabriel consulted for several start-up companies while working as a partner at Genbiomics, LLC and as head of Life Sciences Practice at Semaphore, Inc. From 1998 until 2001, Mr. Gabriel served as Chief Executive Officer and President of Calix Corporation, parent company to Pharm-Eco Laboratories, Inc. He was one of five Core Team Members that set the overall strategic direction for Pharm-Eco Laboratories, Inc. and helped guide Pharm-Eco's high performance self-directed organization. He obtained his MBA from Suffolk University's Executive MBA Program, Boston, Massachusetts in 1985 and his B.S. in Chemistry from Ohio Dominican College, Columbus, Ohio in 1978.

Hector Gomez MD, Ph.D. Dr. Gomez has served on our board of directors since March 1, 2002 and serves as Chairman of the Board. In addition, in May of 2003, Dr. Gomez agreed to join us as Chief Medical Officer. In this capacity, he is responsible for overseeing and managing our efforts to commercialize our pharmacogenomic products. Mr. Gomez is Chairman of the Audit Committee. From 2001 to 2002, he was Chief Executive Officer of Zengen, Inc., a biotechnology company. From 2000 to 2001, he was Chief Executive Officer of Nutri Logics, Inc., a consumer products company. Prior to joining Nutri Logics, from 1994 to 1999, he was Chief Executive Officer of Transcend Therapeutics, a biotechnology company. Concurrent with these positions, since 1999, Dr. Gomez has served as a Clinical Associate Professor of Pharmacology and Medicine at the University of South Florida, College of Medicine (voluntary faculty). His research career to date has focused on the clinical pharmacology of Hypertension, Hypokalemia, Hyperglycemia, Hyperuricemia and Hypercholesteremia drugs.

Karen Surplus. In June of 2006, Ms. Surplus joined us as our Chief Financial Officer and Principal Accounting Officer. From 2003 until that time, Ms. Surplus had served as a consultant to our Company. From 1999 to 2003, she was Chief Financial Officer of Digital Fusion, Inc., a public information technology company. Prior to that, she served as Chief Accounting Officer from 1995 to 1999 for PowerCerv, Inc., a public company, and controller for a subsidiary of Progress Energy, Inc. for eight years. Ms. Surplus is a certified public accountant, obtained a Bachelor of Science degree with an emphasis in accounting from Kansas State University, and earned a Masters degree from the University of Tampa.

AUDIT COMMITTEE

We do not have a separate Audit Committee. Our full board performs the functions normally designated to an Audit Committee. Although we do not have an Audit Committee, Ms. Surplus is our Audit Committee Financial Expert. She has an understanding of generally accepted accounting principles and financial statements and has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves. She also has over 20 years experience preparing and evaluating financial statements that had a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements. She has an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions. Because of her position as Chief Financial Officer, Ms. Surplus is not "independent" with respect to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2007 certain information concerning beneficial ownership of shares of our stock and the approximate percentage of shares of our stock owned by (i) each person known to us to own 5% or more of the outstanding shares of stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group.

Name And Address Of Beneficial Owner (1)	Amount Of Beneficial Ownership	Percentage Of Class (2)
Tony Frudakis	21,562,829(3)	3.88%
Richard Gabriel	23,000,000(4)	4.12%
Hector Gomez	19,890,300(5)	3.57%

Directors and Officers as a Group (3 persons)	64,453,029	10.82%

(1)

Unless otherwise noted, c/o DNAPrint Genomics, Inc., 1621 West University Parkway Sarasota, FL 34243.

(2)

 Percentage of ownership is based on 537,933,964 shares of common stock outstanding on March 31, 2007.

(3)

 Represents 3,062,829 shares directly owned by Dr. Frudakis and 18,500,000 shares which may be acquired within 60 days by exercise of options.

(4)

Represents 1,500,000 shares directly owned by Mr. Gabriel, 18,500,000 shares which Mr. Gabriel may acquire within 60 days by exercise of options, 1,000,000 shares directly owned by Mr. Gabriel's wife, Monica Tamborini, and 2,000,000 shares which Ms. Tamborini may acquire within 60 days by exercise of options. Mr. Gabriel and Ms. Tamborini are married.

(5)

Represents 1,260,300 shares directly owned by Dr. Gomez, and 18,630,000 shares which may be acquired within 60 days by exercise of options.

DESCRIPTION OF SECURITIES

AUTHORIZED CAPITAL

Our total number of our authorized shares of common stock is 1,500,000,000 with a par value of $0.01 per share. Additionally, we are authorized to issue 10,000,000 shares of Preferred Stock, of which 50,000 are designated Series A.

COMMON STOCK

The holders of the common stock are entitled to receive, when and as declared by the Board of Directors, out of any assets of the Company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Upon the liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of common stock will be entitled to receive the assets of the Company in accordance with the provisions of the By laws. The common stock is not redeemable. The holder of each share of common stock shall have the right to one vote, and shall be entitled to notice of any stockholders meeting in accordance with the our Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law. There shall be no cumulative voting.

PREFERRED STOCK

Each holder of a share of Series A preferred stock has the right to one vote for each share of common stock into which such holder's shares of Series A preferred stock could then be converted. The liquidation value is $10 per share.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee of DNAPrint Genomics, Inc. Nor does any such expert or counsel have any contingent based agreement with us or any other interest in or connection to us.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT

LIABILITIES

Our Articles of Incorporation eliminate liability of our directors and officers for breaches of fiduciary duties as directors and officers, except to the extent otherwise required by the Utah Revised Statutes and except where the breach involves intentional misconduct, fraud or a knowing violation of the law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

HISTORY

We initially incorporated under the laws of the State of Utah on January 3, 1983 as Lexington Energy, Inc. and subsequently changed our focus to human genome sciences. In connection with this change in focus, on July 15, 2000, we acquired DNAPrint Genomics, Inc. through the issuance of 9,600,000 shares of our common stock. After the acquisition, we focused on the discovery and development of our TruLine products - TruSeq, SNiPscan and TruSpin. We actively engaged in human identification analysis and used our proprietary TruLine products to reduce the cost of producing a genetic profile to less than 50% of the standard price. Our strategy was to sell our proprietary reagent to geneticists at universities, hospitals and commercial laboratories working on genotyping projects. The reagent kit was designed to save researchers money in reagent costs. Companies that sold the reagents, however, made advances in their own reagents, which lowered the cost and ultimately negated the benefit of using our products. The technology was thus abandoned.

In 2001, Dr. Tony Frudakis, our founder, teamed with other scientists to conduct research to develop new genomics products with consumer, forensic and pharmacogenomics applications. However, lack of funding limited the amount of research conducted. We implemented cost cutting measures to conserve cash. In spite of these hardships; we were able to continue our research and development efforts on a reduced and limited basis throughout most of 2002 and 2003. During 2002, our Board of Directors began a search for new leadership. After a search for a new Chief Executive Officer/President, Mr. Richard Gabriel agreed to accept the position without requiring immediate cash compensation. Because we did not have cash available to pay Mr. Gabriel's salary, he agreed to enter into an employment contract for one year that granted him 1,500,000 shares of our stock in lieu of immediate cash compensation.

As Chief Executive Officer and President, Mr. Gabriel agreed to seek additional executive management, particularly a Chief Financial Officer, a Chief Operating Officer and a Chief Medical Officer and to locate a firm to represent us in raising investment capital sufficient to build and sustain the business over the next 2-3 years. Mr. Gabriel and the new management team successfully completed these goals. Mr. Gabriel hired our former Chief Financial Officer and Chief Operating Officer, Monica Tamborini, and our Chief Medical Officer, Dr. Hector J. Gomez. In May of 2003, Mr. Gabriel also convinced Ms. Tamborini and Dr. Gomez to agree to work initially without requiring immediate cash compensation. They agreed to enter into employment contracts with us for one year in return for stock grants of 1,000,000 and 1,250,000 shares respectively.

With executive management in place, we next developed a strategic plan to achieve our short-term goal of securing financing and our longer term goals of growth and stability. Where prior management saw partnering and licensing arrangements as the way to success, new management's view was that growth would occur with proven success. Management has emphasized demonstrating that our current products are viable, and management believes the shortest path to that goal is through concentrating our initial sales efforts on the consumer and forensic markets.

While we expect pharmacogenomics products to outperform other market products in the long run, their introduction to market has a longer time horizon and requires larger investments of time, personnel and capital before they produce revenue and generate cash flow.

Management sought investment bankers to represent us in our search for financing. In April 2003, we engaged an investment banking firm to assist us in our efforts to raise debt and/or equity capital. In December 2003, we successfully agreed to place $8,000,000 of our securities over approximately a 20-month period. Prior to completing this transaction, we had received funds from earlier private offerings. Together, these transactions gave us the critically required capital to fund our ongoing operations until our new financing was in place. In addition to the previously raised capital, management sought additional capital to fund expansion and acquisitions. Along with our investment bankers, we secured a commitment from Dutchess Private Equity Partners, LLC for the sum of $35 Million over a 24-month period which expired in May 2007. We also negotiated to acquire a stake in Biofrontera, a privately held German Biotechnology company.  At the time of the transaction, Mr. Richard Gabriel and Ms. Monica Tamborini were common, non-voting shareholders of less than 1% combined ownership in Biofrontera AG. Mr. Gabriel was made aware of the opportunity to invest in Biofrontera AG and presented it to our Board of Directors and was given instructions to proceed with the investment opportunity.

Effective September 28, 2004, we agreed to acquire a majority interest in Biofrontera AG over a 24-month period for a purchase price of 20 million Euros. Prior to the closing of the transaction, however, we concluded that proceeding with the proposed acquisition was not in our best interest. Therefore, we terminated the Biofrontera agreement on February 18, 2005.

On July 8, 2005, we entered into an agreement to purchase, and simultaneously closed upon the purchase of, an equity interest in Biofrontera. We purchased the interest in Biofrontera from Technologie-Beteiligungs-Gesellschaft mbH, an instrumentality of the German government. The securities purchased were shares of Biofrontera's series A Preferred Stock, as well as certain debt instruments. On August 8, 2005, we converted the securities purchased into Biofrontera's common stock. We paid approximately 1.8 million Euros, or $2.1 million, for our interest in Biofrontera. On September 19, 2005, we paid an additional 98,245 Euros, or $121,000, for an additional 98,145 shares of Biofrontera common stock, increasing our ownership of Biofrontera to approximately 18% at that point in time. In connection with the transaction, two of the members of our Board of Directors, Richard Gabriel and Hector Gomez, were retained on the Biofrontera board. During September 2005, Biofrontera completed its debt securities offering. At that time, the board seat previously held by Hector Gomez was filled by a representative of the debt securities group. Beginning in October 2006, Biofrontera securities were traded on the German public exchange.  To fund our current operations and make loan payments, during December 2006 and January 2007, we sold 82,000 shares of Biofrontera stock.  During February 2007, we entered into an agreement to sell the remaining shares. The securities in Biofrontera AG that we held were under a lock-up agreement with the DZ Bank in Germany and the lock-up was assumed by the acquiring party. The lock-up period remains in effect until October 31, 2007, and the securities were not sold or intended to be sold as publicly traded shares.

We acquired Trace Genetics late in the second quarter of 2005. Trace Genetics brought two new complementary technologies to our autosomal testing for determining the percentage of a person's ancestry: Y-chromosome testing for tracing ancestry by following the direct paternal line and mitochondrial, or mtDNA, testing for the direct maternal line. Trace also maintains one of the largest Native American mtDNA databanks in North America. Other similarly large databases are controlled by groups such as the Sorensen foundation, various Native American foundations and tribes, and some Universities.

On October 12, 2005, we formed DNAPrint Pharmaceuticals, Inc., a wholly-owned pharmaceutical subsidiary focused on personalized medicine.

On October 25, 2005, we acquired all of the stock of Kenna Technologies, Inc. Kenna develops software and related technologies for building computational models that mimic complex biological systems. We expect that Kenna's computational models will become key components for our development of more effective therapies and diagnostic products. In acquiring Kenna, we also gained access to Kenna's BoneFusion and CellCycleFusion models, which simulate bone remodeling processes and molecular pathways. These pathways are common targets of current cancer therapies. We exchanged 1,500,000 shares of our common stock for all the outstanding shares of Kenna. In addition, we hired certain key employees of Kenna, including Drs. Barbara Handelin and Tandy Herren, who support the clinical development of our pharmacogenomics products with simulations to help design optimal clinical trials.

On November 30, 2005, we acquired certain assets used in the drug and diagnostic discovery business of Toronto-based Ellipsis Biotherapeutics Corporation. We formed a wholly-owned Canadian company, also named Ellipsis Biotherapeutics Corporation, to operate these assets. Ellipsis performed contract SNP, or single nucleotide polymorphisms, genotyping for academic centers, hospitals, human health care corporations and biotech companies. Its diverse services include human, plant and animal analyses.

The acquired assets consisted of Ellipsis' operating assets, including genotyping equipment, automated sample preparation devices, DNA preparation, measurement and amplification technologies, laboratory equipment, computers and office supplies related to these activities, the corporate premises, name and logo and certain intellectual property and committed contracts. We anticipate that the Ellipsis assets will assist with clinical genomics and genotyping. In consideration for the Ellipsis assets, we issued 6,500,000 shares of our common stock and assumed certain liabilities in the approximate amount of $600,000. Dr. Laurence Rubin has agreed to continue managing the operations in Toronto.

During March 2007, we entered into another agreement with Dutchess where we secured a commitment from Dutchess Private Equity Partners, LLC for the sum of $10 Million over a five-year period.

THE PHARMACOGENOMICS MARKET

A 1998 study of hospitalized patients published in the Journal of the American Medical Association reported that in 1994, adverse drug reactions accounted for more than 2.2 million serious cases and over 100,000 deaths, making adverse drug reactions, or ADRs, one of the leading causes of hospitalization and death in the United States. As noted by Ross and Ginsburg in the American Journal of Clinical Pathology, "As many as 20% to 40% of people receiving pharmaceutical agents may be receiving the wrong drug."

Currently, there is no simple way to determine whether people will respond well, badly, or not at all to a medication; therefore, pharmaceutical companies are limited to developing drugs using a "one size fits all" system. This system allows for the development of drugs to which the "average" patient will respond. However, as the statistics above show, one size does not fit all, sometimes with devastating results. As discussed at the March 11, 2006 American Society for Clinical Pharmacology and Therapeutics Conference by Janet Woodcock, M.D. Deputy Director of the FDA, the American medical system cannot afford to continue to ignore the obvious variability in how individuals respond to most drugs. There is increasing obligation for the pharmaceutical industry - and the regulatory oversight agencies - to use all available knowledge and technologies to accelerate the development of drugs that can be prescribed with better understanding of which patients can safely take which medicines that also will be effective treatment from them. Dr. Woodcock also said:

"At the FDA, we currently see only a trickle of applications containing pharmacogenomic information, but we expect this trickle to become a flood over the next five years. And this is only good news for patients and their families. For the first time, physicians will have a chance to treat people as individuals, not as members of a "population." We will also be able to treat patients based on the actual biology of the disease--not just according to their symptoms. People often have similar symptoms, but actually have very different underlying diseases that need different treatments. The pharmacogenomics revolution gives us a chance to sort this out and to treat people with the kind of therapy that's appropriate for them, personally. This gives all of us the chance to fulfill the promise of the entire discovery and all the investment in biological science that's been going on during the last 30 years. And it will really help and enhance the health of all Americans."

Testing individuals to predict their genetic pre-disposition to drug response is known as pharmacogenomics. The term comes from the words pharmacology and genomics and is thus the intersection of pharmaceuticals and genetics. Pharmacogenomics enables physicians to tailor drug therapies, including formulation and dosage, for individuals based on their genetic composition. By using predictive response genetic testing, rates of therapeutic success, known as treatment efficacy, are increased, and ADRs, are decreased. Pharmacogenomics combines traditional pharmaceutical sciences such as biochemistry with annotated knowledge of genes, proteins and single nucleotide polymorphisms, known as SNPs. According to Human Genome Project Information, (www.ornl.gov/sci/techresources.Human_Genome/medicine/pharma.shtml), Pharmacogenomics is anticipated to provide the following benefits:

- More powerful medicines that are targeted to specific diseases. This will maximize therapeutic effects and decrease damage to nearby healthy cells.

- Better, safer drugs the first time by analyzing a patient's genetic code or important segments of the patient's code versus trial and error prescribing based on reviewing the impact of a drug after a patient takes it.

- More accurate methods of determining appropriate drug doses not based only on a patient's weight or body mass but also based on the patient's metabolism. This will maximize the therapy's value and minimize the chance for overdose.

- Improvements in the drug discovery and approval process because trials are targeted for specific genetic population groups providing a higher chance of success. This can reduce costs of trials and risk of side effects.  Previously failed drug candidates might be revived if they can be matched appropriately with a specific population.

- Decreases in overall cost of health care because of reduced ADRs, reduced failed drug trials, shortened FDA drug approval timeframes, limited treatment duration because the drug is more effective, linked to early detection and resulting in better preventative care.

A pharmacogenomics test is taken from the patient either through a blood sample, tissue sample or a mouth swab. The DNA is then extracted from the swab, blood or tissue and analyzed by our scientists on the gene analysis machines that we have. The data is analyzed and compared to other data that we have obtained to identify the results. From this data that we obtain from the DNA, we are able to provide the physician and the patient with information regarding the potential effect of a drug upon that patient. This test uses identified genetic markers and our genetic ancestry markers to determine the suitability of a drug or treatment for a particular patient. We have not as yet obtained FDA approval under section 510k and currently do not provide any information to physicians or patients that may influence their treatment regimes.

The major barrier to pharmacogenomics progress is complexity of the research efforts that are still in early stages of finding gene variations that affect drug response. Millions of SNPs must be potentially identified and analyzed to see if they affect drug responsiveness. Additionally, many genes work in combination and thus, understanding the impact of combinations of SNPs will be critical. Unfortunately, this effort is also time consuming and expensive.

In November 2003, the FDA issued "Guidance for Industry Pharmacogenomic Data Submissions." We believe that, in this guidance, the FDA offers support for pharmaceutical companies developing drugs using genetic testing and genomic research for drug approvals. Under the guidelines, if a genetic test is new or is not widely accepted, then its use is `voluntary' to the drug's submission. If a test is `validated and accepted' then the guidelines suggest its inclusion in the submission. In both cases, our products and services can provide a valuable tool for drug development. We can help identify patients who might not respond favorably to a new medication, either by failure to gain the intended treatment objective or by expression of an adverse reaction, and thus eliminate those patients from the treatment or clinical trial. This testing could improve the drug's efficacy statistics because there may be fewer non-responders in the trial and reduce its toxicity profile because there would be fewer individuals who have an adverse drug reaction. This testing may increase the likelihood that the drug meets FDA requirements and gains market approval.

During 2005, the FDA issued a mandate to include pharmacogenomics as part of the New Drug Development Process. This mandate has been most recently declared in two publications: the Guidelines for Pharmacogenomic Data Submission dated March 22, 2005, and the Concept Paper: Drug-Diagnostic Co-Development (Theranostics) dated April 11, 2005.

OUR PHARMACOGENOMICS PRODUCTS

Pharmacogenomics is the study of the relationship of a person’s genetic profile and how it reacts in response to disease and the pharmaceutical treatment of that disease.  We are developing diagnostic tests which are used to identify which patients have the highest likelihood of gaining therapeutic benefit from drug treatment also known as theranostics products which is defined as the combination of a drug and diagnostic test under one FDA approved label.  Currently all of our pharmacogenomics products and tests are in research and development and we have not derived any revenues from our pharmacogenomics projects to date.

A pharmacogenomics test is taken from the patient either through a blood sample, tissue sample or a mouth swab. The DNA is then extracted from the swab, blood or tissue and analyzed by our scientists on the gene analysis machines that we have in our laboratories. The data is analyzed and compared to other data that we have obtained to identify and qualify the results of the analysis. From this DNA analysis, we are able to provide the physician and the patient with information regarding the potential effect of a drug upon that patient. This test uses identified genetic markers and our genetic ancestry markers to determine the suitability of a drug or treatment for a particular patient. We have not as yet obtained FDA approval under section 510k and currently do not provide any information to physicians or patients that may influence their treatment regimes.  We continue to perform research and development using our techniques and practices but we have not yet submitted any data for FDA review and comment for any of our diagnostic or drug and diagnostic combinations.

The company is developing drugs and diagnostics products. All our drug programs described are development projects for prescription medicines that will have to be approved by the FDA before going to the market. The full development process from the initial laboratory up to the market place is listed below:

•

Discovery

•

Preclinical

•

File for Investigational new drug application with the FDA at this time

•

Clinical Phase I

•

Clinical Phase II

•

Clinical Phase III

•

File for new drug application with the FDA at this time

•

Registration of product

•

Take product to market

In October 2005, we created a new subsidiary, DNAPrint Pharmaceuticals, to focus on delivering diagnostic and theranostic products to the market in support of pharmacogenomic opportunities. We are developing several theranostics projects.  Theranostics are the combination of a drug and diagnostic test.  We believe theranostics adds value to the clinical trial process, improves the real-time treatment of disease, and makes treatment more cost-effective.  For each of our theranostics projects, we are developing a test to help predict the patients’ response to a drug and a drug that can be given to the patient if they are a good candidate for the drug based upon the genetic testing.  Both the drug and the test are under development.  The following table contains our theranostics projects for specific indications that are in development as of March 2007:

THERANOSTICS INDICATION

PT-401	Anemia - Renal Failure
PT-501	ADHD
PT-502	Drug Addiction
PT-503	Depression

PT-401 Anemia - Renal Failure: As announced on March 14, 2006, tests of our Super EPO dimer in animal models of anemia showed that it was several times more effective and longer acting than the currently available erythropoietin. In vitro testing in cell cultures revealed significant positive biological activity. In addition, in vivo testing in mice demonstrated robust stimulation of red blood cell production. Further analytical testing showed unique biochemical properties that distinguish it from currently marketed red blood cell growth stimulating drugs.  This project is in the preclinical stage.  We anticipate filing the investigational new drug application also known as the “IND” with the FDA for this product in 2008 and filing the new drug application with the FDA during 2010.   These timeframes assume we will be able to complete clinical trials and the results of those trials will be favorable.  There is a high likelihood that these timeframes could take longer and only a small percentage of drug candidates that begin clinical trials are ultimately approved.

PT-501 ADHD, PT-502 Drug Addiction, PT-501 Depression: In January 2006, we entered into a Research Sponsorship Agreement with the Massachusetts College of Pharmacy and Health Sciences for the potential development of compounds as possible medications for drug abuse, attention deficit hyperactivity disorder and depression.  These projects are in the preclinical stage.  For PT-501 and PT-502, we anticipate filing the investigational new drug application during 2008 and the new drug application with the FDA during 2011.  For PT-503, we anticipate filing the investigational new drug application with the FDA during 2009 and the new drug application with the FDA during 2012.  These timeframes assume we will be able to complete clinical trials and the results of those trials will be favorable.  There is a high likelihood that these timeframes could take longer and only a small percentage of drug candidates that begin clinical trials are ultimately approved.

OUR DIAGNOSTIC PROJECTS

For each of our diagnostic projects, we are developing a test to help determine which patients might react to the particular indication (ie. might have a high likelihood of developing pre-diabetes diabetic complications) and then the patient can seek the appropriate treatment as needed based upon their response to the test.

Our diagnostic programs will also have to be approved by the FDA but they can be offered initially as a research service to doctors prior to any FDA approval and later on will be submitted to the FDA for approval of the test to be used by consumers before going to the market.

A diagnostic test follows several stages of development as shown in the graph below:

We currently have the following diagnostic projects under development:

DIAGNOSTICS	INDICATION
OVANOME	Ovarian Cancer
STATINOME	Safety of Statins
DIABETES-CD59	Pre-diabetes Diabetic Complications
PONV	Post-Operative Nausea and Vomiting

Ovanome: We began a study with Genomics Collaborative Division of SeraCare Life Sciences, Inc. Samples have been received from them and used to conduct a validation of the test.  There is no formal agreement.  We have acquired the samples from SeraCare for $141,596 and own any research and development from our work.  We believe this has advanced the development and improved the quality of the diagnostic test for ovarian cancer.  This diagnostic product is in Phase I of the process.

Statinome: During 2005, we began a study with Genomics Collaborative Division of SeraCare Life Sciences, Inc. that also included the Statinome program.  We are developing a test to determine how patients react to certain statins.  Statins are drugs used to treat high cholesterol and help prevent or slow down the progression of heart disease.  Samples have been received from SeraCare for $116,262 and used to conduct a validation of the test. An abstract was presented at the last meeting of the American Society of Clinical Pharmacology and Therapeutics which was held on March 10, 2006 in Baltimore. Also, a paper has been prepared and submitted for publication.  This diagnostic product is in Phase I of the process.

Diabetes C59: On January 24, 2006, we entered into an exclusive license agreement with Harvard College through the Laboratory for Translational Research at Harvard Medical School. The Harvard license agreement provides for sponsored research and the clinical development and commercialization of a diagnostic test targeting early identification of the population at risk of developing vascular diabetic complications. The research is being conducted under the supervision of Dr. Jose Halperin.  This diagnostic product is in Phase II of the process and we anticipate to offer it as a research service to doctors in 2008, before obtaining FDA approval for the kit in 2009-2010.  The FDA approval timeframe assumes we will be able to complete clinical trials and the results of those trials will be favorable.  There is a high likelihood that these timeframes could take longer and only a small percentage of products and services that begin clinical trials are ultimately approved.

PONV is a diagnostic test that will assist in selecting appropriate anesthesia and pain management treatments. There is increasing evidence that certain individuals may have a predilection to nausea and vomiting in response to routine anesthesia and certain post operative pain medications. On average, 50% of individuals undergoing routine, non-abdominal surgery under general anesthesia will experience post operative nausea, and 30% or more will have vomiting in recovery that requires drug therapy to prevent complications.

OUR GROWTH STRATEGIES IN THE PHARMACOGENOMIC MARKET

By leveraging our proprietary technologies, we believe we are positioned to serve the growing compliance and operational needs of pharmaceutical companies and institutional researchers. We will continue to seek product and market relationships that expand and enhance our ability to apply our technology to existing medications or new medications, improving drug efficacy and reducing patient side effects by better understanding the genetic makeup of individuals. We believe the future of drug development and drug approval as outlined by recent FDA writings will force the industry to recognize smaller market opportunities with higher efficacy profiles and significantly reduced or diminished side effects.

We will continue work on Ovanome, a Taxol screening diagnostic test, and Statinome, a test for the cardiac drug market, which are both currently under development. Our Ovanome technology is under development with researchers at the Moffitt Cancer Center in Tampa, Florida, and we are in the midst of completing an initial 80-person trial under an approved Internal Review Board, or IRB, which approves all clinical trial related work at the center. We are also enrolling an additional 200 subjects to further validate and support the data we obtained in our earlier trial. We will continue to explore joint venture opportunities, particularly within the pharmacogenomic segment, in order to potentially expand our position within the pharmaceutical market. A major goal of our joint venture program is to seek opportunities for a drug pipeline acquisition. Our recent licensing of a 'Super' Erythropoietin, or ‘Super EPO,’ molecule from Beth Israel Deaconess Hospital is a step forward in that direction. We plan to combine our ability to screen patients and track patient response to the standard form of EPO when compared to our newer, 'Super EPO.' We believe this will improve our clinical efficacy and reduce the unwanted side-effects of standard EPO treatment for anemia.

In October 2005, we acquired Kenna Technologies. Kenna develops software and related technologies for building computational models that mimic complex biological systems. By acquiring Kenna, we also gained access to Kenna's BoneFusion and CellCycleFusion models, which simulate bone remodeling processes and molecular pathways. These pathways are common targets of current cancer therapies. Utilizing these models may lead to shorter drug development timelines and thus reduced costs as they help in the design of optimal clinical trials. Computational models, developed with our proprietary methods, test multiple complex scenarios of dosing, patient factors, disease progression over time, genetic variation in drug response and can provide insight into the potential outcomes of long-term treatments which are too costly to test in human studies. We are currently using these models with respect to the PT-401 Super EPO project and will use these and other models in our research and development of our products. We also hired certain key employees of Kenna, including Drs. Barbara Handelin and Tandy Herrin, who will support the clinical development of our PT-401 with simulations to help design optimal clinical trials.

THE FORENSICS MARKET

Testing DNA from a crime scene to create a physical profile is a new market based on evolving technologies. Common hereditary traits such as skin pigmentation, eye color, hair color, earlobe attachment and height can theoretically be predicted through analysis of DNA sequences. We believe that we are the first to use DNA gathered as evidence from a crime scene to successfully predict the donor's continental genetic origin and linking that to our photo-database gallery, providing law enforcement officers with a general description of the donor.

There are approximately 5,200,000 reported incidents of violent crime, comprised of rape, robbery, and aggravated assault, in the U.S. each year according to the Homicide Trends in the United States. In the vast majority of violent crimes, DNA evidence is left at a crime scene or on a victim's body. Of these 5.2 million reported incidents, a small percentage of the cases result in arrests. Forensic DNA tests can enable a greater degree of success in prosecuting violent criminals.

OUR SERVICES FOR THE FORENSICS MARKET

We created DNAWitness 2.5 for the forensics market. Law enforcement officers use this testing service to determine genetic heritage from DNA samples obtained from crime scenes, saving time and money by narrowing the list of potential suspects. Current forensic DNA products in the market act like a fingerprint and can only be used to match DNA specimens. To our knowledge, DNAWitness is the first forensic product that provides predictive capability. DNAWitness provides the percentage of genetic make up amongst the four possible groups of Sub-Saharan African, Native American, East Asian, and Indo-European. When appropriate, DNAWitness allows for a breakdown of the European ancestry into four components: Northern European, Southeastern European, Middle Eastern and South Asian. The results of these tests can be very useful for inferring certain elements of physical appearance.

DNAWitness has been used in several law enforcement cases. The Louisiana Serial Killer Case was one case where the use of DNA Witness was considered a major contributor to identifying the killer who has since been convicted and sentenced. This case was featured at an educational workshop for law enforcement at the American Academy of Forensic Scientists in February 2006. Additionally, DNAWitness received national attention when police made an arrest in a case involving the double murder of two women in Napa, California, after narrowing down a list of potential suspects. The test eliminated an entire group of individuals who worked and lived in the Napa Valley area as potential suspects. Initial DNAWitness 2.5 customers include medical examiner's offices, special task forces, sheriffs' departments, and district attorney's offices from various cities. Initial response from preliminary application of this forensics version to various high profile criminal cases has been promising.

Our DNAWitnessTM services suite now includes:

DNAWitnessTM 2.5 -- Tests crime scene DNA to assist detectives, forensic scientists and medical examiners in corroborating eyewitness reports and confirming suspect identities. DNAWitness 2.5 provides a BioGeographical Ancestry report that includes a photo database for reference samples of individuals. Reported ancestral origins are Sub-Saharan African, Native American, East Asian and Indo-European.

EuroWitnessTM 1.0 -- Tests crime scene DNA to determine more specific geographic origins if the test sample ancestry is 50% or more Indo-European. EuroWitnessTM 1.0 provides a BioGeographical Ancestry report that includes relative percentages of Northern European, Southeastern European, Middle Eastern or South Asian.

RetinomeTM -- A predictive test for individual eye color from DNA. RETINOME predicts eye color if the sample is 50% or greater European ancestry as to whether eye color is blue, mostly blue, brown or mostly brown. A representative eye photo database is also provided along with relevant photo database pictures of the individual references.

STR-WitnessTM -- A genetic "matching" used as a bar code to track and report the samples. STR-Witness is the same test used for determining an individual's identity from an available DNA sample. Crime labs run this test to screen the Federal Bureau of Investigation's Combined DNA Index System, or CODIS, database for possible matches.

DNAWitness-YTM -- A Y-chromosome test that determines the direct paternal ancestral lineage from the male sex chromosome. DNAWitness-YTM can be used as an identification tool in cases where a mixture of male and female samples exists.

DNAWitness-MitoTM -- A mitochondrial DNA test that examines ancestral lineages along the maternal line.  DNAWitness-MitoTM can be used as an identification tool when other DNA testing fails to yield results or the DNA sample is too deteriorated.

The forensic Bio-Geographical ancestry testing provided by us has been validated to be sensitive and highly reproducible as discussed in the article “Powerful but Requiring Caution: Genetic Tests of Ancestral Origins” in the National Genealogical Society Quarterly, 93 (December 2005).  The reproducibility, sensitivity and accuracy validation studies of DNAWitness have been performed by us and are available online at the validation section of www.DNAwitness.net.  Ongoing studies have confirmed the initial validation material as accurate and show the technology to be very reliable.  We have also had numerous blind challenges by law enforcement agencies that have been correct and representative of the samples submitted. Studies with the San Diego Police Department Crime lab, the Forensic Science Service of the UK, and National Center for Forensic Sciences at the University of Central Florida were performed from November 2002 to January 2003 and the results were consistent and accurate with the self-described ancestry of all participants.  Photographs of some participants and their ancestry scores are available at the above web page.  In March 2003, members of the multi-agency task force for the South Louisiana Serial killer submitted their samples in a blind trial.  In all cases their results were consistent with the self-described ancestry of the task force members.  In addition, we have produced a database of over 4,700 samples of various populations, and ethnic groups, which have been analyzed with the DNAWitnessTM technology.  The information contained in the database shows consistent results between self-described ancestry, physical features and the results of the technology.

We currently market and distribute our forensic services.  At this time, there is no government regulation of these services.  The revenues for the above suite of DNAWitnessTM services are charged an amount per sample tested.  During 2006, we recorded revenues of $50,500 for this suite of DNAWitnessTM products.

GROWTH STRATEGY IN FORENSICS

We are investigating avenues to encourage federal, state and local governments, crime laboratories and law enforcement agencies to use DNAWitness to help solve cold cases, current serial killer cases and other violent crimes. By using DNAWitness on a routine basis, witness information can be corroborated, and where no witness is present, DNAWitness can provide a "fuzzy sketch" of the persons who left evidence at a crime scene, possibly reducing the cost and delay inherent to unguided investigation of a large pool of potential suspects Our 2007 plans include seeking American Society of Crime Laboratory Directors or ASCLD accreditation of our laboratory for forensics work tied to court testimony. Once accredited, either through acquisition of another forensic operation or development of our own operation, we will also be able to offer conventional DNA testing to our clients. Accreditation would allow us to capture a greater portion of this market and to offer a full range of services to our clients. We continue to go to trade shows to increase the awareness of our products with the law enforcement community.

THE CONSUMER SERVICES MARKET

The consumer genealogy market is fueled by a natural desire to understand our family lineage and our genetic heritage.  It is possible that the market for genetic testing is a passing fad and that public interest in genetic genealogy testing will substantially decrease.  There is also a market for paternity and other tests related to family lineage but we do not aggressively pursue this market opportunity at this time. We serve both of these consumer markets through direct sales and independent service providers.  Our consumer services are distributed mainly by us.  We also have service providers who market and distribute our consumer services.  Currently there is no government regulation over ancestry products.

OUR PRODUCTS FOR THE CONSUMER PRODUCT MARKET

We were one of the first companies to offer DNA tests that predict genetic heritage. Additionally, to the best of our knowledge, we offer the only pan-chromosomal assay for genetic ancestry which provides information on a person's maternal and paternal lineages.  We currently have a reseller, Sorenson Genomics, LLC, which accounted for $513,837 of our revenue during 2006.  We have a basic reseller service provider agreement with them that can be terminated at any time. This agreement provides that we offer Sorenson our basic customer service products for Sorenson to resell and payment terms to us are net, thirty days.

Our genealogy product, AncestryByDNATM 2.5, provides an inference of an individual's genetic ancestry or heritage. AncestryByDNATM 2.5 carefully selects and analyzes certain genetic markers from the human genome which are more prevalent in people from one continent versus another. Using complex statistical algorithms, AncestryByDNATM 2.5 can determine which of the major bio-geographical ancestry groups, Sub-Saharan African, Indo-European, East Asian or Native American, a person belongs. The genetic test can also determine the relative percentages of these ancestry groups which are present in cases of people of mixed background. We market this product to individuals or groups interested in understanding their lineage or learning more about their genetic ancestry.  During 2006, we recorded revenues of $1,145,458 for AncestryByDNATM.

We introduced EuroDNATM 1.0 in the marketplace in late 2004. The EuroDNATM 1.0 product measures European sub-ancestry. "European" ancestry, as determined by AncestryByDNATM 2.5, refers to a type of ancestry shared by people who derived from the Middle East some 50,000 years ago and spread to occupy Europe, the Middle East, parts of Eurasia and South Asia. EuroDNATM 1.0 breaks the European ancestry into 4 groups, reporting individuals' ancestral percentages for each of the following: Northwestern European, Southeastern European, Middle Eastern and South Asian.  During 2006, we recorded revenues of $178,320 for EuroDNATM.

Our Bio-Geographical ancestry testing provided has been validated to be sensitive and highly reproducible as discussed in the article “Powerful but Requiring Caution: Genetic Tests of Ancestral Origins” in the National Genealogical Society Quarterly, 93 (December 2005).

In June 2005, we acquired Trace Genetics, an identity genomics company located in Richmond, California. The company had three ancestry tests that were added to our family of tests. They include:

"Ancestry Mito" mtDNA Test which traces the origin of the customer's direct maternal line, or mother's mother's mother. There are 30 major maternal lineages, or haplogroups, that have been identified worldwide.  We can expand this testing further by our Native American mtDNA test which tests the customer's mtDNA sequence against the Native American mtDNA database to see if we can make any tribal matches when the customer is one of 5 haplogroups that are Native American in origin.  During 2006, we recorded $166,815 of revenue for these services.

"Ancestry-Y" SNP which traces the origin of the customer's direct paternal line, or father's father's father. There are 18 major paternal lineages, or haplogroups, that have been identified worldwide. Two of the 18 haplogroups are found in Native American populations, Q and C. This test includes these two haplogroups.  During 2006, we recorded $87,720 of revenue for this service.

GROWTH STRATEGY IN CONSUMER PRODUCTS

We currently have several service providers that sell our consumer products. We use our service providers as well as Internet and paper-based publication advertising, such as Google and Family Tree magazine, to grow sales of our consumer products. Our consumer sales volumes seem to increase when we are featured in articles and television programs. We have been featured in multiple local and national publications and television programs. We will continue to strive to get the article and television program coverage as well as pursue other avenues of marketing. Our consistent sales come through our service providers. We will also continue to pursue adding service providers to increase our sales volume of our consumer services.

THE CONTRACT SERVICE OUTSOURCING MARKET

Contract genotyping is the process of reading a genetic sequence and identifying differences in the sequence letters. This information helps researchers understand how human differences are expressed at the gene level. We provide universities and drug discovery companies the ability to outsource some or all of their research needs for genotyping. The pharmaceutical and drug discovery segments of the outsourcing market continue to grow.

OUR GENOTYPING SERVICES

We provide services that range from sequencing and genotyping to the entire process of SNP discovery to large industrial customers. Contract genotyping is the process of reading a genetic sequence and identifying differences in the sequence letters. For example, in comparing diseased tissue with normal tissue, we are able to see the differences in the sequence letters. This information helps researchers understand how human differences are expressed at the gene level. They can then search for and develop preventative treatment and effective therapeutic courses to alleviate disease symptoms.

A critical factor to the success of research and development of pharmacogenomics assays is the ability to do high through-put genotyping. To this end, we acquired certain assets from a Canadian company and formed our subsidiary Ellipsis. Ellipsis has a Beckman-Coulter SNPstream that is capable of using a new 48-plex system, which allows for greater capacity of SNP testing at less cost. We currently have a total of three SNPstream machines enabling us to offer testing services that can validate markers at high volumes, which is especially useful in the later stages of drug and diagnostics development during large clinical trials.

Ellipsis also has an Illumina BeadStation 500G system, which also runs very high capacity analysis. The Illumina system is 50 to 100 times higher capacity but is not as efficient from an expense perspective at lower numbers of SNPs making the Illumina a more ideal research tool in screening whole genomes across hundreds of thousands of SNPs.

These platforms enable us to do a variety of testing of DNA samples for pharmacogenomic efforts as well as generating revenue from projects for academic and business organizations. Ellipsis has extensive experience working with DNA samples from a variety of sources and projects, including agricultural to human disease applications.

We currently market and service our genotyping services.  Currently there is no government regulation over the services we provide.  During 2006, we recorded revenue of $311,742, $147,397 and $187,997 from three different genotyping customers.  We do not have any agreements with these customers.  We provide them services when they provide us a request and a purchase order.  These customers are biotechnology companies, whom we do research projects for them and since these projects are typically not ongoing projects, the customers may not be recurring customers going forward.

GROWTH STRATEGY FOR CONTRACT GENOTYPING

We continue to pursue customers within the contract genotyping market. To date, our customers have come to us either through client referrals or our general website. In the future, we plan to concentrate our genotyping services on specific diseases, including cancer, neurological disorders, and heart disease. By concentrating on specific diseases, we hope to develop an expertise that will attract customers in those areas requiring external assistance and additional research capacity. Through this strategy, we will continue to build our reputation as a reliable and cost effective supplier of high quality data.

RESEARCH AND DEVELOPMENT

The primary objective of our near term research and development efforts in pharmacogenomics will be to expand our library of predictive drug response tests to include multiple therapeutic areas including commonly used FDA approved drug therapies. Although our products are diverse and address different market areas and needs, the base technology is the same. We believe research in one area will often provide benefit to our other products.

In 2004, we conducted research for enhancements to DNAWitness. The research included much needed sample collection for our eye and hair color studies. In early June of 2004, we introduced a new tool to our forensic customers. We compiled a volunteer photo database that we can use to help investigators visualize the DNA donor. This new tool augments the effectiveness of our product, DNAWitness. During the third quarter of 2004, we completed work on our eye color service, RETINOME, and EuroDNATM, a service that allows customers to determine their Northern European, Southeastern European, Middle Eastern and South Asian ancestry and introduced them to the market. We continue our research work on the STATINOMETM and ace inhibitor projects. We also, in conjunction with researchers at the Moffitt Cancer Center, continue work on OVANOMETM and other identified cancer projects. We continue to evaluate and analyze our preliminary results and to extend those results to other patients' samples for Taxol, Statins, and Ace inhibitor work. Our work in forensics is continuing to expand the physical descriptors that can be derived from crime scene DNA samples. Our research also continues in hair color, skin shade, and we continue to work to improve our recently introduced eye color predictor model. Additionally, we continue to collect volunteer photo database samples and will incorporate those new samples into our forensic photo database array in the near future.

During 2005, we began our work, which is continuing, on Erythropoietin, or EPO, with Beth Israel Deaconess Medical Center and Dr. Arthur Sytkowski, a director at Beth Israel. EPO is a glycoprotein naturally made by the body to stimulate red blood cell production; the currently marketed forms are manufactured using recombinant DNA technology and are used to treat anemia or low blood cell count.  During 2006, we began working with KBI BioPharma for the production development of our EPO product.

Also during 2005, we entered into an agreement with Dr. Mark Froimowitz to develop a series of methylphenidate analogs or Ritalin-like compounds targeting the clinical development of enhanced pharmaceuticals for the treatment of drug addiction, attention deficit hyperactivity disorder and depression.

During 2006, we began our work, which is continuing, on CD59 with Harvard College through the Laboratory for Translational Research at Harvard Medical School.  CD59 is a new antibody-based monitoring test to identify the diabetic population at increased risk of developing vascular complications such as kidney disease, blindness, amputations, loss of nerve function, and cardiovascular disease, before irreparable organ damage has occurred. Use of such tests by diabetic patients will decrease morbidity and mortality by increasing their compliance with therapy(ies) and encouraging beneficial lifestyle changes.  There is currently no such test on the market.

During 2006 our direct expenditures on our research and development projects were $2,221,000 for PT-401, $1,020,000 for CD-59, $325,000 for PT-500’s, $98,000 for Post-operative nausea and vomiting, $80,000 for Statinome and $13,000 for Ovanome.  During 2006 and 2005, we spent a total of $$6.4 million and $2.1 million, respectively in research and development.

STRATEGIC ALLIANCES

Beth Israel Deaconess Medical Center License Agreement

Effective April 4, 2005, we entered into a license agreement with Beth Israel Deaconess Medical Center (“Beth Israel”), a Massachusetts nonprofit corporation, to develop a new, more potent and longer acting form of the anemia drug Erythropoietin, or EPO.

EPO is a glycoprotein naturally made by the body to stimulate red blood cell production. The currently marketed forms are manufactured using recombinant DNA technology and are used to treat anemia or low blood cell count. Under the agreement, Beth Israel has granted us an exclusive license to United States and foreign patents related to certain forms of EPO. We have the right to develop, use, market and sell products derived from the licensed patents.

In exchange for the license, we paid Beth Israel a $25,000 signing fee and agreed to make certain milestone payments linked to their progress in developing marketable products from the licensed technology. The total of payments, if all milestones are reached, is $2,150,000. The milestone payments are nonrefundable. Up to $200,000 of this amount is creditable against future royalties. In addition to the milestone payments, we must also pay Beth Israel an annual royalty of 4% of the net sales of all products developed from the licensed technology. A minimum royalty payment of $100,000 a year is due upon the commencement of commercial sales in any territory worldwide.  Beth Israel has the right to terminate the agreement given thirty days notice of a default.

KBI BioPharma

During late March 2006, we entered into a services agreement with KBI BioPharma for the production development of our EPO product. The total estimated price is $2,840,000 of which $576,000 has been paid and approximately $817,000 has been accrued.  KBI is not required to give us the results of their services until they have received payment from us.  During the fourth quarter of 2006, these services were put on hold pending receiving additional funding.

Consulting Agreement with Dr. Arthur Sytkowski

Effective August 1, 2006, we entered into a one-year consulting agreement with Dr. Arthur Sytkowski, a Director of Beth Israel, to consult on the development of a new, more potent and longer acting form of EPO. Under the consulting agreement, Dr. Sytkowski has agreed to perform certain consulting services, including advising on medical, regulatory and patent issues, training personnel and providing assistance with EPO research and development. In exchange for the services, we will pay Dr. Sytkowski $10,000 a month for twelve months, five annual incentive payments of $25,000 each, and certain milestone payments of $125,000 linked to our progress under the Beth Israel license in developing marketable products from the licensed EPO technology. The total of all payments to Dr. Sytkowski under the agreement, assuming all milestones are reached, is $370,000. The milestone payments will be reduced - dollar for dollar - to the extent Dr. Sytkowski receives payments from Beth Israel relating to the same milestone events under the Beth Israel license.   Either party can terminate this agreement upon ninety days written notice to the other; however, Dr. Sytkowski is still entitled to receive the milestone payments unless he is in violation of the agreement.   On March 1, 2007, we entered into a letter agreement with Dr. Sytkowski whereby he agreed to accept shares of our common stock in lieu of payments due under the consulting agreement. At March 31, 2007, we had paid him $105,000 and had a remaining commitment of $265,000.

Collaborative Research Agreement with Beth Israel

Effective July 1, 2006, we entered into a one-year collaborative research agreement with Beth Israel Deaconess Medical Center. Under the terms of the agreement, Beth Israel is providing four researchers to us, for a period of one year to conduct certain research work related to our EPO research. The total cost per the amended agreement is $593,436.  This agreement can be terminated in the event that either party is in default of a material obligation and fails to remedy such default within thirty days after receipt of written notice.  At March 31, 2007, we had paid $173,906 and had a remaining commitment of approximately $420,000 remaining of which approximately $271,000 is accrued.

Consultant Agreement with Member of Our Scientific Advisory Board

During May 2005, we entered into a one-year agreement with our Scientific Advisory Board member, to continue collaboration with us to develop commercial tests for genetic ancestry and particular physical phenotypes. We have agreed to compensate this consultant with quarterly payments of $4,000 and 2,500 shares of our common stock. The term of this agreement is one year with automatic renewals each year unless either party provides written notice of its intent not to renew within thirty days prior to the annual anniversaries of this agreement. During May 2005, we also entered into a license agreement with this consultant. This license will remain in force in perpetuity as long as we are not in default of the agreement. We agreed to pay the consultant 2.5% of the net revenues derived from a product and any subsequent versions of the products developed with his help.

License Agreement with Dr. Mark Froimowitz

On October 25, 2005, we entered into an exclusive licensing agreement with Dr. Mark Froimowitz to develop a series of compounds targeting the clinical development of enhanced pharmaceuticals for the treatment of drug addiction, attention deficit hyperactivity disorder, or ADHD, and depression. The licensed compounds are analogs of Ritalin, a well-known drug used for treatment of ADHD. The analogs are designed specifically to have a slow onset and increased half-life in the bloodstream, thus reducing a patient's required daily dosage and the potential for drug abuse. We have the exclusive right to develop, use, market and sell products derived from the licensed compounds.  We are obligated to pay the licensor a 2% quarterly royalty fee on the net sales of products covered by the license. Minimum annual maintenance fees of $25,000 are required for the license term, but will be deducted from royalties. Additionally, the license requires progress payments of up to $275,000 upon the successful development and approval of licensed products. The license's initial five year term is supplemented by options capable of extending the license term for up to twenty years.  At March 31, 2007, we had a remaining commitment of $400,000 of which $25,000 is accrued.

Research Sponsorship Agreement with Massachusetts College of Pharmacy and Health Sciences

In January 2006, we entered into a one-year research sponsorship agreement with the Massachusetts College of Pharmacy and Health Sciences, under which Dr. Mark Froimowitz will lead a research project that relates to the compounds that we license from him. The area of research is the synthesis and testing of monoamine transporter inhibitors as possible human medications for drug abuse, for attention deficit hyperactivity disorder, and for depression. The specific research covered by this agreement is the synthesis of quantities of compounds sufficient for animal testing, including developing methods for the resolution or chiral synthesis of compounds. We will pay a total of $300,000 to Massachusetts College of Pharmacy and Health Sciences for this research work which will be paid in monthly installments of $25,000 over one year. We will acquire all intellectual property associated with the research results.  At March 31, 2007, we have paid $250,000 and have accrued the remaining $50,000 owed on this agreement. We anticipate renewing the contract with the Massachusetts College of Pharmacy and Dr. Froimowitz for 2007.

License Agreement with Harvard Medical School

On January 24, 2006, we entered into an exclusive license agreement with Harvard College through the Laboratory for Translational Research at Harvard Medical School. The Harvard license agreement provides for sponsored research and the clinical development and commercialization of a diagnostic test targeting early identification of the population at risk of developing vascular diabetic complications. The research will be conducted under the supervision of Dr. Jose Halperin. Either party has the right to terminate the agreement with ninety days written notice if the other party has a breach of their obligations and within 30 days of written notice upon any non-payment and the non-payments have not been “cured”.  The sponsored research payments total approximately $2.5 million and will be paid in quarterly installments of approximately $208,333 over approximately three years.  At March 31, 2007, we had paid $801,699 of these payments and accrued $269,329.   We have been given notice of default by Harvard which stated that we must pay a substantial portion of the outstanding balance by the end of February 2007, or Harvard may exercise their right of termination of the agreement.  We are currently operating under a schedule that requires us to pay them $100,000 per month.

Under the Harvard license agreement, we have the exclusive right to develop, market and sell products and services derived from the research. We must pay the Licensor a 6% royalty on the net sales of products and services covered by the License and 30% of all non-royalty sublicense income. We are also required to pay escalating minimum annual license maintenance fees totaling $850,000 through January 1, 2012. We are obligated to make annual license maintenance fees of $250,000 through the Harvard license term, but, beginning January 1, 2013, the annual license fee of $250,000 is credited against royalty payments. Additionally, we paid the Licensor previously incurred patent costs of approximately $100,000 upon the execution of the License, and are responsible for paying the costs associated with patent application, maintenance and prosecution during the License term.

INTELLECTUAL PROPERTY

Trademarks

We regard our trademarks, copyrights, domain names, trade dress, trade secrets, proprietary technologies, and similar intellectual property as important to our success, and we rely on trademark, and copyright law, trade-secret protection, and confidentiality and/or license agreements with our employees, customers, partners, and others to protect our proprietary rights. We have licensed in the past, and expect that we may license in the future, certain proprietary rights, technologies or copyrighted materials, from third parties, and we rely on those third parties to defend their proprietary rights, copyrights and technologies.

We have registered the trademark for DNAPrint and claim common law trademark rights to the marks DNAWitness, EuroDNA and AncestryByDNA.

Patent Applications

We have filed claims for international and domestic patent protection. The patents, if issued, will help ensure protection of our bioinformatics platforms, analytical software, genome maps and genetic classifiers in forensic, consumer products, and pharmacogenomics applications. The most significant patent applications cover the bioinformatics platforms and genome maps. Other applications describe the mathematical process of finding complex genetic information and the actual processes that find the gene variants responsible for specific complex genetic traits. Five of our patent applications, Compositions of Pigmentation Traits, Single Nucleotide Polymorphisms Predictive of Paclitaxel Responsiveness in Cancer Patients, Compositions Inferring Ancestry, Compositions Inferring Statin Response, and Compositions Inferring Eye Color, have entered National Phases and are pending review and we believe, approval in the U.S. and designated countries. The pigmentation patent is important because it includes the methods and compositions for determining skin shade, eye color or any other pigmentation application. Our Statin patent application includes the use of method for determining a person's ability to respond favorably to a particular statin drug, not the class as a whole. We may also obtain data to support our claim for all statins and the use of our ancestry information markers (“AIMs”) in the development of the assay. As discoveries warrant, we will continue to apply for future additional patents. Listed below are our current patent pending and granted applications.

NAME OF PATENT	Country	Patent #	Expiration Date	Product
Efficient Methods and Apparatus for High-	US	US 7,110,885 (granted)	9/19/2026	Ancestry
Throughput Processing of Gene Sequence Data.	US	PCT/US02/38326

Methods for the Identification of Genetic	US	US 7,107,155 (granted)	9/12/2026	Ancestry
Features for Complex Genetics Classifiers	Canada	CA 2,468,961
	Europe	EP 02794095.6
	Japan	JP549497/2003
	Australia	AU2002359549

Methods and Apparatus for use in Genetics	US	US10/496,226		Ancestry
Classification Including Classification Tree	US	PCT/USO2/38309
Analysis	Canada	CA2,468,570
	Europe	EP02789948.3
	Japan	JP550120/2003
	Australia	AU2002352985

Methods and Apparatus for use in Complex	US	US10/495,962		Ancestry
Genetics Classification Based on	US	PCT/US02/41465
Correspondence Analysis and Linear-	Canada	CA2,468,601
Quadratic Analysis	Europe	EP02797501.0
	Japan	JP549549/2003
	Australia	AU2002361871

Composition and Methods for the Inference	US	US11/397,454		Ancestry
Of Pigmentation Traits	US	PCT/US02/16789
	Australia	AU2002/312112
	Canada	CA2,448,569
	Europe	EP02739467.5
	Hong Kong	hk04109585.8
	Japan	JP2003/500216

Compositions and Methods for Inferring	US	US10/188,359		Statinome
A Response to a Statin	US	PCT/US02/20847
	Australia	AU2002/316485
	Canada	CA2,486,789
	Europe	EP02746794.3
	Japan	JP2003/509083

Single Nucleotide Polymorphisms and	US	PCT/US02/38345		CD-59
Combinations Thereof Predictive of	Australia	AU2002360452
Paclitaxel Responsiveness in Cancer Patients	Canada	CA2,468,312
	Europe	EP02795709.1
	Hong Kong	HK05102575.4
	Japan	JP2003-546736
	US	US10/496,605

NAME OF PATENT	Country	Patent #	Expiration Date	Product
Compositions and Methods for	US	US10/644,594		Ancestry
Inferring Ancestry	US	PCT/US03/26229
	Australia	AU2003265572
	Canada	CA2,496,155
	Europe	EP03788685.0
	Japan	JP2005-502072

Methylphenidate Analogs and Methods	US	US11/256063		Ancestry
of Use Thereof	US	PCT/US2005/038030

Methods, Products and Treatments for	US	US 6,835,545 (Granted)	4/16/2021	CD 59
Diabetes	US	US10/870,342

Anti-Glycated CD59 Antibodies and Uses Thereof	US	US2004/019392		CD 59

Multiplex Assays for Inferring Ancestry	US	11/357,729		Ancestry
	US	US06/05863

Compositions and Methods for Inferring an	US	601627,453		Ancestry
Adverse Effect in Response to a Drug	US	US05/41326

Methods and Compositions for Inferring	US	US10/589,291		Retinome
Eye Color	US	PCTUS05/04513
	Europe	EP05723003.9

Recombinant Human Erythropoietin	US	US 5,614,184 (Granted)	3/25/2017	PT-401
with Altered Biological Activity	US	US 6,489,293 B1 (Granted)	12/3/2022

Production and Use of Recombinant Protein	US	US 6,242,570 (Granted)	6/5/2021	PT-401
Multimers with Increased Biological Activity	US	US 6,187,564 (Granted)	2/13/2021
	US	PCT/US98/13944
	Australia	AU PCT 732857 (Granted)	3/13/2021
	Canada	CA PCT 2,296,071
	Japan	JP PCT 2000-502204
	Europe	EPO PCT 98 93 4269.6

Polymorphisms of the OCTN1 cation transporters associated with inflammatory bowel disorders	US	US 20060105381		IBD

NAME OF PATENT	Country	Patent #	Expiration Date	Product
Modified Polypeptides with Increased Biological Activity	US	US 5,580,853 (Granted)	12/3/2016	PT401
	US	US 5,747,445 (Granted)	5/5/2018
	US	PCT/US97/22503
	Japan	JP PCT 10524930
	US	US 5,919,758 (Granted)	7/6/2019
	US	US 6,107,272 (Granted)	8/22/2020
	US	PCT/US95/03242
	Europe	EPO 0 751 959 (Granted)	5/1/2020

Integrated disease information system	US	US 6,108,635 (granted)	8/22/2020	Computational Biology

Hierarchical Biological Modeling System and Method as	US	US 5,808,918 (granted)	9/15/2018	Computational
Restricted to three of five original claims upon re-examination				Biology
At the USPTO in 2001

DNA polymorphism associated with Crohn’s Disease	US	PCT WO 01/042511		Cohn’s
	US	US 239403		Disease

IBD candidate gene	US	US 60/362,700		IBD
	US	US 60/362,717
	US	US 60/342,388
	US	US 10/327,189
	US	PCT/IB02/05560
	Japan	JP 2003-554727
	Europe	EU 02781695.8
	Australia	AU 2002348745

COMPETITION

Numerous entities are attempting to identify genomic variation predictive of specific diseases and drug response and to develop products and services based on these discoveries. We face competition in these areas from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government and other publicly-funded agencies, both in the United States and abroad, most of which have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than do we. Our key competitors include, but are not limited to, PPGx, Inc., a leading international developer and supplier of research-based pharmacogenomics services and products which recently announced the launch of its GeneTrialsTM Bioinformatics Platform. Also, large pharmaceutical companies have their own internal research and development efforts that could surpass or eliminate our technology from the market.

These competitors may discover, characterize or develop important technologies applying genomics before us or may develop proprietary products and services that are more effective than those technologies that we develop. Additionally, these competitors may obtain regulatory approvals for their drugs and diagnostics more rapidly than we or our customers do, any of which could limit our ability to market effectively our products and services. If our patent applications are not awarded or if our competitors in the field of genetic research develop and receive approval of patents that supersede our applications, we could be forced to cease the development of our products, services and technologies. Some companies and governments are marketing or developing databases and informatics tools to assist participants in the healthcare industry and academic researchers in the management and analysis of genomic data. "Informatics tools" is a term used by scientists to describe software, computer programs or mathematical programs that analyze data sets or collected information that is stored in data files. Such computer programs can take an apparently meaningless block of numbers from a laboratory experiment and evaluate trends, look for statistical relationships and group or segregate the numbers according to their levels of importance to the scientist. They are tools to evaluate information. Our competitors have developed or plan to develop databases containing gene sequence, genomic variation or other genomic information and are marketing or plan to market their data to pharmaceutical and biotechnology companies or plan to make freely available their databases. These entities include, but are not limited to:

- Genaissance Pharmaceuticals: a provider of pharmacogenomic support services, including high-throughput sequencing, this company was recently acquired by another company called Clinical Data, Inc.

- Evolutionary Bioinformatics: Bioinformatics and genomics consulting, specializing in comparative genomics, functional genomics and model organisms.

- deCODE Genetics: Advanced bioinformatics and high-throughput genotyping facility.

- Celera Genomics: Drug discovery systems and services.

- Cellular Genomics: A biotechnology company focused on the discovery and validation of novel drug targets.

- Correlogic Systems: Developing tools and processes for proteomic and genomic-based clinical diagnostic systems and new drug discovery.

- Epoch Biosciences: Technologies useful in genetic research, diagnostics, drug development, infectious disease detection, prenatal testing and population screening to assess risk of disease or to predict response to drugs.

- Eragen Biosciences: Designs, develops, and markets functional genomic and drug/diagnostic discovery platform products, and technologies to the pharmaceutical, biotechnology and agro-biology industries.

In addition, numerous pharmaceutical and biotechnology companies, either alone or in collaboration with our competitors, are developing genomic research programs that involve the use of information that can be found in these databases.

Genomic technologies have undergone, and are expected to continue to undergo, rapid and significant change. Our future success will depend in large part on maintaining a competitive position in the genomics field. Others may rapidly develop new technologies that may result in our tests or technologies becoming obsolete before we recover the expenses that we incur in connection with the development of these products. Our developed proprietary products and services could become obsolete if our competitors offer less expensive or more effective drug discovery and development technologies, including technologies that may be unrelated to genomics.

We also compete in the forensic DNA testing market, consumer DNA products market and contract services outsourcing market. We have introduced new products and improved our flagship product, AncestryByDNATM, part of the consumer DNA market, by upgrading it from 76 marker sets to 175 marker sets. Additionally, we have increased our ability to include DNA sampling from Northern European, Middle Eastern, Southeastern European and South Asian by introducing EuroDNATM 1.0.

In the consumer market, which is mainly supported by genealogy enthusiasts, we remain concerned that our potential reward from developing products will be limited by a sudden lack of interest. Our competitors include companies like:

- Sorenson Genomics, LLC: One of the larger suppliers of paternity and ancestry testing.

- DNA Testing Center, Inc.: A testing service for mitochondrial, paternity and Y chromosome testing for the consumer market and forensics market as well. Either of these firms or other companies could create a product that is competitive to our products, and reduce our current sales volumes.

Similarly, we have competitors in the field of forensics that includes the following companies and agencies:

- Orchid: The original inventor of Single Nucleotide Polymorphism analysis machines and SNP technologies through its Orchid Cellmark division is considered one of the premier independent DNA testing laboratories in forensics. This competitor not only has the scientific background but the financial means and expertise to create a product that directly competes with ours in the forensics market.

- FSS: A United Kingdom-based firm that processes nearly 85% of the UK's criminal DNA samples also has the ability to create a product that is competitive to our products and is exploring entering the U.S. market.

- Bode Systems, A division of Choicepoint: A significant competitor that, like FSS and Orchid has the ability to create and market a similar product to ours and eliminate us from the forensics market.

- FBI, Quantico Laboratories: The Federal Bureau of Investigation, or FBI, has significant development resources, and we believe they are contracting with Orchid and others to develop identity tests that will help them identify potential DNA donors from crime scene DNA. The bureau also invests federal research money on its own research to develop testing processes and procedures that it would approve for law enforcement.

- The National Institutes of Justice regularly provides grants to local and state police crime laboratories and University researchers that are competitive to our technology. We have applied for two grants and will continue to apply but have been rejected. In each application, despite the rejection, we have developed the proposed technology and brought it to the forensics market.

Forensic DNA and consumer DNA technologies have undergone, and are expected to continue to undergo, rapid and significant change. Our future success will depend in large part on maintaining a competitive position in these fields. Others may rapidly develop new technologies that may result in our tests or technologies becoming obsolete before we recover the expenses that we incur in connection with the development of these products. Our products and services could become obsolete if our competitors offer less expensive or more effective discovery and development technologies, including technologies that may be unrelated to genomics.

EMPLOYEES

As of April 30, 2007, we had twenty-four full-time employees and one part-time employee. None of our employees are represented by a labor union. We consider our relations with our employees to be good. We plan to add additional staff as needed to handle all phases of our business.

REPORTS TO SECURITY HOLDERS AND FILINGS WITH THE SEC

We are required to deliver an annual report to security holders and have mailed those reports to the shareholders for our annual meeting which will be held on June 25, 2007.  We file quarterly, annual, proxy and other reports required with the Securities and Exchange Commission (“SEC”).  You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or you may go to www.sec.gov and review our reports at an internet site the SEC maintains that contains reports, proxy and information statements and other information regarding our filings with the SEC.  You may also view these reports at our website at www.dnaprint.com.

MANAGEMENT'S DISCUSSION AND ANALYSIS

CRITICAL ACCOUNTING POLICIES AND RESULTS OF OPERATIONS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that have a significant impact on the results we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Actual results may differ from these estimates under different assumptions or conditions. Below, we discuss this further, as well as the estimates and judgments involved.

Asset Impairment

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable. In performing the review for recoverability, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Management estimates the fair value and the estimated future cash flows expected. Any changes in these estimates could impact whether there was impairment and the amount of the impairment. Since we are in the development stage, we do not have much history to determine our estimated cash flows. If we do not meet our targeted cash flows for our services and if the estimated disposition of the equipment is lower, this could result in a write-down of our equipment. Our equipment is very specialized equipment related to genomics research, and there probably will not be a large demand for our used equipment. The amount of our net fixed assets is the amount of the maximum risk if our assumptions were not correct. Each year the assets will have higher depreciation and the maximum risk will decrease correspondingly.

Allocation of Research and Development Costs

We allocate costs by identifying and directly expensing certain costs related to research and development and allocating certain other costs based on total labor effort that is estimated by management and employees. With some of these costs, a percentage of a total purchase order price is allocated to research and development. We base the labor time on time cards submitted each pay period by the employees.  We record inventory for our raw materials.  As raw materials are used, they are charged to research and development expense based upon actual usage for research and development.  We continue to refine our process of identifying time associated with research and development. These refinements to estimates could increase or decrease our income statement expense categories of research and development, cost of sales and selling, general and administrative expenses. As we hire employees, the department in which the employee is hired will have a direct impact on the allocation of administrative costs to research and development. For example if a person is hired in research and development, the allocation to research and development for other administrative costs will increase because labor effort percentage for research and development will have increased. If a person is hired in administration, the allocation to research and development for other administrative costs will decrease because the labor effort percentage for research and development will have decreased. Changes to these estimates could have a significant impact on the accrual and related compensation expense and/or deferred compensation.

Estimation of Fair Market Value

We use the Black Scholes Pricing Model to determine fair market value in certain instances, for example, to value warrants and the intrinsic value of the convertible debt and non-detachable warrants.  The Black Scholes Pricing Model requires estimated assumptions in its computation.   We estimate the assumptions used in each calculation based upon the transaction term and what we believe most appropriately reflects the transaction. If different estimates of the assumptions were used, it could result in different fair market value amounts being calculated.  Additionally, various methods can be used to determine the fair market value of the warrant.  If a different model were used besides the Black Scholes Pricing Model, it could result in different fair market value amounts being calculated.

Derivatives

We have reviewed our contracts and financial instruments to determine what derivatives and embedded derivatives we may have.  We have then reviewed these derivatives and embedded derivatives to determine if they should be recorded as equity or a derivative liability valued at fair value.  Judgment is used to apply the criteria of Statement of Financial Accounting Standards No. 133 and No. 155 and Emerging Issues Task Force 00-19 to the derivatives.  Also judgment and estimates are required to determine the fair value of the derivative liabilities and the fair market value of the financial instrument as a whole.  Although we believe that the estimates and assumptions used are reasonable, actual results may differ from these estimates under different assumptions or conditions.

Estimate of Accrued Default Penalties

We have recorded an amount of accrued default penalties related to our default of the Dutchess notes and have estimated it based upon 30% of the face amount of the outstanding debt.  We apply the debt payments on the notes based upon the payments paying off the oldest notes first. If we applied the payments from the puts in a different method, it could result in a different estimate.  Also, since Dutchess has not notified us of any penalties owed, we could have estimated the amount as low as -0-.  Although we believe that the methods and estimates we used are reasonable, actual results may differ from these estimates.

The following discussion and analysis should be read in conjunction with the balance sheet as of December 31, 2006 and the financial statements as of and for the years ended December 31, 2006 and 2005 included with this Form 10-KSB.

SUMMARY

Although we have been in existence for a number of years, we continue to be a development company while we develop products for introduction to the pharmacogenomics market.  We continue to devote substantially all of our efforts to initiating and developing our planned principal operations in our pharmacogenomics products. We generate revenues in our consumer, forensic and genotyping services, but these services have not yet resulted in the generation of significant revenues. Our revenue for 2006 has increased over 2005 mainly due to an increase in sales of our ancestry product, AncestryByDNA(TM) and genotyping services.  The increase in genotyping is the result of our acquisition of Ellipsis assets late in 2005.  Our consumer revenues increased as a result of the revenue contribution from Trace Genetics which we acquired during mid-2005 and sales generated from increased advertising and other publicity, including news stories and television shows. Our pharmacogenomics products are still in development. Because our products are relatively new to the market, we believe that sales will continue to fluctuate from period to period until we can better determine through continued market research and experience how and where to best market and sell the products.

In our pharmacogenomics area, we have established a strategic alliance with Beth Israel Deaconess Medical Center (“Beth Israel”) to develop a new, more potent and longer acting form of the anemia drug Erythropoietin, or EPO.  EPO is a glycoprotein naturally made by the body to stimulate red blood cell production; the currently marketed forms are manufactured using recombinant DNA technology and are used to treat anemia or low blood cell count.  Under the agreement, Beth Israel has granted us an exclusive license to United States and foreign patents related to certain forms of EPO. We have the right to develop, use, market and sell products derived from the licensed patents.  We have also entered into a consulting agreement with Dr. Arthur Sytkowski, the Director of Beth Israel, to consult on the EPO project.  Dr. Sytkowski has agreed to perform certain consulting services, including advising on medical, regulatory and patent issues, training personnel and providing assistance with EPO research and development.   During July 2006, we entered into a collaborative research agreement with Beth Israel to provide four researchers to us to conduct certain research work related to our EPO research.

During late March 2006, we entered into a services agreement with KBI BioPharma for the production development of EPO.  During the fourth quarter of 2006, these services were put on hold pending receiving additional funding to fund them.

We entered into an exclusive licensing agreement with Dr. Mark Froimowitz to develop a series of compounds targeting the clinical development of enhanced pharmaceuticals for the treatment of drug addiction, attention deficit hyperactivity disorder, or ADHD, and depression.  The licensed compounds are analogs of Ritalin, a well-known drug used for treatment of ADHD.  The analogs are designed specifically to have a slow onset and increased half-life in the bloodstream, thus reducing a patient’s required daily dosage and the potential for drug abuse.  We have the exclusive right to develop, use, market and sell products derived from the licensed compounds.

We entered into a research sponsorship agreement with the Massachusetts College of Pharmacy and Health Sciences, under which Dr. Mark Froimowitz will lead at the Massachusetts College of Pharmacy and Health Sciences a research project that relates to the compounds that we license from him.  The area of research is the synthesis and testing of monoamine transporter inhibitors as possible human medications for drug abuse, for ADHD, and for depression.  The specific research covered by this agreement is the synthesis of quantities of compounds sufficient for animal testing, including developing methods for the resolution or chiral synthesis of compounds.

We entered into an exclusive license agreement with Harvard College through the Laboratory for Translational Research at Harvard Medical School. The Harvard license agreement provides for sponsored research and the clinical development and commercialization of a diagnostic test targeting early identification of the population at risk of developing vascular diabetic complications. The research will be conducted under the supervision of Dr. Jose Halperin. Under the Harvard license agreement, we have the exclusive right to develop market and sell products and services derived from the research.  We have been given notice of default by Harvard which stated that we must pay a substantial portion of the outstanding balance by the end of February 2006, or Harvard may exercise their right of termination of the agreement.  We are currently operating under a schedule that requires us to pay Harvard $100,000 per month.  At March 31, 2007 we owed them $269,329.

We continue work on Ovanome, a Taxol screening diagnostic test, and Statinome, a test for the cardiac drug market, which are both currently under development. We will also continue our efforts on other research and development projects that are underway. Our OVANOME™ technology is under development with researchers at the Moffitt Cancer Center in Tampa, Florida.  We are currently trying to acquire enough samples to perform our research for our Ovanome work.

We have an agreement with our Scientific Advisory Board member, to continue collaboration with us to develop commercial tests for genetic ancestry and particular physical phenotypes. We continue to work with him on upgrading our current ancestry products.

Our plan of operations for the ensuing twelve months includes efforts to: 1) increase sales of our existing products and services; 2) introduce new and expanded products and services in the consumer and forensic markets; 3) promote our genotyping and paternity services while continuing to concentrate on research and development for both our existing products and our anticipated pharmacogenomic products and services. We expect to add personnel in the laboratory and in administration, as growth warrants. Capital expenditures needed for the next twelve months are discussed below under the section entitled "Liquidity and Capital Resources".

Although we have been in existence for a number of years, management's efforts to develop our business have not yet resulted in significant revenues.  We have chosen to focus on increasing sales volume in the consumer, forensic and genotyping markets while continuing to develop products for introduction to the pharmacogenomics market.   We intend to support research and development as a vital component of our overall growth strategy. Until (i) potential customers are familiar with our technology and products, which will come from continued research and development and proven market use, and (ii) we introduce our pharmacogenomics products, it is unlikely that we will generate significant revenue.

The following discussion of our historical financial results should be read against this background.

RESULTS OF OPERATIONS

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Sales and Cost of Sales

During the years ended December 31, 2006 and 2005, revenues were $2,433,000 and $1,275,503, respectively. A $1,157,497 increase in revenues for the year ended 2006 compared to 2005 is a 90.7% increase.  In addition to the revenues recognized in the accompanying statement of operations, we also have recorded deferred revenues of $177,775 as of December 31, 2006.  Deferred revenue is recorded when a prepaid or billed order has been received, but all the services have not been completed as of December 31, 2006.  We believe the majority of the deferred revenue will be recognized as revenue in the first quarter of 2007.

The approximate increase of $1,157,000 in revenues for the year ended 2006 compared to 2005 is mainly the result of our genotyping revenue increasing by approximately $590,000, our AncestryByDNA™ revenues increasing by approximately $426,000, our MtDNA™ revenues increasing approximately $127,000, Y SNP revenues increasing approximately $65,000, EURO-DNATM revenues increasing approximately $47,000 and forensics services revenues increasing approximately $8,000 compared to the same period in the prior year. These increases were offset by a decrease of approximately $101,000 from our paternity services.  In addition, we had a decrease of approximately $5,000 of additional other revenues.

Genotyping sales were generated primarily through work with universities with three customers being our major clients of these services during 2006.  The increase of genotyping services of approximately $590,000 during 2006 compared 2005 was the result of the revenue from our acquisition of Ellipsis during late 2005.   During 2006, we recorded revenue of $311,742, $147,397 and $187,997 from three different genotyping customers.  We do not have any agreements with these customers.  We provide them services based when they provide us a request and a purchase order.

During 2006 compared to 2005, sales of our consumer services increased by approximately $665,000.  This is due to increased awareness and interest in genealogy. We have been featured in several articles and television programs which have resulted in an increase in sales of our consumer products during this year.  We currently contract with service providers who also sell our consumer products as well as advertise on the Internet and in paper-based publications, such as Google and Family Tree magazine, to grow sales of our consumer products.  Our consistent sales come through our service providers.  We will also continue to pursue adding service providers to increase our sales volume of our consumer products. One of our  service providers, Sorenson Genomics, LLC accounted for approximately $514,000 of sales during 2006.  We have a basic service provider agreement with them that can be terminated at any time.

Our forensic sales increased by $8,000 during 2006 compared to 2005. We continue to market our forensic services, but have focused our marketing efforts on our consumer products as the forensic sales are typically sold by referrals.  During 2006, we attended several forensic conferences, and we are planning on continuing this in 2007 to increase the awareness of our forensic products which we believe can be used to assist with the country’s focus on homeland security.

Sales of our paternity services decreased by approximately $101,000 during 2006 compared to 2005.  During 2005, we had one customer that accounted for the majority of our paternity revenue, and toward the end of 2005, this customer found an alternative source for this service.  We do not expect our paternity services to be a large revenue generator for us in 2007 as we are focusing our marketing efforts on our consumer products.

While we continue to improve and refine our accounting systems, we currently do not segregate product costs by product or service. We have been and continue to be a development stage company as described in Financial Accounting Standards Board Statement No. 7. We continue to devote substantially all of our efforts to initiating and developing our planned principal operations. We expect that our pharmacogenomic products and services, once introduced, will be our major revenue generator.

During the years ended December 31, 2006 and 2005, cost of sales was $1,678,932 and $950,472, respectively.  The 76.6% increase of $728,460; was mainly a result of increased revenues during the year ended December 31, 2006 compared to the same period in 2005.  The gross profit as a percentage of revenue was 31.0% and 25.5% for the years ended December 31, 2006 and 2005, respectively.  Because of our small sales volume, these results are not indicative of the margins that we expect to attain if our long-term goals are achieved. We anticipate that as we gain experience and can begin to take advantage of economies of scale benefits through increased revenues; our margins will stabilize and begin to track in line with other companies in similar industries. However, in the near term, while we continue to be a development stage enterprise, we expect that our margins will continue to fluctuate.

Research and Development Expenses

Our research and development costs consist of raw materials, laboratory supplies, equipment expense, facilities costs and employment-related costs.  These research and development expenses were incurred in support of our currently available consumer and forensics products and genotyping services and for our anticipated pharmacogenomics products.

Research and development costs increased from $2,122,383 in 2005 to $6,427,115 in 2006, an increase of $4,304,732, or 202.8%. The increase of  approximately $4,305,000 in research and development expense for the year ended December 31, 2006 compared to the same period in 2005 resulted primarily from $1,932,000 of costs invested in our EPO project, $325,000 invested in our ADHD project, $65,000 invested in our Statinome project, $1,092,000 invested in our diabetes project, $98,000 invested in post-operative nausea and vomiting project and $108,000 invested in research samples used to expand our current products, and increase of labor costs of $489,000. The remaining increase of $196,000 was the cost of increased research performed on our other current products and allocation of administrative costs.

Because we are in the development stage of our long-term business, it is not possible to directly correlate our current research and development costs to our future costs. Currently we do not manage on a project cost basis with respect to research and development. We are implementing revenue recognition and project status measures which will in the future disclose such information. Our revenue generation to date has not been substantial or steady enough to warrant segregation of time, costs and revenue. We are a development stage enterprise with new products that are not available through competitors for forensics and genealogy. For example, many of our products and services are in the development stage, and the segregation of each project by its particular cost, revenue and cash flow is currently not feasible.

We continue to support research and development to attain our long-term business strategy, and it will remain a high priority and a necessary resource to sustain future growth. We will continue to hire research and development personnel and invest in the infrastructure required to support future innovation, including equipment, supplies and other asset purchases.

Selling, General and Administrative Expenses

Another significant component of our operating expenses is selling, general and administrative expenses. These expenses resulted from (i) accounting and other fees associated with being a public company and other regulatory compliance activities, (ii) legal fees associated with our patent filings and maintenance and preparation of our securities law filings, (iii) selling and marketing costs to promote our products and (iv) administrative and other salaries and expenses.

During the years ended December 31, 2006 and 2005, selling, general and administrative expenses increased by $329,574 to $3,194,122 compared to $2,864,548 for the same period in the prior year.  The 11.5% increase for 2006 compared to 2005 was primarily the result of increased advertising, marketing materials and investor relations costs of approximately $260,000; the remaining increase was mainly due to the administrative costs added from our Ellipsis and Trace Genetics acquisitions in mid-to-late 2005.

We are not able to extrapolate current general and administrative costs to our future costs. As our long-term business develops, we believe our selling, general and administrative costs will increase with revenue growth. For example, to increase sales, an increase in marketing and sales expenditures will be required to broaden and expand our market awareness and penetration. We expect all costs associated with normal marketing and sales activities to increase, including trade shows, advertising, promotion, and marketing and sales tools such as brochures and sales pamphlets. Over the long-term, as we become an established business, we anticipate that our costs will be comparable to other similar businesses of our size and type.

Interest Expense

During the year ended December 31, 2006, interest expense increased by $9,025 to $59,395 compared to $50,370 for the same period in the prior year.  The 17.9% increase in interest expense for 2006 compared to 2005 is due mainly to higher interest on leases which was offset by a lower La Jolla convertible debenture balance during 2006 compared to 2005 as La Jolla exercised its conversion rights each month during 2005.

Debt Default Penalties

We are in default of each of the Dutchess Notes due to not making the minimum principal payments.  Dutchess has the right to charge us liquidated damages of up to 30% of the face amount of these notes.  Dutchess has not exercised this right at December 31, 2006 nor at the time this report was issued.  At December 31, 2006, we had accrued $2,143,500 for these potential liquidated damages.  This is an estimate based upon the maximum amount that Dutchess could charge us, and this estimate may change with time.

Intrinsic Value of Convertible Debt and Non-detachable Warrants and Debt Discount Amortization

We recorded interest expense of $2,581,269 and $1,953,084 pertaining to the intrinsic value of convertible debt and non-detachable warrants and debt discount amortization during 2006 and 2005, respectively.  We expect this expense to continue through mid-2007 as we have funded our operating cash flows through notes payable with Dutchess.

Interest Income

During 2005, we recorded $15,974 of interest income on a loan to Biofrontera, a German company.  This loan was paid off during 2005. During 2006, we recorded $211 of interest income.

Amortization of Deferred Financing Fees

During 2006, we expensed $238,638 of deferred financing fees related to the La Jolla debenture and Dutchess notes.  This is compared to $333,255 expensed during 2005.  We expect this expense to continue through mid-2007 as we have funded our operating cash flows through notes payable with Dutchess.

Gain (Loss) on Derivative Contracts, Net

During 2006, we reduced our derivative liability account by and recorded a gain on derivative liabilities of $1,092,015 related to the June 2005 and August 2005 Dutchess notes payable transactions as they were paid in full.

During 2006, we recorded a gain on derivative liabilities $230,760, respectively related to recording the warrants at fair value during this reporting period.

During the first quarter of 2006, we converted all of our remaining preferred stock outstanding to common stock at a fair market value of $235,366 and reduced our derivative liabilities by $189,042 which resulted in us recording a loss on derivative liabilities of $46,324.

During 2005, we recorded a loss of $2,229,283 related to the initial recording of certain Dutchess notes and this was offset by recording a net gain of $618,378 for various derivatives at fair value during this nine month period.

Gain on Sale of Investments Available-For-Sale

During late December 2006, we sold 32,000 shares of Biofrontera stock for a realized gain of $394,773.  We expect to record a realized gain relating to the remaining shares we own of Biofrontera stock during 2007.

Settlement Expense

On September 13, 2006, we settled litigation with Lonnie Bookbinder who had claimed additional compensation from us.  In the settlement agreement, we agreed to issue 1.5 million shares of our common stock and pay $115,000 of cash to him.  We recorded a settlement expense of $133,000 during the third quarter of 2006.  Through February 2007, Lonnie Bookbinder was paid $90,000 of cash and was issued 4.2 million shares of stock in accordance with an amended settlement agreement.

Foreign Currency Gain (Loss)

During 2005, we recorded a foreign currency loss of $7,060 on a loan we made in Euros.  This loan was paid off during 2005.  During 2006, we had a foreign currency gain of $3,172, related mainly to some transactions at our Canadian subsidiary and a loan receivable in euros that was paid off during 2006.

Other Expense

During 2005, we incurred $115,252 for costs related to a potential acquisition of Biofrontera that was not completed.

RESULTS OF OPERATION

Three months ended March 31, 2007 compared to the three months ended March 31, 2006

Revenues and Cost of Sales

During the three months ended March 31, 2007 and 2006, revenues were $701,013 and $678,399, respectively. A $22,614 increase in revenues for the first quarter of 2007 compared to the same quarter from the prior period is a 3% increase.  In addition to the revenues recognized in the accompanying statement of operations, we also have recorded deferred revenues of $157,301 as of March 31, 2007.  Deferred revenue is recorded when a prepaid or billed order has been received, but all the services have not been completed as of March 31, 2007. The majority of the deferred revenue will be recognized as revenue during 2007.

The increase of $22,614 in revenues for the three months ended March 31, 2007 compared to the same period in the prior year is mainly the result of our EuroDNA™ revenues increasing by $58,222, our Ancient DNA revenues increasing $51,725 our MtDNA™ revenues increasing $18,956, Y SNP revenues increasing $4,023, and forensics revenue increasing $1,200.  These increases were offset by a decrease of genotyping services revenues of $92,071 and AncestryByDNA 2.5 revenues decreasing by $11,879 and lower other income of $7,562 compared to the same period in the prior year.

Genotyping sales were generated primarily through one customer during 2007.  The decrease of genotyping services of $92,071 during the first quarter of 2007 compared to the same period in 2006 was the result a large project completed during the first quarter of 2006.    One of our customers accounted for 27% of our total revenue during the first quarter of 2007.

During the three months ended March 31, 2007 compared to the same period in 2006, sales of our consumer services increased by $121,047.  This is due to a large project from our Ancient DNA division and increased awareness and interest in genealogy. We have been featured in several articles and television spots which has resulted in an increase in sales of our consumer products during this period.  We currently contract with service providers who also sell our consumer products as well as advertise on the Internet and in paper-based publications (i.e. through Google and Family Tree magazine) to grow sales of our consumer products.  Our consistent sales come through our service providers.  We will also continue to pursue adding service providers to increase our sales volume of our consumer products. One of our service providers accounted for 23% of our total revenue during the first three months of 2007.

During the three months ended March 31, 2007 compared to the same period in 2006, sales of our forensic services increased by $1,200.    We continue to market our forensic services that we have to offer, but have focused our marketing efforts on our consumer products as the forensic sales are typically sold by referrals.

While we continue to improve and refine our accounting systems, we currently do not segregate product costs by product or service. We have been and continue to be a development stage company as described in Financial Accounting Standards Board Statement No. 7. We continue to devote substantially all of our efforts to initiating and developing our planned principal operations. We expect that our pharmacogenomic products and services, once introduced, will be our major revenue generator.

During the three months ended March 31, 2007 compared to the same period in 2006, cost of sales decreased by $18,479. The cost of sales as a percentage of revenue was 73% and 79% for the three months ended March 31, 2007 and 2006, respectively.  Because of our small sales volume, these results are not indicative of the margins that we expect to attain if our long-term goals are achieved. We anticipate that as we gain experience and can begin to take advantage of economies of scale benefits through increased revenues; our margins will stabilize and begin to track in line with other companies in similar industries. However, in the near term, while we continue to be a development stage enterprise, we expect that our margins will continue to fluctuate.

Research and Development Expenses

During the three months ended March 31, 2007 compared to the same period in the prior year research and development (R&D) expenses decreased $838,682.  The decrease of $838,682 in R&D during the first quarter of 2007 compared to the same quarter in the prior year resulted primarily from approximately $495,000 of lower costs invested in our EPO project, approximately $116,000 of lower costs invested in our diabetes project, approximately $22,000 of lower costs invested in post operative nausea and vomiting project, $107,000 of lower costs invested in samples and approximately $99,000 of lower costs invested in direct materials.

Because we are in the development stage of our long-term business, it is not possible to directly correlate our current research and development costs to our future costs. Currently we do not manage on a project cost basis with respect to research and development. We are implementing revenue recognition and project status measures which will in the future disclose such information. Our revenue generation to date has not been substantial or steady enough to warrant segregation of time, costs and revenue. We are a development stage enterprise with new products that are not available through competitors for forensics and genealogy. For example, many of our products and services are in the development stage, and the segregation of each project by its particular cost, revenue and cash flow is currently not feasible.

We continue to support research and development to attain our long-term business strategy, and it will remain a high priority and a necessary resource to sustain future growth. We will continue to hire research and development personnel and invest in the infrastructure required to support future innovation, including equipment, supplies and other asset purchases.

Selling, General and Administrative Expenses

Another significant component of our operating expenses is selling, general and administrative expenses. These expenses resulted from (i) accounting and other fees associated with being a public company and other regulatory compliance activities, (ii) legal fees associated with our patent filings and maintenance and preparation of our securities law filings, (iii) selling and marketing costs to promote our products and (iv) administrative and other salaries and expenses.

Selling, general and administrative expenses decreased $261,195 for the first quarter of 2007 compared to the first quarter of 2006.  The selling, general and administrative expenses decrease of $261,195 was primarily the result of decreased advertising, marketing materials and investor relations costs of approximately $99,000 and reduced legal expenses of approximately $86,000. The remaining decrease of approximately $76,000 is mainly due reduced administrative costs.

Interest Expense

During the three months ended March 31, 2007, we recognized an increase of $13,811 of interest expense compared to the same period in the prior year.  The increase in interest expense is due mainly to a loan payable that was not outstanding during first quarter 2006 but was outstanding during for part of first quarter 2007.

Debt Default Penalties

We are in default of each of the Dutchess Notes due to not making the minimum principal payments.  The Dutchess documents purport to give Dutchess the right to charge us liquidated damages of up to 30% of the face amount of these notes.  Dutchess has not exercised this right at March 31, 2007 nor at the time this report was issued.  At March 31, 2007, we had accrued $1,729,500 for these potential liquidated damages which was $414,000 lower than the accrual at December 31, 2006 as we had paid off the December 2005 Dutchess note.  This is an estimate based upon 30% of the face value of remaining unpaid Dutchess notes and this estimate may change with time.

Intrinsic Value of Convertible Debt and Non-detachable Warrants and Debt Discount Amortization

We recorded interest expense of $391,381 and $1,070,779 pertaining to the intrinsic value of convertible debt and non-detachable warrants and debt discount amortization during the three months ended March 31, 2007 and 2006, respectively.  We expect this expense to continue during 2007 at a lower rate than compared to 2006 as we amortize the debt discount on our notes payable.

Amortization of Deferred Financing Fees

During the three months ended March 31, 2007 and 2006, we expensed $39,992 and $75,176, respectively of deferred financing fees related to the La Jolla debenture and Dutchess notes.  We expect this expense to continue during 2007 as we have funded our operating cash flows through notes payable with Dutchess.

Gain (loss) on Derivative Contracts, Net

During the three months ended March 31, 2007 and 2006, we recorded a loss on derivative liabilities of $31,981 and $71,567, respectively related to recording the warrants at fair value during these periods.

During the three months ended March 31, 2006, we reduced our derivative liability account by and recorded a gain on derivative liabilities of $1,092,015 related to the June 2005 and August 2005 Dutchess notes payable transactions as they were paid in full.

During the three months ended March 31, 2006, we converted all of our remaining preferred stock outstanding to common stock at a fair market value of $235,366 and reduced our derivative liabilities by $189,042 which resulted in us recording a loss on derivative liabilities of $46,324.

Gain on Sale of Investments Available-For-Sale

During the first quarter of 2007 we recorded a gain of $4,370,780 related to the sale of the remaining shares of our investment in Biofrontera.   During January 2007, we sold 50,000 shares of Biofrontera stock for proceeds of $644,000.  On February 15, 2007, we sold the remaining 373,324 shares of Biofrontera stock which were recorded as marketable equity securities available-for-sale on the Consolidated Balance Sheet.  These shares were sold for a total of 4,443,240 euros (approximately $5.9 million USD).  We have received 1,000,000 euros at March 31, 2007 and the remaining balance is expected to be paid 500,000 euros per month from April 2007 through September 2007 with the remaining 443,240 euros expected to be paid during October 2007.  We have a right to buy back these Biofrontera shares on or prior to October 31, 2007 at a price of 16.13 euros per share.  If we elect the option to buy back the shares, the purchase price would be placed into an escrow account and the other party would have until March 31, 2008 to deliver the shares.  These shares would then have a lock-up and couldn’t be sold until after October 31, 2008.

Foreign Currency Gain (Loss)

During the three months ended March 31, 2007 and 2006, we recorded a foreign currency gain of $38,087 and $81, respectively.  The foreign currency amounts are related mainly to some transactions at our Canadian subsidiary and some note payable transactions that were in a foreign currency.

LIQUIDITY AND CAPITAL RESOURCES

General

During 2006, our operating requirements generated negative cash flow from operations as we continued to engage in testing and development of our products. Our cash used by operating activities during 2006 was $5,781,789.  We also had principal payments on capital lease obligations of approximately $197,000 and purchases of laboratory equipment and computers of approximately $391,000.  The resulting cash shortfall was financed primarily through proceeds from notes payable of $4,539,024, net of costs and proceeds of approximately $555,000 from sale of Biofrontera shares.  We also borrowed $50,000 on our line of credit and received a short-term loan of $126,880 which was paid back during 2006.  The repayment of notes of $3,018,851 was financed by the Dutchess puts which resulted in proceeds from common stock of $3,033,802, net of stock issuance costs.

During the first quarter of 2007, our operating requirements generated negative cash flow from operations as we continued to engage in testing and development of our products. Our cash used by operating activities for the first quarter of 2007 was $1,246,634.  We also had principal payments on capital lease obligations of $66,816 and purchases of computer equipment of $2,000.  The resulting cash shortfall was financed primarily through the sale of the Biofrontera investment which provided proceeds of $1,950,883.  We paid back $1,568,148 of notes payable which was financed by the sale of the Biofrontera shares and by the Dutchess puts.  The proceeds from common stock of $606,567, net of stock issuance costs resulted from the Dutchess puts and La Jolla exercise of some of their warrants.

Based upon our current plans, we will continue to focus on increasing market awareness of our products and developing sales for our currently available consumer products and genotyping services.

Although consumer products and genotyping services are cornerstones of our technology, our single largest opportunity remains applying our technology for the benefit of patients. Management has developed and has begun to implement a global strategy for our growth and development in the pharmaceutical market. Our strategy is to partner certain specialized tasks rather than create them internally. Developing a pharmaceutical product is a long, complex and diverse mission. It requires a multitude of diverse scientific expertise and technologies. This is complicated further by recent FDA promulgations that we believe will compel the pharmaceutical industry to develop genetic specific drugs that are more efficacious.

As discussed in the commitments section below, we will continue to have increased research and development costs during 2007 and beyond.  See the discussion in the commitments section for the specifics of these costs and discussions of our current strategic alliances.

FINANCINGS

La Jolla Cove Convertible Debenture and Warrants

On November 25, 2003, we closed on a $500,000, 8% convertible debenture with non-detachable warrants with La Jolla Cove Investors, Inc. We pay interest on a monthly basis with a principal balloon payment due on the extended maturity date of November 25, 2007.  Per the agreement, La Jolla shall convert at least 5% of the face value of the debenture each calendar month into our common stock. The number of common stock shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by sixteen, minus the product of the conversion price multiplied by fifteen times the dollar amount of the debenture being converted, and the entire foregoing result shall be divided by the conversion price. The conversion price is equal to the lesser of (i) $0.20 or (ii) 80% of the average of the five lowest daily value weighted average price of our common stock during the twenty trading days prior to La Jolla’s election to convert.   We have the right to reject a conversion if the stock price is below $0.50 per share.  If we exercise this right, we then are obligated to pay the portion of the debenture the conversion notice was for plus applicable unpaid accrued interest and a premium equal to 10% of those amounts.

The non-detachable warrants must be exercised concurrently with the conversion of debt to common stock by La Jolla. La Jolla has the right to exercise warrants equaling fifteen times the dollar amount of the debenture being converted at an exercise price of $1.00. If La Jolla does not convert at least 5% of the warrants per month, then La Jolla will not be able to collect interest on the debenture for that month. The warrants issued to La Jolla expire on November 25, 2007.

On February 18, 2004, the convertible debenture and Warrant to Purchase Common Stock agreements were amended. If La Jolla does not convert at least 5% of the face value of the debenture and exercise at least 5% of the warrants in any particular calendar month, La Jolla may wire to us $375,000 less the dollar amount of warrants exercised in that month within five business days of the end of the month. Should La Jolla fail to wire us such funds, La Jolla shall not be entitled to collect interest on the debenture for that month. If breached more than once, then we may terminate the agreements with La Jolla and the debenture becomes due six months thereafter with accrued interest.  For any month the minimum payment was required to be paid and was not paid, we agreed for them to not fund the payment.

On June 28, 2005, La Jolla exercised its right to increase its note by $250,000 with the same terms as the previous convertible debenture except the annual interest rate is two percent.  This convertible debenture has the same terms and conditions as the initial La Jolla note.

On October 20, 2005, we amended the La Jolla convertible debenture and the warrant granted to La Jolla to confirm that the warrant exercise price remained at $1 per share after the twenty-to-one reverse stock split, the maturity date of the debenture and the expiration date of the warrant was extended to November 25, 2007 and that when La Jolla exercised its option to add $250,000 in principal to the convertible debenture that we granted to La Jolla the right to purchase an additional 3,750,000 shares of our common stock under the warrant.

During 2006, La Jolla converted $7,368 of convertible debentures into our common stock and exercised non-detachable warrants to purchase 110,512 shares of our common stock. At March 31, 2007, we had $201,250 outstanding on this convertible debenture.

Dutchess Investment Agreement

Effective March 30, 2007, we entered into an Investment Agreement and a Registration Rights Agreement with Dutchess Private Equities Fund, Ltd.  Pursuant to the Agreement, Dutchess committed to purchase our common stock up to an aggregate purchase price of $10 million over a five-year period. The Dutchess Agreement provides that, from time to time, we may deliver a notice to Dutchess. Such notices will state the dollar amount of common stock that we desire Dutchess to purchase subject to the limits in the Investment Agreement. Upon receipt of a put notice, Dutchess is obligated to purchase from us during the relevant pricing period shares having an aggregate purchase price equal to at our election, either: (A) Two hundred percent of the average daily volume (U.S. market only) of our common stock for the ten trading days prior to the applicable Put Notice Date, multiplied by the average of the three daily closing bid prices immediately preceding the Put Date, or (B) $600,000 times the average of the lowest closing bid prices of our common stock during the specified pricing period. Dutchess is obliged to purchase the dollar amount of common stock set forth in the notice at a purchase price equal to 93% of the lowest closing bid price of the common stock during the five trading days after the notice.

The obligation of Dutchess to purchase under the Dutchess Agreement is contingent upon us having an effective registration statement registering the resale of the shares by Dutchess. In addition, we are not permitted to provide a notice, and Dutchess is not obliged to purchase any shares, in the event that we do not have sufficient authorized shares available for purchase to fulfill such commitment.  This registration statement is registering shares in conjunction with this 2007 Dutchess agreement.

During 2006, we exercised put notices in accordance with our 2004 Dutchess agreement (this agreement expired in May 2007) and received $3,038,087 of cash proceeds ($3,033,802 cash proceeds net of cash offering costs) for which we issued 188,860,259 shares of our common stock to Dutchess.  For the year ended 2006, proceeds totaling $3,018,851 from these puts were used to reduce the notes payable outstanding with Dutchess.

Dutchess Notes

In 2006, we funded our operations and research and development through the notes payable proceeds we received from Dutchess.  On March 6, 2006, we issued to Dutchess a promissory note in the amount of $1,500,000 for a purchase price of $1,200,000.  The note is due and payable in full on March 6, 2007. Other than the $300,000 discount inherent in the purchase price, the note is non-interest-bearing. The note will be repaid using the proceeds of each put notice delivered by us to Dutchess under the March 2007 Investment Agreement, proceeds from the sale of Biofrontera investment and other capital raised, if any.

On April 17, 2006, we issued to Dutchess a promissory note in the amount of $1,470,000 for a purchase price of $1,175,000.  The note is due and payable in full on April 17, 2007. Other than the $295,000 discount inherent in the purchase price, the note is non-interest-bearing. The note will be repaid using the proceeds of each put notice delivered by us to Dutchess under the March 2007 Investment Agreement, proceeds from the sale of Biofrontera investment and other capital raised, if any.

On May 18, 2006, we issued to Dutchess a promissory note in the amount of $1,300,000 for a purchase price of $1,000,000. The note is due and payable in full on May 18, 2007. Other than the $300,000 discount inherent in the purchase price, the note is non-interest-bearing. The note will be repaid using the proceeds of each put notice delivered by us to Dutchess under the March 2007 Investment Agreement, proceeds from the sale of Biofrontera investment and other capital raised, if any.

On June 30, 2006, we issued to Dutchess a promissory note in the amount of $1,495,000 for a purchase price of $1,150,000.  The note is due and payable in full on June 29, 2007. Other than the $345,000 discount inherent in the purchase price, the note is non-interest-bearing. The note will be repaid using the proceeds of each put notice delivered by us to Dutchess under the March 2007 Investment Agreement, proceeds from the sale of Biofrontera investment and other capital raised, if any.

In connection with the notes, we paid Dutchess facility fees of $310,000 and convertible debentures totaling $1,353,750.  We also paid approximately $181,000 of fees to Athena Capital Partners, Inc. (“Athena”).  Athena provides investment banking services to us and we paid a four percent fee to Athena for these Dutchess transactions.

The total Dutchess notes outstanding at March 31, 2007 is $5,345,963 with a discount of $200,705.  The Dutchess convertible debentures outstanding at March 31, 2007 are $2,013,750 with a discount of $1,811,936.  No interest is charged on this note, thus there is a discount on each note and convertible debenture.

During February 2007, a registration statement was declared effective for an additional 61,500,000 shares for the shares underlying the convertible debentures owed to Dutchess.

Dutchess Default

At March 31, 2007, we are in default of $5,345,963 Dutchess Notes due to not making the minimum principal payments.  Since these are non-interest bearing notes, there is no interest payable outstanding at March 31, 2007.  Dutchess has the right to charge us liquidated damages of up to 30% of the face amount of these notes.  Dutchess has not exercised this right at December 31, 2006 nor at the time this report was issued.  At March 31, 2007, we had accrued $1,729,500 for these potential liquidated damages.  This is an estimate based upon the maximum amount that the Dutchess documents purport to give Dutchess the right to charge us and this estimate may change with time.

Sale of Biofrontera Shares

On October 30, 2006, Biofrontera, AG registered its stock on the Düsseldorf and Frankfurt, Germany stock exchanges.  This has enabled us to sell 32,000 and 50,000 shares of Biofrontera stock during the end of December 2006 and early January 2007, for proceeds of $554,638 and $644,000, respectively, of which approximately $661,000 was used to pay debt, and the remaining amount was used to fund operations.  During February 2007, we reached an agreement with Matchmakers Consulting AG to sell the remaining shares of Biofrontera stock for a total of 4.4 million Euros or approximately $5.9 million USD.  We have received 500,000 euros during February and March 2007 and are scheduled to receive 500,000 Euros per month from April 2007 through September 2007 and then the remaining balance in October 2007.  Approximately 40% of these proceeds are required to be used to pay on the Dutchess debt.

Overview

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business.   We have incurred losses since our inception, and have experienced and continue to experience negative cash flows from operations. In addition, we have a working capital deficiency of approximately $6,891,444 and deficit accumulated during the development stage of $35,214,353 at March 31, 2007, and will continue to have ongoing requirements for substantial additional capital investment to accomplish our business plan over the next several years.  These factors, among others, indicate that we may not be able to continue as a going concern.  Over the past few years, our operations have been funded through related party funding, sales of common and preferred stock, sales of investments, the issuance of notes, put notices to Dutchess, the issuance of convertible debentures, the conversion of the debentures into common stock and the related exercise of non-detachable warrants.

At March 31, 2007, we are in default of our notes payable with Dutchess and are delinquent on lease payments, certain payments on research and development agreements and certain accounts payable.   We continue to experience some success generating operating revenues; however, we do not expect our revenue stream to be sufficient to cover the costs of our operations in the foreseeable future. We must continue to raise additional capital to pay our outstanding debts and to meet our overdue accounts payable and pay our current operating costs.  Additionally, we need to raise funds for the research and development of our pharmacogenomics products.  The rate of progression on research and development will depend on our ability to raise additional capital.  We anticipate that we can raise additional funding from the put notices to Dutchess, the Dutchess notes which are paid with the puts, the sale of the equity investments and the minimum conversions of the outstanding debenture into common stock and the related exercise of the non-detachable warrants will fund our operating activities through 2007.    We may not be able to raise additional capital.  Additionally, our current sources of funds including the minimum conversions of our outstanding debentures into common stock and, the related exercise of the non-detachable warrants may not continue.  As a result, we may not have the cash flow to meet our operating requirements.  We entered into a new agreement with Dutchess in March 2007.  This registration statement will register shares for that agreement.  We sold the Biofrontera shares that we owned and expect to receive a total of €3.4 million (approximately $4.6 million USD) from April to October 2007. At March 31, 2007, the Biofrontera shares were 69% of our total assets.  These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time.

We have issued securities, including our convertible debentures and our convertible preferred stock which was converted into our common stock. In addition, our Investment Agreement with Dutchess requires us, in order to raise capital from it, to sell our common stock to it at a continuously adjustable conversion price at a discount to the trading price of our common stock. As we draw down advances under the Investment Agreement with Dutchess and more of our common stock is sold pursuant thereto, the market price of our common stock could decrease significantly and make further advances impractical or impossible during time periods in which we may need to raise capital to fund our operations and market and sell our products and services. In addition, the issuance of our common stock upon exercise or conversion of our other securities may create a downward pressure on the market price of our common stock.

Implementing our plan of operations results in increased expenses for personnel, advertising, promotion, and the collateral materials associated with these plans. Availability of funding and sales growth will determine to what extent and how quickly these plans can be implemented. Costs will vary according to timing and level of commitment. To date, management has maintained a lower level of commitment in order to preserve liquidity.

We formed DNAPrint Pharmaceuticals, Inc., a wholly-owned pharmaceutical subsidiary focused on personalized medicine.  This new company will be focused on pharmacogenomics -- personalized medicine based on a patient's DNA.  To finance our pharmacogenomics products, we will also be seeking funding for DNAPrint Pharmaceuticals.

Capital Expenditures

During 2007, we anticipate continuing to develop the required infrastructure to realize our 2007 operational growth plan, including acquiring or leasing property, equipment and other operating assets.

In addition, we anticipate that we will purchase new laboratory and computer equipment during 2007. Computer purchases for programming, modeling and business use are estimated at approximately $20,000 and scientific and business programs and software at approximately $50,000. Capital expenditures for laboratory equipment are estimated at approximately $50,000 for 2007.

It is our intent, during 2007, to increase our marketing and sales personnel. Current plans are to add one person in this area. As cash flow permits, we plan on increasing our research staff through the addition of up to one post doctor. The post doctor would be responsible for internal research projects that will be directed by our Chief Scientific Officer. In addition, we are considering increasing our programming staff in order to expedite our research projects. Costs associated with the hiring process would include normal expenditures including advertising costs and possible search fees from outside consultants. For higher-level positions, additional interviews, sign on bonuses and relocation expenses may also be incurred. Although this is our current personnel hiring plan, financing conditions and other unforeseen factors could impact the decision making process, and as a result plans may change.

Commitments

In order to advance our pharmacogenomic products to commercialization, our development costs for these products will increase in 2007. We have the following commitments which will increase our research and development costs in the future.

We entered into a license agreement with Beth Israel for EPO.   In exchange for the license, we agreed to make certain milestone payments linked to their progress in developing marketable products from the licensed technology.  The total of payments, if all milestones are reached, is $2,150,000. The milestone payments are nonrefundable. Up to $200,000 of this amount is creditable against future royalties.  In addition  to the  milestone  payments,  we must  also pay Beth  Israel an annual royalty of 4% of the net sales of all  products  developed  from the  licensed technology.  A minimum royalty payment of $100,000 a year is due upon the commencement of commercial sales in any territory worldwide.

We entered into a consulting agreement with Dr. Arthur Sytkowski, the Director of Beth Israel, to consult on the EPO project. In exchange for his services,  we will pay Dr. Sytkowski $10,000 a month,  five annual incentive payments of $25,000 each, and certain  milestone  payments totaling $125,000 linked to our progress under  the Beth  Israel  license  in  developing  marketable  products  from the licensed EPO  technology.  The milestone payments will be reduced - dollar for dollar - to the extent Dr.  Sytkowski receives payments from Beth Israel relating to the same milestone events under the Beth Israel license.  At December 31, 2006 we had a remaining commitment of $360,000 of which $65,000 is accrued.  On March 1, 2007, we entered into a letter agreement with Dr. Sytkowski whereby he agreed to accept shares of our common stock in lieu of payments due under the consulting agreement. At March 31, 2007, we had a remaining commitment of $265,000.  On March 1, 2007, we entered into a letter agreement with Dr. Sytkowski whereby he agreed to accept shares of our common stock in lieu of payments due under the consulting agreement.

During late March 2006, we entered into a service agreement with KBI BioPharma for services to be provided totaling $2,840,000.  At March 31, 2007 $576,000 of these expenses has been paid and approximately $817,000 has been accrued.  KBI will provide us services for the production development of EPO.  KBI has placed this project on hold awaiting payment of the amounts owed.

During July 2006, we entered into a collaborative research agreement with Beth Israel to provide four researchers to us to conduct certain research work related to our EPO research. This project will cost approximately $600,000. At March 31, 2007 we had a remaining commitment of approximately $420,000 remaining of which approximately $271,000 is accrued.

We entered into an exclusive licensing agreement with Dr.  Mark  Froimowitz  to  develop a series of  compounds targeting the clinical development of enhanced pharmaceuticals   for  the  treatment  of  drug  addiction,   ADHD  and depression.  We are obligated to pay the licensor a 2% quarterly royalty fee on the net sales of products covered by the license.  Minimum annual maintenance fees of $25,000 are required for the license term, but will be deducted from royalties.  Additionally,  the license  requires  progress  payments  of up to  $275,000  upon  the  successful development and approval of licensed  products.  The license’s initial five-year term is supplemented by options capable of extending the license term for up to twenty years.  At March 31, 2007, we had a remaining commitment of $400,000 of which $25,000 is accrued.

We entered into an exclusive research sponsorship and license agreement with Harvard College through the Laboratory for Translational Research at Harvard Medical School. The Harvard license agreement provides for sponsored research and the clinical development and commercialization of a diagnostic test targeting early identification of the population at risk of developing vascular diabetic complications. The research will be conducted under the supervision of Dr. Jose Halperin. The remaining sponsored research payments total approximately $2.0 million and will be paid in monthly installments of approximately $70,000.  We have accrued for $269,329 of these costs at March 31, 2007.

Under the Harvard license agreement, we have the exclusive right to develop, market and sell products and services derived from the research. We must pay the Licensor a 6% royalty on the net sales of products and services covered by the license and 30% of all non-royalty sublicense income. We are also required to pay escalating minimum annual license maintenance fees totaling $850,000 through January 1, 2012. We are obligated to make annual license maintenance fees of $250,000 through the Harvard license agreement term, but, beginning January 1, 2013, the annual license fee of $250,000 is credited against royalty payments.  We have been given notice of default by Harvard which stated that we must pay a substantial portion of the outstanding balance by the end of February 2007, or Harvard may exercise their right of termination of the agreement.  We are currently operating under a schedule that requires us to pay Harvard $100,000 per month.  At March 31, 2007 we owed them $269,329.

We entered into a research sponsorship agreement with the Massachusetts College of Pharmacy and Health Sciences, under the supervision of Dr. Mark Froimowitz.  We have $50,000 of payments to the Massachusetts College of Pharmacy and Health Sciences remaining for this research work and it is accrued for at March 31, 2007.

The progress of which we move these research and development projects forward and our ability to finance these commitments will be dependent upon our obtaining financing.

OFF-BALANCE SHEET ARRANGEMENTS

As of March 31, 2007, we have no off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

We currently lease an operating facility at 1621 West University Parkway, Sarasota, Florida. This lease expires September 2011 with a five-year renewal option.  The lease requires monthly rent of approximately $6,000 plus common area maintenance charges.  The building consists of approximately 7,500 square feet of laboratory and office space.  We also lease an operating facility at 4677 Meade St., Suite 218, Richmond, California. This lease expires February 29, 2009.  The lease requires monthly rent of approximately $8,525 for approximately 3,550 square feet of laboratory and office space.  We also lease an operating facility at 700 Bay Street, Suite 2101, Toronto, Canada.  This lease expires April 30, 2008 and has a three-year renewal option.  The lease requires a monthly rent including common area maintenance of approximately $6,300 CDN, or approximately $5,400 USD, for approximately 2,800 square feet of laboratory and office space.  All of these facilities are in good condition.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We entered into a loan agreement with Dr. Tony Frudakis, our Chief Scientific Officer, whereby he loaned monies to the Company for funding of the Company.  He has not been repaid any monies; however, minor expenses paid on his behalf have been deducted from the loan amount.  The loan accrues interest at a rate of 8% and has matured at the end of each year December 31, 2004, 2005 and 2006. Each year Dr. Frudakis has renewed the loan for an additional year and the interest was paid by increasing the principal note amount by the accrued interest at each year end.  The current loan is for $257,147.46 and matures on December 31, 2007.

During 2004, we paid $75,000 to George Frudakis, father of Dr. Tony Frudakis to pay the principal of approximately $45,000, accrued interest of approximately $4,000 and approximately $26,000 was recorded as other expense to satisfy in full any other claims related to a note we had entered into with him during 2002.

On December 28, 2004, we entered into a loan agreement with Biofrontera AG, a German corporation whereby we loaned 140,000 euros to Biofrontera. This converted to 193,426 U.S. dollars at year end. At December 31, 2004 we recorded the loan of $193,426 and accrued interest of $257 for a total receivable of $193,683. This note has a 12 % annual interest rate. The interest and principal payments are due by December 31, 2005. During 2004, we had an investment agreement with Biofrontera to acquire a portion of their company. During February 2005, this investment agreement was terminated, however the loan remains outstanding and the terms of the loan agreement remain in effect. During the fourth quarter of 2005, this loan was paid in full.

During 2005, we acquired 455,324 shares of Biofrontera common stock for $2,274,702 which was less than 18% ownership.  During the fourth quarter of 2006, this company went public; therefore, at that time we recorded the available-for-sale securities at fair market value based upon quoted market price.  These securities are restricted from being publicly traded until October 31, 2007.  During late December 2006, the Company received proceeds of $554,638 for a sale of 32,000 shares and recognized a gain on sale of investments of $394,773.  During January 2007, we sold 50,000 shares of Biofrontera stock for proceeds of $644,000.  On February 15, 2007, we sold the remaining 373,324 shares of Biofrontera stock.  We will receive a total of 4,443,240 euros (approximately $5.9 million USD) for these shares; which will be paid 500,000 euros per month beginning February 2007 through September 2007 with the remaining 443,240 euros paid during October 2007.  During 2007, we will record a realized gain of approximately $4.4 million and reduce our unrealized gain and unrealized gain on currency exchange recorded in accumulated other comprehensive income on the balance sheet by approximately $5.8 million.  We have a right to buy back these Biofrontera shares on or prior to October 31, 2007 at a price of 16.13 euros per share.  If we elect the option to buy back the shares, the purchase price would be placed into an escrow account and the other party would have until March 31, 2008 to deliver the shares.  These shares would then have a lock-up and couldn’t be sold until after October 31, 2008.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is eligible for quotation on the OTC Bulletin Board. Set forth below is a table summarizing the high and low bid quotations for our common stock during its last two fiscal years.

Summary of Quarterly High & Low Price of Common Stock*

QUARTER	HIGH BID	LOW BID
1st Quarter 2005	0.260	0.020
2nd Quarter 2005	0.510	0.034
3rd Quarter 2005	0.202	0.013
4th Quarter 2005	0.044	0.002
1st Quarter 2006	0.340	0.016
2nd Quarter 2006	0.025	0.015
3rd Quarter 2006	0.018	0.009
4th Quarter 2006	0.085	0.006

* Restated for a 20:1 reverse stock split on July 12, 2005.

The above table is based on Over-The-Counter quotations. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not represent actual transaction.

Shareholders

As March 27, 2007, there were 1,036 owners of record of our common stock.

Dividend Policy

We have never paid any cash dividends. The payment of dividends, if any, in the future is within the discretion of our Board of Directors, and will depend upon our earnings, capital requirements and financial condition, and other relevant factors. Management does not expect to declare dividends in the foreseeable future.

EXECUTIVE COMPENSATION

The compensation and awards that have been earned by our executives are listed below:

			Option	All Other
Name and Principal Position	Year	Salary	Awards (7)	Compensation (1)	Total
Richard Gabriel (2)	2004	$148,615 (6)	-	($56,646)	$ 91,969
Director, Chief Executive	2005	205,203 (6)	$508,284	-	713,787
Officer, President	2006	237,203 (6)	-	-	237,203

Hector Gomez, M.D., Ph.D. (3)	2004	$ 74,678 (6)	-	$28,664	$103,342
Director, Chairman of the	2005	229,664 (6)	$508,284	20,000	757,948
Board, Chief Medical Officer	2006	242,064 (6)	-	-	242,064

Tony Frudakis, Ph.D. (4)	2004	$183,010 (6)	-	($8,488)	$174,522
Chief Scientific Officer,	2005	200,203 (6)	$508,284	-	708,487
Director, Secretary	2006	184,203 (6)	-	-	184,203

Karen Surplus (5)	2006	$ 76,822 (6)	-	-	$ 76,822
Chief Financial Officer

(1)

Because the grantees can not sell their stock for cash to cover the tax liability that will be due, we agreed to cover the tax liability associated with the stock grant in cash by the date that the tax was due by the grantee. The table reflects amounts that were earned in 2004, but paid in 2005. The 2004 amounts also reflect an adjustment to this tax liability for these executives. Dr. Gomez's 2004 and 2005 amounts include $20,000 of additional compensation.

(2)

Mr. Gabriel joined our Board of Directors during 2002 and became our Chief Executive Officer and President in 2003.

(3)

Dr. Gomez joined our Board of Directors during 2002 and became our Chief Medical Officer in 2003.

(4)

Dr. Frudakis has been with us since inception and has held many titles and positions during that time including Chief Executive Officer, President and Chief Financial Officer. Dr. Frudakis is currently our Chief Scientific Officer.

(5)

Ms. Surplus joined us in June 2006.

(6)

The executives deferred part of their 2004 salary. The deferred salary amounts included in the 2004 amounts above were $54,170 for Mr. Gabriel, $29,231 for Mr. Gomez and $48,346 for Mr. Frudakis. The executives deferred part of their 2005 salary. The deferred salary amounts included in the 2005 amounts above were $75,000 for Mr. Gabriel, $66,000 for Mr. Gomez and $60,000 for Mr. Frudakis. The executives deferred part of their 2006 salary. The deferred salary amounts included in the 2006 amounts above were $90,000 for Mr. Gabriel, $86,400 for Mr. Gomez, $72,000 for Mr. Frudakis and $31,591 for Ms. Surplus.  During 2006, Mr. Gabriel, Mr. Gomez and Mr. Frudakis were paid $28,000 each for deferred compensation.  At December 31, 2006, the following deferred salary remained owed:  $191,170 to Mr. Gabriel, $153,631 to Mr. Gomez, $152,346 to Mr. Frudakis and $31,591 to Ms. Surplus.

(7)

The fair value of each stock option is estimated on the date of grant using a Black Scholes Pricing Model.  The fair value of these options granted to executives during 2005 was estimated on the dates of the grants using the following approximate assumptions: dividend yield of 0%, expected volatilities of 173% - 177%, risk-free interest rates of 4.17% - 4.46%, and expected lives of 5 years.

EMPLOYMENT AGREEMENTS

Richard Gabriel – DNAPrint.  On April 27, 2007, the Registrant entered into an Employment Agreement with Richard Gabriel, its chief executive officer.  The Agreement was effective immediately and continues in force until June 30, 2008, with automatic renewal terms of one year unless either party provides notice that it does not intend to renew at least 180 days prior to its expiration.  Either party may terminate the Agreement without cause on 30 days’ written notice, subject to the obligation of the Registrant to make the severance payments described below if it terminates the Agreement without cause.  The Agreement does not require the Registrant to pay Mr. Gabriel any cash compensation.  Pursuant to the Employment Agreement, the Registrant compensates Mr. Gabriel by granting him options to purchase twenty million shares of its common stock at an exercise price of $0.01 per share.  The options vest in eight equal monthly installments over the first eight months of the term of the Agreement so long as Mr. Gabriel continues to be employed.  The options expire on April 26, 2017.  The agreement also provides for 30 days of vacation annually, customary expense reimbursement and a two-year covenant not compete.  The Agreement also provides for certain severance payments in the event of a termination without cause.  If the Employment Agreement is terminated without cause other than within two years after a change of control, Mr. Gabriel’s base salary and benefits from the Registrant or DNAPrint Pharmaceuticals, Inc. will be continued for three years after termination, and all then-outstanding stock option grants will immediately become vested.  If the termination without cause occurs within two years after the occurrence of a change of control, Mr. Gabriel is entitled to a lump sum payment equal to four times his base salary from the Registrant or DNAPrint Pharmaceuticals, Inc., as well as continuation of benefits and acceleration of vesting of option grants.  In addition, for one year after such a termination, he has the right to require the Registrant to repurchase any of its stock acquired by him under a stock grant or option.  The purchase price for the repurchase would be the average of the closing sale prices of the Registrant’s stock for the 30 trading days ending on the date prior to the date of the change in control.

Richard Gabriel – DNAPrint Pharmaceuticals.  In addition, on April 27, 2007, the Registrant’s wholly-owned subsidiary, DNAPrint Pharmaceuticals, Inc. (“DNAPP”), entered into an Employment Agreement with Mr. Gabriel to act as its chief executive officer.  The terms of the Agreement are the same as the terms of his Agreement with the Registrant, except with respect to compensation.  Under the Agreement with DNAPP, Mr. Gabriel is entitled to receive an annual salary of $300,000, of which $210,000 is to be paid currently in cash, and 30%, or $90,000 per year, is to be accrued and paid at a time selected by the DNAPP board of directors, but not later than upon termination of employment.

Tony Frudakis – DNAPrint.  On April 27, 2007, the Registrant entered into an Employment Agreement with Dr. Tony Frudakis, its chief scientific officer.  The Agreement was effective immediately and continues in force until June 30, 2008, with automatic renewal terms of one year unless either party provides notice that it does not intend to renew at least 180 days prior to its expiration.  Either party may terminate the Agreement without cause on 30 days’ written notice, subject to the obligation of the Registrant to make the severance payments described below if it terminates the Agreement without cause.  The Agreement does not require the Registrant to pay Dr. Frudakis any cash compensation.  Pursuant to the Employment Agreement, the Registrant compensates Dr. Frudakis by granting him options to purchase twenty million shares of its common stock at an exercise price of $0.01 per share.  The options vest in eight equal monthly installments over the first eight months of the term of the Agreement so long as Dr. Frudakis continues to be employed.  The options expire on April 26, 2017.  The agreement also provides for 30 days of vacation annually, customary expense reimbursement and a two-year covenant not to compete.  The Agreement also provides for certain severance payments in the event of a termination without cause.  If the Employment Agreement is terminated without cause other than within two years after a change of control, Dr. Frudakis’ base salary and benefits from the Registrant or DNAPP will be continued for three years after termination, and all then-outstanding stock option grants will immediately become vested.  If the termination without cause occurs within two years after the occurrence of a change of control, Dr. Frudakis is entitled to a lump sum payment equal to four times his base salary from the Registrant or DNAPP, as well as continuation of benefits and acceleration of vesting of option grants.  In addition, for one year after such a termination, he has the right to require the Registrant to repurchase any of its stock acquired by him under a stock grant or option.  The purchase price for the repurchase would be the average of the closing sale prices of the Registrant’s stock for the 30 trading days ending on the date prior to the date of the change in control.

Tony Frudakis – DNAPrint Pharmaceuticals.  In addition, on April 27, 2007, the Registrant’s wholly-owned subsidiary, DNAPrint Pharmaceuticals, Inc. (“DNAPP”), entered into an Employment Agreement with Dr. Frudakis to act as its chief scientific officer.  The terms of the Agreement are the same as the terms of his Agreement with the Registrant, except with respect to compensation.  Under the Agreement with DNAPP, Dr. Frudakis is entitled to receive an annual salary of $240,000, of which $168,000 is to be paid currently in cash, and 30%, or $72,000 per year, is to be accrued and paid at a time selected by the DNAPP board of directors, but not later than upon termination of employment.

Hector Gomez – DNAPrint.  On April 27, 2007, the Registrant entered into an Employment Agreement with Dr. Hector Gomez, its chief medical officer.  The Agreement was effective immediately and continues in force until June 30, 2008, with automatic renewal terms of one year unless either party provides notice that it does not intend to renew at least 180 days prior to its expiration.  Either party may terminate the Agreement without cause on 30 days’ written notice, subject to the obligation of the Registrant to make the severance payments described below if it terminates the Agreement without cause.  The Agreement does not require the Registrant to pay Dr. Gomez any cash compensation.  Pursuant to the Employment Agreement, the Registrant compensates Dr. Gomez by granting him options to purchase twenty million shares of its common stock at an exercise price of $0.01 per share.  The options vest in eight equal monthly installments over the first eight months of the term of the Agreement so long as Dr. Gomez continues to be employed.  The options expire on April 26, 2017.  The agreement also provides for 30 days of vacation annually, customary expense reimbursement and a two-year covenant not to compete.  The Agreement also provides for certain severance payments in the event of a termination without cause.  If the Employment Agreement is terminated without cause other than within two years after a change of control, Dr. Gomez’ base salary and benefits from the Registrant or DNAPP will be continued for three years after termination, and all then-outstanding stock option grants will immediately become vested.   If the termination without cause occurs within two years after the occurrence of a change of control, Dr. Gomez is entitled to a lump sum payment equal to four times his base salary from the Registrant or DNAPP, as well as continuation of benefits and acceleration of vesting of option grants.  In addition, for one year after such a termination, he has the right to require the Registrant to repurchase any of its stock acquired by him under a stock grant or option.  The purchase price for the repurchase would be the average of the closing sale prices of the Registrant’s stock for the 30 trading days ending on the date prior to the date of the change in control.

Hector Gomez – DNAPrint Pharmaceuticals.  In addition, on April 27, 2007, the Registrant’s wholly-owned subsidiary, DNAPrint Pharmaceuticals, Inc. (“DNAPP”), entered into an Employment Agreement with Dr. Gomez to act as its chief medical officer.  The terms of the Agreement are the same as the terms of his Agreement with the Registrant, except with respect to compensation.  Under the Agreement with DNAPP, Dr. Gomez is entitled to receive an annual salary of $288,000, of which $201,600 is to be paid currently in cash, and 30%, or $86,400 per year, is to be accrued and paid at a time selected by the DNAPP board of directors, but not later than upon termination of employment.

Karen Surplus.  On April 27, 2007, the Registrant entered into an Employment Agreement with Karen Surplus, its chief financial officer.  The Agreement was effective immediately and continues in force until June 30, 2008, with automatic renewal terms of one year unless either party provides notice that it does not intend to renew at least 180 days prior to its expiration.  Either party may terminate the Agreement without cause on 30 days’ written notice, subject to the obligation of the Registrant to make the severance payments described below if it terminates the Agreement without cause.  Under the Agreement, Ms. Surplus is entitled to receive an annual salary of $200,000, of which $140,000 is to be paid currently in cash, and 30%, or $60,000 per year, is to be accrued and paid at a time selected by the Registrant’s board of directors, but not later than upon termination of employment.  In addition, pursuant to the Employment Agreement, the Registrant has granted Ms. Surplus options to purchase four million shares of its common stock at an exercise price of $0.01 per share.  The options vest in eight equal monthly installments over the first eight months of the term of the Agreement so long as Ms. Surplus continues to be employed.  The options expire on April 26, 2017.  The agreement also provides for 30 days of vacation annually, customary expense reimbursement and a two-year covenant not to compete.  The Agreement also provides for certain severance payments in the event of a termination without cause.  If the Employment Agreement is terminated without cause other than within two years after a change of control, Ms. Surplus’ base salary and benefits will be continued for one year after termination, and all then-outstanding stock option grants will immediately become vested.  If the termination without cause occurs within two years after the occurrence of a change of control, Ms. Surplus is entitled to a lump sum payment equal to four times her base salary, as well as continuation of benefits and acceleration of vesting of option grants.  In addition, for one year after such a termination, she has the right to require the Registrant to repurchase any of its stock acquired by her under a stock grant or option.  The purchase price for the repurchase would be the average of the closing sale prices of the Registrant’s stock for the 30 trading days ending on the date prior to the date of the change in control.

The equity awards outstanding at December 31, 2006 that have been granted to our executives are listed below:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Richard Gabriel	15,000,000	$0.0174	11/17/2015
	3,500,000	$0.1000	8/03/2015
Hector Gomez, M.D., Ph.D.	15,000,000	$0.0174	11/17/2015
	3,500,000	$0.1000	8/03/2015
	130,000	$0.6000	2/27/2012
Tony Frudakis, Ph.D.	15,000,000	$0.0174	11/17/2015
	3,500,000	$0.1000	8/03/2015

DNAPrint Genomics, Inc.

(A Development Stage Enterprise)

Consolidated

 Financial Statements as of and

for various periods ended December 31, 2006

and 2005 and Report of Independent Registered Public Accounting Firm

DNAPrint Genomics, Inc.

(A Development Stage Enterprise)

TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Financial Statements:
Consolidated Balance Sheet as of December 31, 2006	F-4
Consolidated Statements of Operations for the years ended December 31, 2006 and 2005, and for the period December 10, 1998 (date of inception) to December 31, 2006	F-5

Consolidated Statements of Stockholders’ Equity (Deficit) for the period ended December 10, 1998  (date of inception) to December 31, 1999 and for the years ended December 31, 2000, 2001, 2002, 2003, 2004, 2005 and 2006

F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005 and for the period December 10, 1998 (date of inception) to December 31, 2006	F-16
Notes to Consolidated Financial Statements	F-18

67

Report of Independent Registered Public Accounting Firm

Board of Directors

DNAPrint Genomics, Inc. and Subsidiaries

(A Development Stage Enterprise)

Sarasota, Florida

We have audited the accompanying consolidated balance sheet of DNAPrint Genomics, Inc. and subsidiaries (a development stage enterprise) as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years ended December 31, 2006 and 2005 and the period from December 10, 1998 (Date of Inception) through December 31, 2006.  These consolidated financial statements are the responsibility of the management of DNAPrint Genomics, Inc. and Subsidiaries.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements as of December 31, 2002 and for the period December 10, 1998 (date of inception) through December 31, 2002 were audited by other auditors whose report dated April 11, 2003 included an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements for the period December 10, 1998 (date of inception) through December 31, 2002 include total sales and net loss of $270,938 and $6,849,650, respectively. Our opinion on the consolidated statements of operations, changes in stockholders' equity, and cash flows for the period December 10, 1998 (date of inception) through December 31, 2006 insofar as it relates to amounts for periods through December 31, 2002 is based solely on the report of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we expressed no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on the audit and the report of other auditors on the previous years' consolidated financial statements, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DNAPrint Genomics, Inc. and subsidiaries as of December 31, 2006 and the consolidated results of its operations and its cash flows for the years ended December 31, 2006 and 2005 and the period from December 10, 1998 (Date of Inception) through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note B, the Company incurred a net loss of $12,348,364 during the year ended December 31, 2006 and has an accumulated deficit of $38,102,527 from inception to December 31, 2006.  In addition, the Company is in default of its notes payable with Dutchess and is delinquent on lease payments, certain payments with research and development agreements and certain payables.  These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note B.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Pender Newkirk & Company

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

March 8, 2007

DNAPrint Genomics, Inc.

(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$594,681
Accounts receivable (net of allowance for doubtful accounts of $7,500)	74,573
Inventory, raw material	96,432
Deferred financing costs	60,857
Prepaid expenses and other current assets	53,541
Marketable equity securities, available for sale	7,903,053
Total current assets	8,783,137
PROPERTY AND EQUIPMENT (net of accumulated depreciation and amortization of $957,839)	1,238,207
OTHER ASSETS:
Intangibles (net of accumulated amortization of $138,125)	225,104
Other assets	23,128
Total Other Assets	248,232
TOTAL	$10,269,576
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$3,010,329
Accrued expenses	199,518
Deferred revenue	177,775
Accrued compensation expense	963,679
Line of credit	50,000
Notes payable at fair market value (net of discount of $561,811)	6,299,659
Convertible debentures (net of discount of $3,635)	239,997
Notes payable to related party	257,147
Capital lease obligation – current	230,588
Derivative liabilities	202,250
Accrued default penalties	2,143,500
Total current liabilities	13,774,442
Capital lease obligation – long-term	30,596
Convertible debentures – long-term at fair market value (net of discount of $1,838,577)	175,173
Total liabilities	13,980,211
Contingencies and commitments (See Note J below)	-
STOCKHOLDERS’ DEFICIT
Preferred stock, $.01 par value, 10,000,000 shares authorized, of which 50,000 shares are designated as Series A
Series A convertible preferred stock, 50,000 shares authorized; 40,000 shares issued, -0- outstanding; $10 per share liquidation value	-
Common stock, $.01 par value, 1,500,000,000 shares authorized; 458,178,982 shares issued and outstanding	4,581,791
Common stock subscribed (9,000,000 shares)	90,000
Additional paid-in capital	31,444,514
Accumulated other comprehensive income	5,787,784
Prepaid warrant exercises	9,488
Deferred stock compensation and consulting	(94,263)
Deficit incurred prior to development stage	(7,427,422)
Deficit accumulated during the development stage	(38,102,527)
Total stockholders’ deficit	(3,710,635)
TOTAL	$10,269,576

See notes to consolidated financial statements

DNAPrint Genomics, Inc.

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	For the Period December 10, 1998 (date of inception) to December 31, 2006

SALES	$2,433,000	$1,275,503	$5,474,711
COST OF SALES	1,678,932	950,472	3,742,431
GROSS PROFIT	754,068	325,031	1,732,280
OTHER OPERATING EXPENSES:
Research and development	6,427,115	2,122,383	17,195,165
Selling, general and administrative	3,194,122	2,864,548	13,958,606
Total other operating expenses	9,621,237	4,986,931	31,153,771
LOSS FROM OPERATIONS	(8,867,169)	(4,661,900)	(29,421,491)
OTHER INCOME (EXPENSES):
Interest expense	(59,395)	(50,370)	(1,554,668)
Debt default penalties	(2,143,500)	-	(2,143,500)
Intrinsic value of convertible debt and non-detachable warrants and debt discount amortization	(2,581,269)	(1,953,084)	(5,034,353)
Interest income	211	15,974	16,185
Amortization of deferred financing fees	(238,638)	(333,255)	(594,847)
Sale of option to Orchid Biosciences	-	-	353,090
Loss on disposal of investments	-	-	(349,006)
Gain (loss) on derivative contracts, net	1,276,451	(1,610,905)	(334,454)
Gain on sale of investments available-for-sale	394,773	-	394,773
Settlement expense	(133,000)	-	(285,437)
Foreign currency gain (loss)	3,172	(7,060)	(3,888)
Other expenses	-	(115,252)	(481,157)
Total other income (expenses) – net	(3,481,195)	(4,053,952)	(10,017,262)
NET LOSS	$(12,348,364)	$(8,715,852)	$(39,438,753)
NET LOSS PER SHARE - Basic and Diluted	$(0.03)	$(0.09)	$(0.53)
SHARES USED IN COMPUTING NET LOSS PER SHARE – Basic and Diluted	365,238,605	93,531,222	73,797,418

See notes to consolidated financial statements

DNAPrint Genomics, Inc.

 (A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
BALANCES, DECEMBER 10, 1998	-	$-	1,470,050	$14,701
Stock issued for acquisition of DNAPrint Genomics, Inc. (FL) in Pooling of Interests	-	-	9,600,000	96,000
Common stock issued for reorganization/court order at $0.47 per share	-	-	6,250,000	62,500
Adjustment due to subsidiaries liquation in bankruptcy	-	-	-	-
Net loss for the year ended December 31, 1999	-	-	-	-
BALANCES, DECEMBER 31, 1999	-	-	17,320,050	173,201
Stock issued for advertising and marketing services at $0.40 per share	-	-	400,000	4,000
Increases in stock issued for acquisition of land at $1.33 per share	-	-	1,500,000	15,000
Net loss for the year ended December 31, 2000	-	-	-	-
Unrealized loss on securities	-	-	-	-
Subscription receivable payments	-	-	-	-
Deferred stock compensation related to stock option grants	-	-	-	-
Dividend paid in common stock of Heroes, Inc.	-	-	-	-
BALANCES, DECEMBER 31, 2000	-	-	19,220,050	192,201
Common stock issuances:	-	-	-	-
Via 506 Private Placement at $1.00 per share	-	-	716,200	7,162
For consulting services at $1.00 per share	-	-	40,000	400
Through funding agreement with TBFI at $1.00 per share	-	-	390,831	3,908
From exercise of nonqualified stock options at $1.22 per share	-	-	562,500	5,625
For bankruptcy settlements at $0..40 per share	-	-	534,788	5,348
Loss on investment	-	-	-	-
Recovery of subscription receivables	-	-	-	-
Deferred stock compensation related to stock option grants	-	-	-	-
Amortization of deferred stock compensation	-	-	-	-
Net loss for the year ended December 31, 2001	-	-	-	-
BALANCES, DECEMBER 31, 2001	-	-	21,464,369	214,644
Common stock issuances:	-	-
Via 506 Private Placement at $0.36 per share	-	-	69,444	694
For consulting services at $0.80 per share	-	-	2,500	25
For consulting services at $1.26 per share	-	-	2,103	21
For consulting services at $1.34 per share	-	-	2,500	25
From exercise of nonqualified stock options at $0.97 per share	-	-	127,778	1,278
From exercise of nonqualified stock options at $1.18 per share	-	-	125,000	1,250
From exercise of employee stock options	-	-	47,249	472
For settlement of related party notes payable at $1.26 per share	-	-	727,368	7,274
Per settlement agreement with TBFI	-	-	-	-
Deferred stock compensation related to stock option grants	-	-	-	-
Amortization of deferred stock compensation	-	-	-	-
Net loss for the year ended December 31, 2002	-	-	-	-
BALANCES, DECEMBER 31, 2002	-	-	22,568,311	225,683

(Continued)

	Additional Paid in Capital	Common Stock Subscribed	Stock Subscription Receivable	Prepaid Warrants	Deferred Stock Compensation
BALANCES, DECEMBER 10, 1998	$5,256,690	$-	$-	$-	$-
Stock issued for acquisition of DNAPrint Genomics, Inc. (FL) in Pooling of Interests	904,000	-	(1,000,000)	-	-
Common stock issued for reorganization/court order at $0.47 per share	2,874,980	-	-	-	-
Adjustment due to subsidiaries liquation in bankruptcy	-	-	-	-	-
Net loss for the year ended December 31, 1999	-	-	-	-	-
BALANCES, DECEMBER 31, 1999	9,035,670	-	(1,000,000)	-	-
Stock issued for advertising and marketing services at $0.40 per share	156,000	-	-	-	-
Increases in stock issued for acquisition of land at $1.33 per share	1,985,000	-	-	-	-
Net loss for the year ended December 31, 2000	-	-	-	-	-
Unrealized loss on securities	-	-	-	-	-
Subscription receivable payments	-	-	539,500	-	-
Deferred stock compensation related to stock option grants	731,450	-	-	-	(731,450)
Dividend paid in common stock of Heroes, Inc.	-	-	-	-	-
BALANCES, DECEMBER 31, 2000	11,908,120	-	(460,500)	-	(731,450)
Common stock issuances:	-	-	-	-	-
Via 506 Private Placement at $1.00 per share	709,038	-	-	-	-
For consulting services at $1.00 per share	39,600	-	-	-	-
Through funding agreement with TBFI at $1.00 per share	386,923	-	-	-	-
From exercise of nonqualified stock options at $1.22 per share	681,250	-	-	-	-
For bankruptcy settlements at $0.40 per share	208,568	-	-	-	-
Loss on investment	-	-	-	-	-
Recovery of subscription receivables	-	-	460,500	-	-
Deferred stock compensation related to stock option grants	22,100	-	-	-	(22,100)
Amortization of deferred stock compensation	-	-	-	-	219,530
Net loss for the year ended December 31, 2001	-	-	-	-	-

(Continued)

BALANCES, DECEMBER 31, 2001	13,955,599	-	-	-	(534,020)
Common stock issuances:
Via 506 Private Placement at $0.36 per share	24,306	-	-	-	-
For consulting services at $0.80 per share	1,975	-	-	-	-
For consulting services at $1.26 per share	2,628	-	-	-	-
For consulting services at $1.34 per share	3,325	-	-	-	-
From exercise of nonqualified stock options at $0.97 per share	122,221	-	-	-	-
From exercise of nonqualified stock options at $1.18 per share	146,250	-	-	-	-
From exercise of employee stock options	(472)	-	-	-	-
For settlement of related party notes payable at $1.26 per share	909,209	-	-	-	-
Per settlement agreement with TBFI	34,200	-	-	-	-
Deferred stock compensation related to stock option grants	171,800	-	-	-	(171,800)
Amortization of deferred stock compensation	-	-	-	-	269,694
Net loss for the year ended December 31, 2002	-	-	-	-	-
BALANCES, DECEMBER 31, 2002	15,371,041	-	-	-	(436,126)

(Continued)

	Deficit incurred prior development stage	Deficit accumulated during the Comprehensive stage	Accumulated Other Comprehensive Income	Total
BALANCES, DECEMBER 10, 1998	$(7,427,422)	$(44,244,627)	$222,443	$(46,178,215)
Stock issued for acquisition of DNAPrint Genomics, Inc. (FL) in Pooling of Interests	-	-	-	-
Common stock issued for reorganization/court order at $0.47 per share	-	-	-	2,937,480
Adjustment due to subsidiaries liquation in bankruptcy	-	63,355,809	-	63,355,809
Net loss for the year ended December 31, 1999	-	(20,061,513)	-	(20,061,513)
BALANCES, DECEMBER 31, 1999	(7,427,422)	(950,331)	222,443	53,561
Stock issued for advertising and marketing services at $0.40 per share	-	-	-	160,000
Increases in stock issued for acquisition of land at $1.33 per share	-	-	-	2,000,000
Net loss for the year ended December 31, 2000	-	(191,789)	-	(191,789)
Unrealized loss on securities	-	-	(197,298)	(197,298)
Subscription receivable payments	-	-	-	539,500
Deferred stock compensation related to stock option grants	-	-	-	-
Dividend paid in common stock of Heroes, Inc.	-	(1,988,228)	-	(1,988,228)
BALANCES, DECEMBER 31, 2000	(7,427,422)	(3,130,348)	25,145	375,746
Common stock issuances:
Via 506 Private Placement at $1.00 per share	-	-	-	716,200
For consulting services at $1.00 per share	-	-	-	40,000
Through funding agreement with TBFI at $1.00 per share	-	-	-	390,831
From exercise of nonqualified stock options at $1.22 per share	-	-	-	686,875
For bankruptcy settlements at $0.40 per share	-	-	-	213,916
Loss on investment	-	-	(25,145)	(25,145)
Recovery of subscription receivables	-	-	-	460,500
Deferred stock compensation related to stock option grants	-	-	-	-
Amortization of deferred stock compensation	-	-	-	219,530
Net loss for the year ended December 31, 2001	-	(2,593,906)	-	(2,593,906)
BALANCES, DECEMBER 31, 2001	(7,427,422)	(5,724,254)	-	484,547
Common stock issuances:			-
Via 506 Private Placement at $0.36 per share	-	-	-	25,000
For consulting services at $0.80 per share	-	-	-	2,000
For consulting services at $1.26 per share	-	-	-	2,649
For consulting services at $1.34 per share	-	-	-	3,350
From exercise of nonqualified stock options at $0.97 per share	-	-	-	123,499
From exercise of nonqualified stock options at $1.18 per share	-	-	-	147,500
From exercise of employee stock options	-	-	-	-
For settlement of related party notes payable at $1.26 per share	-	-	-	916,483
Per settlement agreement with TBFI	-	-	-	34,200
Deferred stock compensation related to stock option grants	-	-	-	-
Amortization of deferred stock compensation	-	-	-	269,694
Net loss for the year ended December 31, 2002	-	(3,113,624)	-	(3,113,624)
BALANCES, DECEMBER 31, 2002	(7,427,422)	(8,837,878)	-	(1,104,702)

(Continued)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Common stock issuances:
For settlement of related party notes payable and interest at $0.64	-	-	865,399	8,654
For settlement of related party notes payable and interest at $0.64	-	-	403,362	4,034
For settlement of related party notes payable and interest at $1.48	-	-	135,502	1,355
For settlement of related party notes payable and interest at $1.44	-	-	404,630	4,046
For consulting services at $0.60 per share	-	-	139,043	1,391
For consulting services at $.096 per share	-	-	16,686	167
For consulting and scientific advisory board services at $1.47 per share	-	-	13,497	135
For scientific advisory board services at $.095 per share	-	-	5,000	50
For accounting services at $0.52 per share	-	-	4,208	42
For legal services at $1.35 per share	-	-	2,917	29
For legal services at $1.54 per share	-	-	3,539	35
For legal services at $1.28 per share	-	-	3,180	32
For legal services at $1.01 per share	-	-	2,990	30
For legal services at $0.97 per share	-	-	6,404	64
For consulting services at $0.63 per share	-	-	6,729	67
For legal services at $0.55 per share	-	-	42,196	422
For consulting services at $0.99	-	-	32,608	326
From exercise of nonqualified stock options at $.058 per share	-	-	294,118	2,941
From exercise of nonqualified stock options at $2.70 per share	-	-	208,333	2,083
From exercise of nonqualified stock options at $2.20 per share	-	-	208,333	2,083
From exercise of nonqualified stock options at $1.44 per share	-	-	151,515	1,515
From exercise of nonqualified stock options at $1.22 per share	-	-	161,290	1,613
Via 506 private placement at $0.30 per share	-	-	33,333	333
Via 506 private placement at $0.29 per share	-	-	138,889	1,389
For settlement with TBFI. at $1.64 per share	-	-	238,183	2,382
Conversion of debt to common stock and exercise of non-detachable warrants	-	-	104,737	1,048
Amortization of deferred stock compensation	-	-	-	-
Deferred stock compensation costs	-	-	-	-
Stock options cancelled	-	-	-	-
Common stock subscribed	-	-	-	-
Intrinsic value of convertible debt and warrants	-	-	-	-
Stock issuance costs	-	-	-	-
Warrants issued for stock issuance costs	-	-	-	-
Net loss for the year ended December 31, 2003	-	-	-	-
BALANCES, DECEMBER 31, 2003	-	-	26,194,932	261,949
Common stock issuances:
Stock issued that was subscribed in the prior year	-	-	5,768,315	57,683
For accrued expenses at $0.55 per share	-	-	76,118	761
For consulting services and accrued expenses at $1.12 per share	-	-	250,000	2,500
For consulting services at $0.60 per share	-	-	2,500	25
For consulting services at $0.84 per share	-	-	2,500	25
For consulting services at $0.20 per share	-	-	-	-
For consulting services at $0.40 per share	-	-	-	-
For consulting services at $0.40 per share	-	-	9,771	98
Conversion of debt to common stock and exercise of $20.00 per share non-detachable warrants	-	-	14,642,827	146,428
Exercise of options	-	-	9,250	93
Prepaid monies for future exercise of warrants	-	-	-	-
Preferred stock Series A issued to investors	40,000	400	-	-
Stock options cancelled	-	-	-	-
Amortization of deferred stock compensation	-	-	-	-
Stock issuance costs	-	-	-	-
Warrants issued for stock issuance costs	-	-	-	-
Net loss for the year ended December 31, 2004	-	-	-	-
BALANCES, DECEMBER 31, 2004	40,000	400	46,956,213	469,562

(Continued)

	Additional Paid in Capital	Common Stock Subscribed	Stock Subscription Receivable	Prepaid Warrants	Deferred Stock Compensation
Common stock issuances:
For settlement of related party notes payable and interest at $064	545,201	-	-	-	-
For settlement of related party notes payable and interest at $0.64	254,117	-	-	-	-
For settlement of related party notes payable and interest at $1.48	199,188	-	-	-	-
For settlement of related party notes payable and interest at $1.44	578,621	-	-	-	-
For consulting services at $0.60 per share	82,035	-	-	-	-
For consulting services at $0.95 per share	15,835	-	-	-	-
For consulting and scientific advisory board services at $1.47 per share	19,697	-	-	-	-
For scientific advisory board services at $0.95 per share	4,700	-	-	-	-
For accounting services at $0.52 per share	2,157	-	-	-	-
For legal services at $1.35 per share	3,914	-	-	-	-
For legal services at $1.54 per share	5,429	-	-	-	-
For legal services at $1.28 per share	4,051	-	-	-	-
For legal services at $1.01 per share	2,990	-	-	-	-
For legal services at $0.97 per share	6,135	-	-	-	-
For consulting services at $0.63 per share	4,155	-	-	-	-
For legal services at $0..55 per share	22,583	-	-	-	-
For consulting services at $0.99	31,977	-	-	-	-
From exercise of nonqualified stock options at $0.58 per share	167,647	-	-	-	-
From exercise of nonqualified stock options at $2.70 per share	560,417	-	-	-	-
From exercise of nonqualified stock options at $2.20 per share	456,250	-	-	-	-
From exercise of nonqualified stock options at $1.44 per share	216,667	-	-	-	-
From exercise of nonqualified stock options at $1.22 per share	195,161	-	-	-	-
Via 506 private placement at $0.30 per share	9,667	-	-	-	-
Via 506 private placement at $0.29 per share	38,611	-	-	-	-
For settlement with TBFI. at $1.64 per share	388,238	-	-	-	-
Conversion of debt to common stock and exercise of non-detachable warrants	78,952	-	-	-	-
Amortization of deferred stock compensation	-	-	-	-	1,378,637
Deferred stock compensation costs	-	-	-	-	(1,848,750)
Stock options cancelled	(170,883)	-	-	-	170,883
Common stock subscribed	2,932,804	57,683	-	-	-
Intrinsic value of convertible debt and warrants	500,000	-	-	-	-
Stock issuance costs	(173,523)	-	-	-	-
Warrants issued for stock issuance costs	80,000	-	-	-	-
Net loss for the year ended December 31, 2003	-	-	-	-	-
BALANCES, DECEMBER 31, 2003	22,433,834	57,683	-	-	(735,356)

(Continued)

Common stock issuances:			-	-
Stock issued that was subscribed in the prior year	-	(57,683)	-	-	-
For accrued expenses at $0.55 per share	41,104	-	-	-	-
For consulting services and accrued expenses at $1.12 per share	277,500	-	-	-	-
For consulting services at $0.60 per share	1,475	-	-	-	-
For consulting services at $0.84 per share	2,075	-	-	-	-
For consulting services at $0.20 per share	2,381	125	-	-	-
For consulting services at $0.40 per share	3,053	78	-	-	-
For consulting services at $0.40 per share	3,779	-	-	-	-
Conversion of debt to common stock and exercise of $20.00 per share non-detachable warrants	4,329,067	4,505	-	(90,000)	-
Exercise of options	(93)	-	-	-	-
Prepaid monies for future exercise of warrants	-	-	-	345,000	-
Preferred stock Series A issued to investors	399,600	-	-	-	-
Stock options cancelled	(19,950)	-	-	-	19,950
Amortization of deferred stock compensation	-	-	-	-	689,335
Stock issuance costs	(489,335)	-	-	-	-
Warrants issued for stock issuance costs	197,633	-	-	-	-
Net loss for the year ended December 31, 2004	-	-	-	-	-
BALANCES, DECEMBER 31, 2004	27,182,123	4,708	-	255,000	(26,071)

(Continued)

	Deficit incurred prior development stage	Deficit accumulated during the Comprehensive stage	Accumulated Other Comprehensive Income	Total
Common stock issuances:
For settlement of related party notes payable and interest at $064	-	-	-	553,855
For settlement of related party notes payable and interest at $0.64	-	-	-	258,151
For settlement of related party notes payable and interest at $1.48	-	-	-	200,543
For settlement of related party notes payable and interest at $1.44	-	-	-	582,667
For consulting services at $0.60 per share	-	-	-	83,426
For consulting services at $0.96 per share	-	-	-	16,002
For consulting and scientific advisory board services at $1.47 per share	-	-	-	19,832
For scientific advisory board services at $0.95 per share	-	-	-	4,750
For accounting services at $0.52 per share	-	-	-	2,199
For legal services at $1.35 per share	-	-	-	3,943
For legal services at $1.54 per share	-	-	-	5,464
For legal services at $1.28 per share	-	-	-	4,083
For legal services at $1.01 per share	-	-	-	3,020
For legal services at $0.97 per share	-	-	-	6,199
For consulting services at $0.63 per share	-	-	-	4,222
For legal services at $0.55 per share	-	-	-	23,005
For consulting services at $0.99	-	-	-	32,303
From exercise of nonqualified stock options at $0.58 per share	-	-	-	170,588
From exercise of nonqualified stock options at $2.70 per share	-	-	-	562,500
From exercise of nonqualified stock options at $2.20 per share	-	-	-	458,333
From exercise of nonqualified stock options at $1.44 per share	-	-	-	218,182
From exercise of nonqualified stock options at $1.22 per share	-	-	-	196,774
Via 506 private placement at $0.30 per share	-	-	-	10,000
Via 506 private placement at $0.29 per share	-	-	-	40,000
For settlement with TBFI. at $1.64 per share	-	-	-	390,620
Conversion of debt to common stock and exercise of non-detachable warrants	-	-	-	80,000
Amortization of deferred stock compensation	-	-	-	1,378,637
Deferred stock compensation costs	-	-	-	(1,848,750)
Stock options cancelled	-	-	-	-
Common stock subscribed	-	-	-	2,990,487
Intrinsic value of convertible debt and warrants	-	-	-	500,000
Stock issuance costs	-	-	-	(173,523)
Warrants issued for stock issuance costs	-	-	-	80,000
Net loss for the year ended December 31, 2003	-	(7,789,905)	-	(7,789,905)
BALANCES, DECEMBER 31, 2003	(7,427,422)	(16,627,783)	-	(2,037,095)

(Continued)

Common stock issuances:
Stock issued that was subscribed in the prior year	-	-	-	-
For accrued expenses at $0.55 per share	-	-	-	41,865
For consulting services and accrued expenses at $1.12 per share	-	-	-	280,000
For consulting services at $0.60 per share	-	-	-	1,500
For consulting services at $0.84 per share	-	-	-	2,100
For consulting services at $0.20 per share	-	-	-	2,506
For consulting services at $0.40 per share	-	-	-	3,131
For consulting services at $0.40 per share	-	-	-	3,877
Conversion of debt to common stock and exercise of 20.00 per share non-detachable warrants	-	-	-	4,390,000
Exercise of options	-	-	-	-
Prepaid monies for future exercise of warrants	-	-	-	345,000
Preferred stock Series A issued to investors	-	-	-	400,000
Stock options cancelled	-	-	-	-
Amortization of deferred stock compensation	-	-	-	689,335
Stock issuance costs	-	-	-	(489,335)
Warrants issued for stock issuance costs	-	-	-	197,633
Net loss for the year ended December 31, 2004	-	(3,734,982)	-	(3,734,982)
BALANCES, DECEMBER 31, 2004	(7,427,422)	(20,362,765)	-	95,535

(Continued)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Net loss for the year ended December 31, 2005	-	-	-	-
Foreign currency translation losses	-	-	-	-
Comprehensive loss
Common stock issuances:
For stock that was issuable at prior yearend	-	-	470,815	4,709
For shares issued for compensation at $0.014 per share	-	-	2,928,043	29,280
For shares issued for investor relations services at $0.017 per share	-	-	2,000,000	20,000
For shares issued for consulting at $0.018 per share	-	-	-	-
For shares issued for consulting at $0.021 per share	-	-	254,788	2,548
For shares issued for consulting at $0.022 per share	-	-	454,966	4,550
For shares issued for investor relations services at $.060 per share	-	-	2,000,000	20,000
For shares issued for consulting at $0.120 per share	-	-	24,315	243
For shares issued for consulting at $0.203 per share	-	-	26,394	264
For Kenna Technologies, Inc. acquisition at $.015 per share	-	-	1,499,998	15,000
For assets acquired from Ellipsis Biotherapeutics, Inc. at $0.023 per share	-	-	6,500,000	65,000
For Trace Genetics, Inc. acquisition at $0.216 per share	-	-	1,250,000	12,500
For the conversion of preferred stock	(25,278)	(253)	2,499,364	24,994
Conversion of debt to common stock and exercise of $1.00 per share non-detachable warrants	-	-	86,686,596	866,866
Dutchess shares issued through put agreement	-	-	78,912,356	789,124
Dutchess shares issued in conjunction with note	-	-	3,750,000	37,500
Amortization of deferred stock compensation and consulting	-	-	-	-
Stock issuance costs	-	-	-	-
Intrinsic value of convertible debt and warrants	-	-	-	-
Warrants issued for stock issuance costs	-	-	-	-
Warrants issued for Trace Genetics, Inc. acquisition	-	-	-	-
Warrants issued for consulting	-	-	-	-
Conversion feature of preferred stock reclassified to a liability due to indeterminate shares from a derivative	-	-	-	-
Conversion feature of convertible debt reclassified to a liability due to indeterminate shares from a derivative	-	-	-	-
Warrants outstanding classified as a liability due to indeterminate shares from a derivative	-	-	-	-
BALANCES, DECEMBER 31, 2005	14,722	147	236,213,848	2,362,140

(Continued)

Adjustment to retained earnings for implementation of FASB 155	-	-	-	-
Net loss for the year ended December 31, 2006	-	-	-	-
Foreign currency translation losses	-	-	-	-
Unrealized gain on currency exchange	-	-	-	-
Unrealized gain on sale of Biofrontera shares	-	-	-	-
Comprehensive Loss	-	-	-	-
Common stock issuances:
Shares issued in settlement at $0.012 per share	-	-	1,500,000	15,000
Shares issued for investor relations services at $0.027 per share	-	-	2,000,000	20,000
Shares issued for investor relations services at $0.013 per share	-	-	6,250,000	62,500
Shares to be issued for investor relations services at $0.0074 per share	-	-	-	-
Shares to be issued for investor relations services at $0.018 per share	-	-	-	-
Shares issued for consulting at $0.017 per share	-	-	2,500	25
Shares issued for consulting at $0.019 per share	-	-	2,500	25
Shares issued for consulting at $0.011 per share	-	-	2,500	25
Shares issued for consulting at $0.023 per share	-	-	2,500	25
Shares issued for consulting at $0.009 per share	-	-	2,500	25
Shares issued for consulting at $0.022 per share	-	-	143,775	1,438
Shares issued for consulting at $0.025 per share	-	-	862,537	8,625
Conversion of debt to common stock and exercise of $1.00 per share non-detachable warrants	-	-	10,182,249	101,823
Dutchess shares issued through put agreement	-	-	188,860,259	1,888,603
Stock issued that was issuable at prior yearend	-	-	502,053	5,020
Conversion of preferred stock into common stock	(14,722)	(147)	11,651,761	116,517
Fair market value of options granted to employees	-	-	-	-
Amortization of deferred stock compensation	-	-	-	-
Intrinsic value of convertible debt feature	-	-	-	-
Stock issuance costs	-	-	-	-
Warrants issued for consulting	-	-	-	-
BALANCES, DECEMBER 31, 2006	-	$-	458,178,982	$4,581,791

(Continued)

	Additional Paid in Capital	Common Stock Subscribed	Stock Subscription Receivable	Prepaid Warrants
Net loss for the year ended December 31, 2005	-	-	-	-
Foreign currency translation losses	-	-	-	-
Comprehensive loss	-	-	-	-
Common stock issuances:	-	-	-	-
For stock that was issuable at prior yearend	-	(4,709)	-	-
For shares issued for compensation at $0.014 per share	12,590	-	-	-
For shares issued for investor relations services at $0.017 per share	14,000	-	-	-
For shares issued for consulting at $0.018 per share	19	25	-	-
For shares issued for consulting at $0.021 per share	2,856	25	-	-
For shares issued for consulting at $0.022 per share	11,198	4,972	-	-
For shares issued for investor relations services at $0.060 per share	100,000	-	-	-
For shares issued for consulting at $0.120 per share	2,674	-	-	-
For shares issued for consulting at $0.203 per share	5,090	-	-	-
For Kenna Technologies, Inc. acquisition at $0.015 per share	7,500	-	-	-
For assets acquired from Ellipsis Biotherapeutics, Inc. at $0.023 per share	84,500	-	-	-
For Trace Genetics, Inc. acquisition at $0.216 per share	257,500	-	-	-
For the conversion of preferred stock	(24,741)	-	-	-
Conversion of debt to common stock and exercise of $1.00 per share non-detachable warrants	2,156,556	578	-	(135,000)
Dutchess shares issued through put agreement	1,023,636	-	-	-
Dutchess shares issued in conjunction with note	(37,500)	-	-	-
Amortization of deferred stock compensation and consulting -		-	-	-
Stock issuance costs	(404,246)	-	-	-
Intrinsic value of convertible debt and warrants	250,000	-	-	-
Warrants issued for stock issuance costs	108,371	-	-	-
Warrants issued for Trace Genetics, Inc. acquisition	48,283	-	-	-
Warrants issued for consulting	139,030	-	-	-
Conversion feature of preferred stock reclassified to a liability due to indeterminate shares from a derivative	(513,347)	-	-	-
Conversion feature of convertible debt reclassified to a liability due to indeterminate shares from a derivative	(54,590)	-	-	-
Warrants outstanding classified as a liability due to indeterminate shares from a derivative	(348,568)	-	-	-
BALANCE DECEMBER 31, 2005	30,022,934	5,599	-	120,000
Adjustment to retained earnings for implementation of FASB 155	-	-	-	-
Net loss for the year ended December 31, 2006	-	-	-	-
Foreign currency translation losses	-	-	-	-
Unrealized gain on currency exchange	-	-	-	-
Unrealized gain on sale of Biofrontera shares	-	-	-	-
Comprehensive Loss	-	-	-	-
Common stock issuances:
Shares issued in settlement at $0.012 per share	3,000	-	-	-
Shares issued for investor relations services at $0.027 per share	33,600	-	-	-
Shares issued for investor relations services at $0.013 per share	18,750	-	-	-
Shares to be issued for investor relations services at $0.0074 per share	(16,250)	62,500	-	-

(Continued)

Shares to be issued for investor relations services at $0.018 per share	22,000	27,500	-	-
Shares issued for consulting at $0.017 per share	16	-	-	-
Shares issued for consulting at $0.019 per share	23	-	-	-
Shares issued for consulting at $0.011 per share	3	-	-	-
Shares issued for consulting at $0.023 per share	32	-	-	-
Shares issued for consulting at $0.009 per share	(2)	-	-	-
Shares issued for consulting at $0.022 per share	1,713	-	-	-
Shares issued for consulting at $0.025 per share	13,218	-	-	-
Conversion of debt to common stock and exercise of $1.00 per share non-detachable warrants	16,057	-	-	(110,512)
Dutchess shares issued through put agreement	1,149,484	-	-	-
Stock issued that was issuable at prior yearend	579	(5,599)	-	-
Conversion of preferred stock into common stock	118,995	-	-	-
Fair market value of options granted to employees	19,858	-	-	-
Amortization of deferred stock compensation	-	-	-	-
Intrinsic value of convertible debt feature	110,074	-	-	-
Stock issuance costs	(69,570)	-	-	-
Warrants issued for consulting	-	-	-	-
BALANCES, DECEMBER 31, 2006	$31,444,514	$90,000	$-	$9,488

(Continued)

	Deferred Stock Compensation	Deficit incurred prior development stage
Net loss for the year ended December 31, 2005	-
Foreign currency translation losses	-	-
Comprehensive loss	-	-
Common stock issuances:	-	-
For stock that was issuable at prior yearend	-	-
For shares issued for compensation at $0.014 per share	-	-
For shares issued for investor relations services at $0.017 per share	(34,000)	-
For shares issued for consulting at $0.018 per share	-	-
For shares issued for consulting at $0.021 per share	-	-
For shares issued for consulting at $0.022 per share	-	-
For shares issued for investor relations services at $.060 per share	(120,000)	-
For shares issued for consulting at $0.120 per share	-	-
For shares issued for consulting at $0.203 per share	-	-
For Kenna Technologies, Inc. acquisition at $0.015 per share	-	-
For assets acquired from Ellipsis Biotherapeutics, Inc. at $0.023 per share	-	-
For Trace Genetics, Inc. acquisition at $0.216 per share	-	-
For the conversion of preferred stock	-	-
Conversion of debt to common stock and exercise of $1.00 per share non-detachable warrants	-	-
Dutchess shares issued through put agreement	-	-
Dutchess shares issued in conjunction with note	-	-
Amortization of deferred stock compensation and consulting	320,033
Stock issuance costs	-	-
Intrinsic value of convertible debt and warrants	-	-
Warrants issued for stock issuance costs	-	-
Warrants issued for Trace Genetics, Inc. acquisition	-	-
Warrants issued for consulting	(234,336)	-
Conversion feature of preferred stock reclassified to a liability due to indeterminate shares from a derivative	-	-
Conversion feature of convertible debt reclassified to a liability due to indeterminate derivative shares	-	-
Warrants outstanding classified as a liability due to indeterminate shares from a derivative	-	-
BALANCE DECEMBER 31, 2005	(94,374)	(7,427,422)
Adjustment to retained earnings for implementation of FASB 155	-	-
Net loss for the year ended December 31, 2006	-	-
Foreign currency translation losses	-	-
Unrealized gain on currency exchange	-	-
Unrealized gain on sale of Biofrontera shares	-	-
Comprehensive Loss	-	-
Common stock issuances:	-	-
Shares issued in settlement at $0.012 per share	-	-
Shares issued for investor relations services at $0.027 per share	(53,600)	-
Shares issued for investor relations services at $0.013 per share	(81,250)	-
Shares to be issued for investor relations services at $0.0074 per share	(46,250)	-
Shares to be issued for investor relations services at $0.018 per share	-	-
Shares issued for consulting at $0.017 per share	-	-
Shares issued for consulting at $0.019 per share	-	-
Shares issued for consulting at $0.011 per share	-	-
Shares issued for consulting at $0.023 per share	-	-
Shares issued for consulting at $0.009 per share	-	-
Shares issued for consulting at $0.022 per share	-	-
Shares issued for consulting at $0.025 per share	-	-
Conversion of debt to common stock and exercise of $1.00 per share non-detachable warrants	-	-
Dutchess shares issued through put agreement	-	-
Stock issued that was issuable at prior yearend	-	-
Conversion of preferred stock into common stock	-	-
Fair market value of options granted to employees	-	-
Amortization of deferred stock compensation	276,062	-
Intrinsic value of convertible debt feature	-	-
Stock issuance costs	-	-
Warrants issued for consulting	(94,851)
BALANCES, DECEMBER 31, 2006	$(94,263)	$(7,427,422)

(Continued)

	Deficit accumulated during the Comprehensive stage	Accumulated Other Comprehensive Income	Total
Net loss for the year ended December 31, 2005	(8,715,852)	-	(8,715,852)
Foreign currency translation losses	-	(541)	(541)
Comprehensive loss	-	-	(8,716,393)
Common stock issuances:	-	-	-
For stock that was issuable at prior yearend	-	-	-
For shares issued for compensation at $0.014 per share	-	-	41,870
For shares issued for investor relations services at $0.017 per share	-	-	-
For shares issued for consulting at $0.018 per share	-	-	44
For shares issued for consulting at $0.021 per share	-	-	5,429
For shares issued for consulting at $0.022 per share	-	-	20,720
For shares issued for investor relations services at $0.060 per share	-	-	-
For shares issued for consulting at $0.120 per share	-	-	2,917
For shares issued for consulting at $0.203 per share	-	-	5,354
For Kenna Technologies, Inc. acquisition at $0.015 per share	-	-	22,500
For assets acquired from Ellipsis Biotherapeutics, Inc. at $0.023 per share	-	-	149,500
For Trace Genetics, Inc. acquisition at $0.216 per share	-	-	270,000
For the conversion of preferred stock	-	-	-
Conversion of debt to common stock and exercise of $1.00 per share non-detachable warrants	-	-	2,889,000
Dutchess shares issued through put agreement	-	-	1,812,760
Dutchess shares issued in conjunction with note	-	-	-
Amortization of deferred stock compensation and consulting	-	-	320,033
Stock issuance costs	-	-	(404,246)
Intrinsic value of convertible debt and warrants	-	-	250,000
Warrants issued for stock issuance costs	-	-	108,371
Warrants issued for Trace Genetics, Inc. acquisition	-	-	48,283
Warrants issued for consulting	-	-	(95,306)
Conversion feature of preferred stock reclassified to a liability due to indeterminate shares from a derivative	-	-	(513,347)
Conversion feature of convertible debt reclassified to a liability due to indeterminate shares from a derivative	-	-	(54,590)
Warrants outstanding classified as a liability due to indeterminate shares from a derivative	-	-	(348,568)
BALANCE DECEMBER 31, 2005	(29,078,617)	(541)	(4,090,134)
Adjustment to retained earnings for implementation of FASB 155	3,324,454	-	3,324,454
Net loss for the year ended December 31, 2006	(12,348,364)	-	(12,348,364)
Foreign currency translation losses	-	109	109
Unrealized gain on currency exchange, net of reclassifications	-	292,498	292,498
Unrealized gain on sale of Biofrontera shares, net of reclassifications	-	5,495,718	5,495,718
Comprehensive Loss	-	-	(6,560,039)
Common stock issuances:	-	-	-
Shares issued in settlement at $0.012 per share	-	-	18,000
Shares issued for investor relations services at $0.027 per share	-	-	-

(Continued)

Shares issued for investor relations services at $0.013 per share	-	-	-
Shares to be issued for investor relations services at $0.0074 per share	-	-	-
Shares to be issued for investor relations services at $0.018 per share	-	-	49,500
Shares issued for consulting at $0.017 per share	-	-	41
Shares issued for consulting at $0.019 per share	-	-	48
Shares issued for consulting at $0.011 per share	-	-	28
Shares issued for consulting at $0.023 per share	-	-	57
Shares issued for consulting at $0.009 per share	-	-	23
Shares issued for consulting at $0.022 per share	-	-	3,151
Shares issued for consulting at $0.025 per share	-	-	21,843
Conversion of debt to common stock and exercise of $1.00 per share non-detachable warrants	-	-	7,368
Dutchess shares issued through put agreement	-	-	3,038,087
Stock issued that was issuable at prior yearend	-	-	-
Conversion of preferred stock into common stock	-	-	235,365
Fair market value of options granted to employees	-	-	19,858
Amortization of deferred stock compensation	-	-	276,062
Intrinsic value of convertible debt feature	-	-	110,074
Stock issuance costs	-	-	(69,570)
Warrants issued for consulting	-	-	(94,851)
BALANCES, DECEMBER 31, 2006	$(38,102,527)	$5,787,784	$(3,710,635)

See notes to consolidated financial statements

DNAPrint Genomics, Inc.

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	For the Period December 10, 1998 (Date of Inception) through December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,348,364)	$(8,715,852)	$(39,438,753)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	402,883	222,626	1,297,200
Provision for bad debts	-	-	11,738
Impairment of assets	-	-	254,434
Debt default penalties	2,143,500	-	2,143,500
Gain on sale of investments available for sale	(394,773)	-	(394,773)
Loss on disposal of investments	-	-	11,772
Loss on disposal of property and equipment	-	-	5,039
Loss (gain) on foreign currency transaction	(3,172)	7,060	3,888
Loss (gain) on derivative contracts, net	(1,276,451)	1,610,905	334,454
Amortization of deferred stock compensation and consulting	276,062	320,033	1,948,885
Amortization of deferred compensation	-	-	919,792
Amortization of deferred financing fees	238,638	333,255	594,847
Amortization of intangibles	136,674	1,451	138,125
Common stock issued for interest expense on related party notes payable	-	-	1,300,378
Common stock issued for reorganization/court order	-	-	343,000
Common stock issued for services	74,691	76,334	2,414,807
Common stock issued for bankruptcy settlement	-	-	28,080
Stock issued for settlement	18,000	-	170,437
Fair market value of options granted to employees	19,858	-	19,858
Intrinsic value of convertible debt and non-detachable warrants and amortization of debt discount	2,581,269	1,953,084	5,034,353
Stock-based compensation	-	-	1,943,906
Changes in operating assets and liabilities, net of effect of acquisitions:
(Increase) decrease in receivables	27,279	(10,651)	287,015
(Increase) decrease in inventory	202,253	(222,858)	(85,884)
Decrease in prepaid expenses and other assets	84,889	41,094	(987,204)
Increase in accounts payable, deferred revenues and accrued liabilities	2,034,975	777,642	4,173,836
NET CASH USED IN OPERATING ACTIVITIES	(5,781,789)	(3,605,877)	(17,527,270)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(391,445)	(123,596)	(1,347,539)
Loan to Biofrontera	-	-	(193,683)
Investment in Biofrontera	-	(2,274,702)	(2,274,702)
Payoff of Biofrontera loan	-	202,380	202,380
Proceeds from sale of Biofrontera shares	554,638	-	554,638
Proceeds from disposal of property and equipment	-	-	10,100
Net bankruptcy adjustment	-	-	511,274
NET CASH USED IN INVESTING ACTIVITIES	163,193	(2,195,918)	(2,537,532)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable - related parties	126,880	-	1,613,916
Proceeds from settlement with Tampa Bay Financial	-	-	272,383
Advances from Tampa Bay Financial, net	-	-	384,581
Proceeds from issuance of common stock, net of stock issuance costs	3,033,802	4,463,225	13,816,217
Proceeds from line of credit, net	50,000	-	50,000
Proceeds from issuance of Series A preferred stock, net of stock issuance costs	-	-	272,535
Prepayment for future warrant exercises	-	(135,000)	120,000
Proceeds from convertible debenture and notes payable, net of costs	4,539,024	4,102,995	9,142,019
Repayment of notes payable	(3,018,851)	(1,559,991)	(4,578,842)
Repayment of notes payable, related parties	(128,840)	(33,634)	(596,283)
Collections from stock subscriptions	-	-	836,960
Principal payments on capital lease obligations	(196,769)	(207,629)	(675,328)
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,405,246	6,629,966	20,658,158
Effect of exchange rate changes on cash	1,385	(60)	1,325
NET INCREASE IN CASH AND CASH EQUIVALENTS	(1,211,965)	828,111	594,681
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,806,646	978,535	-
CASH AND CASH EQUIVALENTS, END OF PERIOD	$594,681	$1,806,646	$594,681
Approximate Interest Paid	$32,815	$34,104	$160,585
Income taxes paid	$-	$-	$-
Stock subscription receivable arising from acquisition of DNAPrint Genomics, Inc. (Florida)	$-	$-	$1,000,000
Common stock issued for related party notes payable	$-	$-	$1,211,322
Accrued interest paid through increasing related party note	$18,766	$56,981	$75,747
Unrealized loss on long-term investments	$-	$-	$(222,443)
Common stock issued for land subsequently swapped for investment in Heroes, Inc	$-	$-	$2,000,000
Dividend paid in stock of Heroes, Inc.	$-	$-	$(1,988,228)
Common stock issued for reorganization /court order arising from conversion of claim to stock	$-	$-	$(2,905,500)
Conversion of Tampa Bay Financial advances to stock	$-	$-	$453,331
Equipment leased under capital lease	$20,511	$217,500	$721,678
Deferred compensation on grants of stock options	$-	$-	$925,350
Deferred compensation reduced for stock options cancelled	$-	$-	$(190,833)
Stock issued or to be issued for deferred compensation	$-	$-	$2,588,250
Common stock issued for satisfaction of accrued expenses	$-	$-	$307,865
Warrants issued for stock issuance costs, notes payable fees and consulting	$341,236	$1,083,047	$1,701,916
Debenture converted into common stock	$7,368	$189,000	$506,368
Intrinsic value of convertible debt and non-detachable warrants and debt discount	$2,913,975	$6,070,000	$8,983,975
Acquisition of Trace Genetics, Inc, Kenna Technologies, Inc. and the assets of Ellipsis Biotherapeutics, Inc. for common stock and warrants	$-	$490,283	$490,283
Implementation of SFAS 155, adjustment to beginning retained earnings which was offset to derivative liabilities or redeemable shares	$3,324,454	$-	$3,324,454
Conversion of preferred stock to common stock	$235,365	$253	$235,618
Preferred stock issued for satisfaction of accrued expenses	$-	$-	$110,000
Unrealized gain and currency exchange gain on equity investment available for sale	$5,788,216	$-	$5,788,216
Derivative liability for warrants, convertible feature of preferred stock and convertible feature for certain convertible debt reclassed from equity due to SFAS 133 derivative indeterminate shares	$-	$916,505	$916,505

See notes to consolidated financial statements

DNAPrint Genomics, Inc.

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

DNAPrint Genomics, Inc. (“DNAP Utah”), which was organized for the purpose of investing in all forms of investments, was initially incorporated under the laws of the State of Utah on January 3, 1983 as Lexington Energy, Inc, and subsequently changed its focus to human genome sciences. In connection with this change in focus, on July 15, 2000, DNAP Utah acquired DNAPrint Genomics, Inc. a Florida corporation (“DNAP Florida”) through the issuance of 9,600,000 shares of its common stock which was accounted for as a pooling of interests. DNAP Florida specializes in the research and development of genomic products and provides scientific services and tests to the genealogy, forensic, pharmaceutical and genetics markets. On June 17, 2005, we acquired Trace Genetics, Inc. (“Trace Genetics”). DNAP Florida and Trace Genetics specialize in the research and development of genomic products and provide scientific services and tests to the genealogy, forensic, pharmaceutical and genetics markets.  On October 12, 2005 we formed DNAPrint Pharmaceuticals, Inc., a wholly-owned pharmaceutical subsidiary focused on personalized medicine.  On October 25, 2005, we acquired all of the stock of Kenna Technologies, Inc. (“Kenna”).  Kenna develops software and related technologies for building computational models that mimic complex biological systems.   On November 30, 2005, we acquired certain assets of a Canadian company which are used in our drug and diagnostic discovery business.  We formed Ellipsis Biotherapeutics Corporation (“Ellipsis”) a Toronto-based corporation to acquire these assets.   As a result of these acquisitions, the accompanying consolidated financial statements include the accounts of DNAP Utah and all of its wholly-owned operating subsidiaries (collectively referred to as “we”, “us”, “our”). All significant intercompany accounts and balances have been eliminated in consolidation.

DNAPrint Genomics, Inc. has been and continues to be a development stage company as described in Financial Accounting Standards Board Statement No. 7. We continue to devote substantially all of our efforts in initiating and developing our planned principal operations. While sales of our ancestry, forensic, paternity services and our genotyping services are increasing, our pharmacogenomics products are still in development.

Revenue Recognition

In accordance with SEC Staff Accounting Bulletin Topic 13, revenues are recognized when we have persuasive evidence an arrangement exists including a fixed price, collection is reasonably assured, the services have been provided and delivered to the customer and no additional performance is required by us. We are currently providing ancestry, forensic, paternity and genotyping services. Deferred revenue represents the unearned portion of payments received in advance of our tests being completed and delivered to our customers.  Our services are performed at the request of our customers and after the agreement/arrangement has been entered into, we do not generally give refunds to our customer as we have begun to incur or incurred the costs associated with that service.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Financial Instruments

Our financial instruments include cash, receivables, marketable securities, current assets, current liabilities and notes payables.  The marketable securities and certain notes payable are recorded at fair market value. We believe the estimated fair value of the other financial instruments at December 31, 2006 approximate their carrying value as reflected in the consolidated balance sheets due to their short-term nature.

Accounts Receivable

Accounts receivable consist of ancestry, forensic, and genotyping services to our service providers and genotyping customers. We generally require prepayment for ancestry services, and perform ongoing credit evaluations of our customers. We record an allowance for doubtful accounts to allow for any amounts that may not be recoverable, which is based on an analysis of our prior collection experience, customer credit worthiness, and current economic trends. Based on management’s review of accounts receivable, an allowance for doubtful accounts of $7,500 at December 31, 2006 is considered adequate. We determine receivables to be past due based on the payment terms of original invoices.

Concentrations of Credit Risk

Financial instruments, which potentially subject us to significant concentrations of credit risk, consist primarily of cash and receivables. With respect to cash and cash equivalents, we maintained all of our cash and cash equivalents in deposit accounts with two financial institutions in the United States and Canada, which deposit accounts at times may exceed federally insured limits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.  At December 31, 2006, we had a receivable from a distributor which was 59% and another receivable from a customer of 11% of our outstanding accounts receivable balance. We also had sales of 21% from a distributor and 13% from a customer during 2006.  At December 31, 2006, all of the $7,903,053 of Marketable equity securities available-for-sale was invested in Biofrontera, AG, a German company.  This is 77% of our total assets at December 31, 2006.

Inventory

Inventories are stated at the lower of cost (first-in, first-out basis) or market. At December 31, 2006, inventory consisted of $96,432 of raw material.

Property and Equipment

Property and equipment are recorded at historical cost. Major additions are capitalized, while minor additions and maintenance and repairs, which do not extend the useful life of an asset, are charged to operations when incurred. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations. Depreciation is provided primarily using the straight-line method over the assets’ estimated useful lives of two to five years. Amortization of leasehold improvements, included with depreciation, is computed using the straight-line method over the estimated useful life of the asset or the term of the lease, whichever is shorter. Estimated useful lives are periodically reviewed and, where appropriate, changes are made prospectively.

Long-Lived Assets

We periodically review our long-lived assets for indications of impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.  If the non-discounted future cash flows of the enterprise are less than their carrying amount, their carrying amounts are reduced to fair value and an impairment loss is recognized.  There was no impairment of long-lived assets during the years ended December 31, 2006 and 2005.

Research & Development

Research and Development (“R&D”) expenses are fully charged to the consolidated statements of operations when incurred.  We do not perform R&D for other entities.  We do have consulting arrangements which provides added depth to our team. These arrangements are typically based upon a fee paid monthly or quarterly.  We also purchase samples that we use in our testing, and these samples are expensed when purchased.  Direct materials and laboratory supplies are charged to R&D at the time they are used in R&D.  Our R&D costs also include salaries and related personnel expenses, equipment expenses and administrative expenses that are allocated to R&D based upon personnel costs.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

Valuation allowances have been established against our deferred tax assets due to uncertainties in our ability to generate sufficient taxable income in future periods to make realization of such assets more likely than not. We have not recognized an income tax benefit for our operating losses generated during 2006 and 2005 based on uncertainties concerning our ability to generate taxable income in future periods. There was no income tax receivable or payable at December 31, 2006 and 2005. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Advertising

Advertising costs, which approximated $126,098 and $202,105, respectively, for the years ended December 31, 2006 and 2005, are expensed as they are incurred.

Stock-Based Compensation

On January 1, 2006, we implemented Statement of Financial Accounting Standard 123 (revised 2004) (“SFAS 123(R)”), “Share-Based Payment” which replaced SFAS 123 “Accounting for Stock-Based Compensation” and superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees.”  SFAS 123(R) requires the fair value of all stock-based employee compensation awarded to employees to be recorded as an expense over the related vesting period.  The statement also requires the recognition of compensation expense for the fair value of any unvested stock option awards outstanding at the date of adoption.  During 2006, all employee stock compensation is recorded at fair value using the Black Scholes Pricing Model.   In adopting SFAS 123(R), we used the modified prospective application (“MPA”).  MPA requires us to account for all new stock compensation to employees using fair value. For any portion of awards prior to January 1, 2006 for which the requisite service has not been rendered and the options remain outstanding as of January 1, 2006, we recognized the compensation cost for that portion of the award as to which the requisite service was rendered on or after January 1, 2006.  The fair value for these awards is determined based on the grant-date.

We have a stock option plan that provides for the granting of stock options and awards to officers, and employees. The objectives of this plan include attracting and retaining the best personnel, providing for additional performance incentives, and promoting our success by providing employees the opportunity to acquire common stock.  The number of shares of stock authorized under the 2001 Scientist Stock Option Plan is 77,630,000.  Options are typically granted at the fair market value of the stock on the date of grant. The vesting of each grant is determined by the Board of Directors at the time the options are granted.  The vesting period typically ranges from immediate vesting to vesting over a four-year period, and the options typically have an expiration term of ten years.   We have granted options to acquire 1,594,022 shares of common stock that are not in this plan and were granted to an employee as a sign on bonus and a director at the time he joined our board.

The following information is presented for the non-vested stock options for the year ended December 31, 2006:

	Number of Shares	Weighted- Avg. Grant-date Fair Value
Non-vested stock options at beginning of period	600,000	$0.02
Forfeited during the period	(200,000)	$0.02
Vested during the period	(800,000)	$0.02
Granted during the period	400,000	$0.02
Non-vested stock options at December 31, 2006	-	$-

The weighted average grant date fair value of equity options granted and vested during 2005 was $0.032

The following information is presented for the stock option activity for the year ended December 31, 2006:

	# of shares	Weighted -Average Exercise Price	Weighted- Average Remaining Contract Life	Aggregate Intrinsic Value
Outstanding at December 31, 2005:	66,666,112	$0.04
Granted	400,000	$0.02
Forfeited	(2,238,468)	$0.13
Outstanding at December 31, 2006	64,827,644	$0.04	8.7 years	$-
Outstanding exercisable at December 31, 2006	64,827,644	$0.04	8.7 years	$-

The fair value of each stock option is estimated on the date of grant using a Black Scholes Pricing Model.  The fair value of options granted during 2006 was estimated using the following approximate assumptions: dividend yield of 0%, expected volatilities of 173%, risk-free interest rates of 4.67%, and expected lives of 5 years.  The fair value of options granted during 2005 was estimated on the dates of the grants using the following approximate assumptions: dividend yield of 0%, expected volatilities of 173% - 182%, risk-free interest rates of 2.71% - 4.46%, and expected lives of four to 5 years.

In accordance with SFAS 123(R), during the year ended December 31, 2006, we recognized in our Statement of Operations compensation expense of $19,858 for the fair value of stock options over the vesting period.  Due to our net loss position, there was no tax effect recognized.

At December 31, 2006, there is no unrecognized compensation costs related to non-vested awards.

During 2005, we accounted for the stock options issued to employees, by applying the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  Under the intrinsic value based method, compensation cost is measured on the date of grant as the excess of the quoted market price of the underlying stock over the exercise price.  Such compensation amounts are amortized over the respective vesting periods of the options.

The following table illustrates the effect on net loss and loss per share as if the fair value based method of accounting had been applied to stock-based employee compensation, as required by SFAS No. 123(R), for the year ended December 31, 2005:

Net loss, as reported	$8,715,852
Fair value of stock-based employee compensation costs	1,942,225
Pro forma net loss	$10,658,077

Loss per share:
Basic and Diluted – as reported	$0.09
Basic and Diluted – pro forma	$0.11

Derivative and Other Financial Instruments

On January 1, 2006, we implemented SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”.  This statement allowed us to elect fair value measurement of our financial instruments on an instrument-by-instrument basis in cases in which a derivative would otherwise have to be bifurcated (accounted for separately from the host financial instrument).

We do not use derivative financial instruments to hedge exposures to cash flow or market risks.  However, our notes outstanding with Dutchess have certain derivatives such as:

- embedded conversion features that are indexed to our common stock (if we were to default on the notes)

- embedded conversion features in the convertible debentures that are indexed to our common stock

We elected to implement SFAS 155 on our notes payable instruments with Dutchess that we executed during October 2005, December 2005, March 2006, April 2006, May 2006 and June 2006.  For these financial instruments we valued the financial instrument as a whole at fair value and did not bifurcate the embedded conversion features.

We elected to not implement SFAS 155 for the notes payable to Dutchess that we executed during June 2005 and August 2005, and the embedded conversion features were bifurcated and accounted for separately.  For these financial instruments, net-cash settlement was assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement.  These bifurcated financial instruments were initially recorded at fair value as a derivative liability and subsequently adjusted to fair value at the close of each reporting period with any difference recorded as a gain or loss on derivatives in our Statement of Operations.  If any of the derivatives could potentially result in our having indeterminable shares (i.e. from a conversion price that is indexed to our stock), we then are required per Emerging Issues Task Force (“EITF”) 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock to classify all of our outstanding warrants at fair value as a derivative liability.   The initial entry to record the derivative liability for these outstanding warrants is offset to paid-in capital.  At each subsequent reporting period, we continue to record these instruments at fair value as a derivative liability with any difference recorded as a gain or loss on derivatives in our Statement of Operations until such time as we do not have an instrument with indeterminate shares.

Intangible Assets

Intangible assets are comprised of intangibles arising from the Trace Genetics, Inc. acquisition and technology rights from Ellipsis and Kenna acquisitions.   We apply SFAS No. 142, Goodwill and Other Intangible Assets.  SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets.  Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations.  SFAS 142 requires, among other things, an annual impairment test for goodwill and intangible assets with indefinite lives.  The intangible assets are amortized using the straight-line method over their estimated useful lives.  We determined that no impairment of these assets existed at December 31, 2006 or December 31, 2005.

Marketable Equity Securities Available-For-Sale

We have an investment with less than a 20% ownership interest in a company over which we do not have the ability to exercise significant influence.  Initially we recorded the investment at cost as there was no public market information regarding the stock.  During the fourth quarter of 2006, this company went public; therefore, at that time we recorded the available-for-sale securities at fair market value based upon quoted market price.  These securities are restricted from being publicly traded until October 31, 2007.  At December 31, 2006, these securities are recorded at fair market value, with unrealized gains or losses excluded from earnings and included in the Stockholders’ Deficit on the Consolidated Balance Sheet.  Realized gains and losses on the sale of these securities are determined using the specific-identification method.

The available-for-sale marketable equity securities are comprised of the following at December 31, 2006:

	Cost	Unrealized Gain included in Accumulated Other Comprehensive Income	Unrealized Gain on Currency Exchange included in Accumulated Other Comprehensive Income	Estimated Fair Value
Foreign corporation	$2,114,837	$5,495,718	$292,498	$7,903,053

During 2006, the Company received proceeds of $554,638 for a sale of 32,000 shares and recognized a gain on sale of investments of $394,773.  The gain is included in gain on sale of investments available-for-sale on the Consolidated Statement of Operations.  Also, on the date of this sale, we reduced our unrealized gain and unrealized gain on currency exchange which are both included in accumulated other comprehensive income by a total of $464,179.

Foreign Currency Translation

We have one subsidiary whose functional currency is the Canadian dollar.  The translation adjustments (which are based upon the exchange rate at the balance sheet date for assets and liabilities and the weighted-average rate for the income statement) are recorded on our balance sheet in the accumulated comprehensive loss section of our Stockholders’ Deficit.

We had a loan receivable that was in Euros.  This loan was paid in full during 2005.  This loan was translated at the exchange rate in effect at each reporting date.  Any gain or loss from this foreign currency translation is included in our Consolidated Statement of Operations for that period.   During 2006, we had three loans payable of which two were in Euros and the third was in Swiss Francs.  These loans payable were translated at the exchange rate in effect at each reporting date.  Any gains or losses from the foreign currency translation of these transactions are included in our Consolidated Statement of Operations for that period. One loan was repaid during 2006 and the other two loans payable were repaid during January 2007.

Our marketable equity securities available-for-sale are invested in a public German company. These securities are valued at fair market value and any realized gains or losses from the foreign currency translation are included in our Consolidated Statement of Operations for that period.  Any unrealized gains or losses and unrealized gains or losses from the foreign currency translation are included in Accumulated Other Comprehensive Income on the balance sheet.

Patent Costs

We incur costs to file and prosecute patent applications to protect our intellectual property. Given that we are in our research and development stage, currently the future benefit is unknown, and we are unable to discern if there will be a future benefit related to the patents. Given that the future benefit is unknown, the costs associated with the patent applications are typically expensed in the periods incurred.

Recent Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. We have evaluated the new statement and have determined that it will not have a significant impact on the determination or reporting of our financial results.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Current Year Misstatements.”  SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides a one-time cumulative effect transition adjustment.  The adoption of SAB No. 108 did not have a material impact on our consolidated financial statements.

In June 2006, the FASB issued Summary of Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”.  This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements.  This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.   This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  We have adopted this Interpretation, and it has not had a material impact on our consolidated financial statements.

Net Loss Per Common Share

Basic net loss per share is computed by dividing the net loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of common stock and common stock equivalent shares outstanding during the period. Common stock equivalent shares outstanding as of December 31, 2006 and 2005, which consist of employee stock options, warrants, convertible debenture and convertible preferred stock, have been excluded from diluted net loss per common share calculations because they are anti-dilutive. Accordingly, basic and diluted net loss per share is identical for the years ended December 31, 2006 and 2005 and for the period December 10, 1998 to December 31, 2006.

The following table summarizes our potential common stock equivalents outstanding at December 31, 2006 and 2005 which may dilute future earnings per share.

	2006	2005
Convertible notes **	265,373,728	417,045,130
Convertible preferred stock **	-	8,959,348
Warrants and options	94,016,687	82,575,889
	359,390,415	508,580,367

**The number of common stock shares the convertible notes and preferred stock could be converted into was estimated using the conversion price at December 31, 2006 or December 31, 2005 as applicable.  The conversion price varies based upon the price of our common stock.

NOTE B – GOING CONCERN

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business.   We have incurred losses since our inception, and have experienced and continue to experience negative cash flows from operations. In addition, we have a working capital deficiency of approximately $4,991,305 and deficit accumulated during the development stage of $38,102,527 at December 31, 2006, and will continue to have ongoing requirements for substantial additional capital investment to accomplish our business plan over the next several years.  Over the past few years, our operations have been funded through related party funding, sales of common and preferred stock, sales of investments, the issuance of notes, put notices to Dutchess Private Equities Fund, II, L.P (“Dutchess”), the issuance of convertible debentures and the conversion of the debenture into common stock and the related exercise of non-detachable warrants.

We continue to experience some success generating operating revenues; however, we do not expect our revenue stream to be sufficient to cover costs of operations in the immediate future. We are continuing to raise additional capital for the research and development of our pharmacogenomics products.  We anticipate that the funding we expect to receive from the put notices to Dutchess, the Dutchess notes which are paid with the puts, the sale of the equity investments available-for-sale and the minimum conversions of the outstanding debenture into common stock and the related exercise of the non-detachable warrants will fund our operating activities through 2007.  However, the rate of progression on the research and development will depend on our ability to raise additional capital.  Additionally, at December 31, 2006, we are in default of our notes payable with Dutchess and are delinquent on lease payments, certain payments on research and development agreements and certain accounts payable.   There can be no assurance that we will be able to raise additional capital or that the minimum conversions of the outstanding debenture into common stock and the related exercise of the non-detachable warrants will continue, and the put notices to Dutchess will be funded or that we will have the cash flow to meet our operating requirements.  The Dutchess Investment agreement expires in May 2007, and we are working with Dutchess on putting another agreement with them in place.  We have entered into an agreement to sell the Biofrontera shares that we own and will receive a total of €4.4 million (approximately $5.9 million USD) from February to October 2007. At December 31, 2006, the Biofrontera shares were 77% of our total assets.  These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time.

NOTE C – PROPERTY AND EQUIPMENT – NET

Property and equipment consists of the following at December 31, 2006:

Leased equipment under capital lease	$678,309
Furniture, fixtures and other equipment	1,374,322
Leasehold improvements	143,415
Subtotal	2,196,046
Less accumulated depreciation and amortization	(957,839)
Property and equipment - net	$1,238,207

Accumulated depreciation and amortization includes $210,744 of accumulated depreciation of leased equipment as of December 31, 2006.

Depreciation and amortization expense for the years ended December 31, 2006 and 2005 amounted to $402,883 and $222,626, respectively.

NOTE D – IDENTIFIABLE INTANGIBLE ASSETS

Intangible assets are comprised of non-compete employment agreements, customer base and databases arising from the Trace Genetics, Inc. acquisition and technology rights from the Ellipsis and Kenna acquisitions.   We apply SFAS No. 142, Goodwill and Other Intangible Assets, which addresses financial accounting and reporting for acquired goodwill and other intangible assets.  Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations.  SFAS 142 requires, among other things, an annual impairment test for goodwill and intangible assets with indefinite lives.  The non-goodwill intangibles we acquired are amortized using the straight-line method over their estimated useful lives.

We capitalized $93,402 of costs related to technology rights we had acquired in conjunction with the Ellipsis and Kenna acquisitions.  We are amortizing the remaining unamortized technology rights over a five-year life.

During 2006, we allocated the goodwill and intangibles that were recorded related to the Trace Genetics acquisition to non-compete employment agreements, customer base and databases.  The total amount of Trace Genetics intangible assets of $269,827 will be amortized over a three- to five-year period.  At December 31, 2006, our other intangible assets were as follows:

Technology Rights	$93,402
Non-compete agreements	185,298
Customer base	22,539
Databases	61,990
Total other intangibles	363,229
Accumulated Amortization	(138,125)
$225,104

The amortization of the intangible assets for the years ended December 31, 2006 and 2005, respectively, was $136,674 and $1,451.  The estimated amortization expense is $97,575 for 2007, $66,699 for 2008, $35,811 for 2009 and $25,019 for 2010.  We have evaluated the technology rights for impairment and believe there is no impairment of these technology rights at December 31, 2006.

NOTE E - INCOME TAXES

We recognized losses for both financial and tax reporting purposes during each of the periods in the accompanying statements of operations. Accordingly, no provision for income taxes and/or deferred income taxes payable has been provided for in the accompanying financial statements.

Since our acquisition of DNAP Florida, we have incurred net operating losses for income tax purposes of approximately $34 million. These net operating loss carry forwards expire in various years through the year ended December 31, 2026, however because we have experienced changes in control and have incurred significant operating losses, utilization of the income tax loss carry forwards is not assured. As a result, the non-current deferred income tax asset arising from these net operating loss carry forwards and from other temporary differences is not recorded in the accompanying balance sheets because we established a valuation allowance to fully reserve such assets due to the uncertainty of our realization of this benefit.

It will be very difficult for the Company to use the $6.4 million net operating loss related to 1999 because of our bankruptcy proceedings and changes in control, and various other matters.  It is included in the net operating loss above and in the deferred tax asset recorded on our balance sheet with a full valuation allowance against it.

At December 31, 2006, our non-current net deferred income tax assets (assuming an effective income tax rate of approximately 38%) consisted of the following:

Amounts
Non-current deferred income tax asset:
Net operating loss carry forwards	$12,863,000
Interest expense contingency	807,000
Bonus and deferred compensation accrual	321,000
Option expense	275,000
Research credit unused	208,000
Impairment of assets and fixed assets depreciation	131,000
Other	4,000
Total deferred income tax asset	14,609,000
Less valuation allowance	(14,609,000)
Net deferred income tax asset	$-

Differences between the federal benefit computed at a statutory rate and our effective tax rate and provision are as follows for the years ended December 31, 2006 and 2005:

	2006	2005
Statutory benefit	$(4,198,000)	$(2,962,000)
State tax benefit, net of federal effect	(448,000)	(316,000)
Increase in deferred income tax valuation allowance	4,133,000	2,002,000
Intrinsic value of convertible debt and non-detachable warrants and discount on convertible debt	971,000	735,000
Derivative loss (gain), net	(480,000)	602,000
Non-deductible expenses	-	38,000
Other	22,000	(99,000)
	$-	$-

NOTE F - CONVERTIBLE DEBENTURE

La Jolla Convertible Debenture

On November 25, 2003, we closed on a $500,000, 8% convertible debenture with non-detachable warrants with La Jolla Cove Investors, Inc. (“La Jolla”). We pay interest on a monthly basis with a principal balloon payment due on the extended maturity date of November 25, 2007.  Per the agreement, La Jolla shall convert at least 5% of the face value of the debenture each calendar month into common shares of the Company. The number of common stock shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by sixteen, minus the product of the conversion price multiplied by fifteen times the dollar amount of the debenture being converted, and the entire foregoing result shall be divided by the conversion price. The conversion price is equal to the lesser of (i) $0.20 or (ii) 80% of the average of the five lowest daily value weighted average price of our common stock during the twenty trading days prior to La Jolla’s election to convert.   We have the right to reject a conversion if the stock price is below $0.50 per share.  If we exercise this right, we then are obligated to pay the portion of the debenture the conversion notice was for plus applicable unpaid accrued interest and a premium equal to 10% of those amounts.

Per the agreement, if La Jolla would be deemed the beneficial owner of more than 4.99% of the then outstanding share of our common stock, then La Jolla shall not have the right to convert any portion of this debenture that would exceed 4.99%

The non-detachable warrants must be exercised concurrently with the conversion of debt to common stock by La Jolla. La Jolla has the right to exercise warrants equaling fifteen times the dollar amount of the debenture being converted at an exercise price of $1.00. If La Jolla does not convert at least 5% of the warrants per month, then La Jolla will not be able to collect interest on the debenture for that month. The warrants issued to La Jolla expire on November 25, 2007.

On February 18, 2004, the Convertible debenture and Warrant to Purchase Common Stock agreements were amended. If La Jolla does not convert at least 5% of the face value of the debenture and exercise at least 5% of the warrants in any particular calendar month, La Jolla may wire to us $375,000 less the dollar amount of warrants exercised in that month within five business days of the end of the month. Should La Jolla fail to wire us such funds, La Jolla shall not be entitled to collect interest on the debenture for that month. If breached more than once, then we may terminate the agreements with La Jolla and the debenture becomes due six months thereafter with accrued interest.  For any month the minimum payment was required to be paid and was not paid, La Jolla and us agreed for them to not fund the payment.

On June 28, 2005, La Jolla exercised its right to increase its note by $250,000 with the same terms as the previous convertible debenture except the annual interest rate is two percent.  This convertible debenture has the same terms and conditions as the initial La Jolla note.  In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” the conversion feature of this debenture is classified as equity.  We recorded $250,000 for the intrinsic value associated with the convertible debt and non-detachable warrants which was recorded as a discount to the debt and capitalized $15,000 of deferred financing costs.  The debt discount and the deferred financing costs will be amortized to interest expense over the two-year term of the note.

On October 20, 2005, we amended the La Jolla convertible debenture and the warrant granted to La Jolla to confirm that the warrant exercise price remained at $1 per share after the twenty-to-one reverse stock split, the maturity date of the debenture and the expiration date of the warrant was extended to November 25, 2007 and that when La Jolla exercised its option to add $250,000 in principal to the convertible debenture that we granted to La Jolla the right to purchase an additional 3,750,000 shares of our common stock under the warrant.

During 2006, La Jolla converted $7,368 of convertible debentures into our common stock and exercised non-detachable warrants to purchase 110,512 shares of our common stock.  See Note I below for a further discussion of this conversion.

Dutchess October Note

On October 21, 2005, we issued to Dutchess a non-interest bearing convertible debenture in the amount of $330,000 payable on October 21, 2010 in conjunction with a note (the note was paid in full during 2006).  The shares of common stock underlying the debenture carry piggyback registration rights.  The debenture may be converted at Dutchess’ option at a conversion price equal to the lesser of 75% of the lowest closing bid price during the 15 trading days prior to the conversion date or $0.013.

The discount on the $330,000 convertible debenture is being amortized to interest expense over the term of this note using the effective method.  Amortization during the year ended December 31, 2006 and 2005 amounted to $46,848 and $149, respectively.  At December 31, 2006, there was $283,003 of unamortized discount related to the debenture.

Dutchess December Note

On December 22, 2005, we issued to Dutchess a promissory note in the amount of $1,380,000.  The note was due and payable in full on December 15, 2006. The note will be repaid using the proceeds of each put notice delivered by us to Dutchess under the September 2004 Investment Agreement (see Note K below). The required repayments under the note increase if we raise additional capital during the term of the note (other than capital raised under facilities in existence as of the date of the note).  The note was not paid in full as of December 31, 2006.  See Dutchess Notes Default discussion below.

In connection with the note issued to Dutchess a non-interest bearing convertible debenture in the amount of $330,000 payable on December 15, 2010.  The shares of common stock underlying the debenture carry piggyback registration rights.  The debenture may be converted at Dutchess’ option at a conversion price equal to the lesser of 75% of the lowest closing bid price during the 15 trading days prior to the conversion date or $0.022.  The discount recorded on the $330,000 convertible debenture is being amortized to interest expense over the term of this note using the effective method.  Amortization during the year ended December 31, 2006 and 2005 amounted to $43,062 and $114, respectively.  At December 31, 2006, there was $286,824 of unamortized discount related to the debenture.

Dutchess March 2006 Note

On March 6, 2006, we issued to Dutchess a promissory note in the amount of $1,500,000 for a purchase price of $1,200,000.  The note is due and payable in full on March 6, 2007. Other than the $300,000 discount inherent in the purchase price, the note is non-interest-bearing. The note will be repaid using the proceeds of each put notice delivered by us to Dutchess under the September 2004 Investment Agreement (See Note K below). The required repayments under the note increase if we raise additional capital during the term of the note (other than capital raised under facilities in existence as of the date of the note).

In connection with the note, we paid Dutchess a facility fee of $65,000 and issued to Dutchess a non-interest bearing convertible debenture in the amount of $330,000 payable on March 6, 2011.  The shares of common stock underlying the debenture carry piggyback registration rights. The debenture may be converted at Dutchess’ option at a conversion price of $0.01.  The $65,000 fee was included in the calculation to allocate the fair market value to the March note payable and convertible debenture transaction.  We recorded this transaction in accordance with SFAS 155, “Accounting for Certain Hybrid Financial Instruments”.  We also paid $48,000 of fees to Athena which were recorded as deferred financing fees and are being amortized to interest expense over the term of the note.

The discount of $391,400 to the debt instrument and $313,600 to the convertible debenture is being amortized to interest expense over the term of this note using the effective interest method.  Amortization during the year ended December 31, 2006 amounted to $346,980 on the note and $10,416 on the convertible debenture.  At December 31, 2006, there was $44,420 and $303,184 of unamortized discount related to the note and debenture, respectively.

Dutchess April 2006 Note

On April 17, 2006, we issued to Dutchess a promissory note in the amount of $1,470,000 for a purchase price of $1,175,000.  The note is due and payable in full on April 17, 2007. Other than the $295,000 discount inherent in the purchase price, the note is non-interest-bearing. The note will be repaid using the proceeds of each put notice delivered by us to Dutchess under the September 2004 Investment Agreement (See Note K below). The required repayments under the note increase if we raise additional capital during the term of the note (other than capital raised under facilities in existence as of the date of the note).

In connection with the note, we paid Dutchess a facility fee of $65,000 and issued to Dutchess a non-interest bearing convertible debenture in the amount of $320,000 payable on April 17, 2011.  The shares of common stock underlying the debenture carry piggyback registration rights.  The debenture may be converted at Dutchess’ option at a conversion price of $0.01.  The $65,000 fee was included in the calculation to allocate the fair market value to the April note payable and convertible debenture transaction.  We recorded this transaction in accordance with SFAS 155, “Accounting for Certain Hybrid Financial Instruments”.  We also paid $47,000 of fees to Athena which were recorded as deferred financing fees and are being amortized to interest expense over the term of the note.

The discount of $378,185 to the debt instrument and $301,890 to the convertible debenture is being amortized to interest expense over the term of this note using the effective interest method.  Amortization during the year ended December 31, 2006 amounted to $268,617 on the note and $9,097 on the convertible debenture.  At December 31, 2006, there was $109,568 and $292,793 of unamortized discount related to the note and debenture, respectively.

Dutchess May 2006 Note

On May 18, 2006, we issued to Dutchess a promissory note in the amount of $1,300,000 for a purchase price of $1,000,000. The note is due and payable in full on May 18, 2007. Other than the $300,000 discount inherent in the purchase price, the note is non-interest-bearing. The note will be repaid using the proceeds of each put notice delivered by us to Dutchess under the September 2004 Investment Agreement (See Note K below). The required repayments under the note increase if we raise additional capital during the term of the note (other than capital raised under facilities in existence as of the date of the note).

In connection with the note, we paid Dutchess a facility fee of $90,000 and issued to Dutchess a non-interest bearing convertible debenture in the amount of $330,000 payable on May 18, 2011.  The shares of common stock underlying the debenture carry piggyback registration rights.  The debenture may be converted at Dutchess’ option at a conversion price of $0.01.  The $90,000 fee was included in the calculation to allocate the fair market value to the May note payable and convertible debenture transaction.  We recorded this transaction in accordance with SFAS 155, “Accounting for Certain Hybrid Financial Instruments”.  We also paid $40,000 of fees to Athena which were recorded as deferred financing fees and are being amortized to interest expense over the term of the note.

The discount of $399,255 to the debt instrument and $320,820 to the convertible debenture is being amortized to interest expense over the term of this note using the effective interest method.  Amortization during the year ended December 31, 2006 amounted to $234,624 on the note and $5,191 on the convertible debenture.  At December 31, 2006, there was $164,631 and $315,629 of unamortized discount related to the note and debenture, respectively.

Dutchess June 2006 Note

On June 29, 2006, we issued to Dutchess a promissory note in the amount of $1,495,000 for a purchase price of $1,150,000.  The note is due and payable in full on June 29, 2007. Other than the $345,000 discount inherent in the purchase price, the note is non-interest-bearing. The note will be repaid using the proceeds of each put notice delivered by us to Dutchess under the September 2004 Investment Agreement (See Note K below). The required repayments under the note increase if we raise additional capital during the term of the note (other than capital raised under facilities in existence as of the date of the note).

In connection with the note, we paid Dutchess a facility fee of $90,000 and issued to Dutchess a non-interest bearing convertible debenture in the amount of $373,750 payable on June 29, 2011.  The shares of common stock underlying the debenture carry piggyback registration rights.  The debenture may be converted at Dutchess’ option at a conversion price of $0.01.  The $90,000 fee was included in the calculation to allocate the fair market value to the June note payable and convertible debenture transaction.  We recorded this transaction in accordance with SFAS 155, “Accounting for Certain Hybrid Financial Instruments”.  We also paid $46,000 of fees to Athena which were recorded as deferred financing fees and are being amortized to interest expense over the term of the note.

The discount of $446,825 to the debt instrument and $362,000 to the convertible debenture is being amortized to interest expense over the term of this note using the effective interest method.  Amortization during the year ended December 31, 2006 amounted to $203,633 on the note and $4,856 on the convertible debenture.  At December 31, 2006, there was $243,192 and $357,144 of unamortized discount related to the note and debenture, respectively.

Dutchess Notes Default

If there is an event of default with any promissory note to Dutchess, Dutchess has the right to convert the residual amount to a convertible debenture which can convert into our common stock at the lesser of (i) fifty percent of the lowest closing bid price during the fifteen trading days immediately preceding the maturity date or (ii) 100% of the lowest bid price for the twenty trading days immediately preceding the conversion date.  At December 31, 2006, the Dutchess December Note was not paid when due.  Dutchess had the right to switch the residual amount of $581,158 on the Dutchess December Note to a three-year convertible debenture; however, they had not exercised this right at December 31, 2006 nor at the time this report was issued.

We are in default of each of the Dutchess Notes due to not making the minimum principal payments.  Dutchess has the right to charge us liquidated damages of up to 30% of the face amount of these notes.  Dutchess has not exercised this right at December 31, 2006 nor at the time this report was issued.  At December 31, 2006, we recorded a default penalty accrual in the amount of $2,143,500 for these potential liquidated damages.  This is an estimate based upon the maximum amount that Dutchess could charge us and this estimate may change with time.

Dutchess Security Agreement

All of the Dutchess notes are secured by a security interest in substantially all of our assets.

Dutchess Investment Agreement

The Dutchess Investment agreement as described in Note K below expires in May 2007.  We are in discussions with Dutchess on a new agreement.

Note Payable

On August 17, 2006, we entered into a short-term loan agreement.  The amount of the loan was 100,000 euros ($127,715 USD), with an interest rate of 12% per annum and a maturity date of November 15, 2006.  This note was paid on October 27, 2006.

Line of Credit

During May 2006, we renewed our $50,000 line of credit for an additional year.  During July 2006, we borrowed $50,000 on our line of credit and it remained outstanding at December 31, 2006.  The annual interest rate is Prime rate plus 2%.  The line of credit expires on May 19, 2007.  The effective interest rate is 10%.

Clientis line of credit

On October 3, 2006, we entered into a line of credit with Clientis Ersparniskasse Erlinsbach bank.  The line of credit is for 400,000 Swiss Francs with an annual interest rate of 4%, and the line of credit terminates on October 6, 2007.  On October 3, 2006, we borrowed 400,000 Swiss Francs on the line of credit.  The amount borrowed on this line of credit was paid back during January 2007.

On October 26, 2006, we entered into a line of credit with Clientis Ersparniskasse Erlinsbach bank.  The line of credit is for 160,000 Euros with an annual interest rate of 5%, and the line of credit terminates on October 26, 2007.  On October 27, 2006, we borrowed 160,000 Euros on the line of credit.  The amount borrowed on this line of credit was paid back during January 2007.

Debt Maturities

The following is the debt maturities for the next five years for non-related party debt:

2007	$7,105,103
2008	-
2009	-
2010	660,000
2011	1,353,750
Total debt	9,118,853
Less discounts on debt	(2,404,024)
Current portion	(6,539,656)
Long term portion of debt	$175,173

NOTE G - NOTES PAYABLE TO RELATED PARTIES

At December 31, 2006, our notes payable to related party is $257,147 owed to our Chief Scientific Officer. The annual interest rate is 8% and is accrued throughout the loan term.  At December 31, 2006, we entered into a new note with him whereby the accrued interest of $19,066 was included in the principal of the note.  Interest during 2007 will accrue at 8%, and the accrued interest and note is due in a lump sum payment on December 31, 2007.   During 2006 this note was reduced by $300 for payments made on his behalf to third parties.

NOTE H – DERIVATIVE LIABILITIES

On January 1, 2006, we implemented SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” which allows us to elect fair value measurement of our financial instruments on an instrument-by-instrument basis in cases in which a derivative would otherwise have to be bifurcated.

We elected to implement SFAS 155 on all our notes payable instruments with Dutchess that we executed after September 2005.  For these financial instruments, we valued the financial instrument as a whole at fair value and did not bifurcate the embedded conversion features.

The implementation of SFAS 155 resulted in us recording a cumulative effect adjustment to increase the beginning retained earnings of $3,324,454 for the gross gain adjustment to record certain financial instruments as a whole at fair market value.

We elected not to implement SFAS 155 for the notes payable to Dutchess that were executed in June 2005 and August 2005, and the embedded conversion features were bifurcated and accounted for separately.  For these financial instruments, net-cash settlement was assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement.  These bifurcated financial instruments were initially recorded at fair value as a derivative liability and subsequently adjusted to fair value at the close of each reporting period with any difference recorded as a gain or loss on derivatives in our Statement of Operations.   During 2006, we reduced our derivative liability account by and recorded a gain on derivative liabilities of $1,092,015 related to the June 2005 and August 2005 Dutchess notes payable transactions as they were paid in full.

At December 31, 2006, the balance sheet caption derivative liabilities are comprised of recording the outstanding warrants at fair market value.  In accordance with EITF 00-19, we are required to record the outstanding warrants at fair market value if any financial instrument has a conversion feature that is indexed to our common stock that may potentially result in our having indeterminable shares.  The initial entry to record the derivative liability for these outstanding warrants is offset to paid-in capital.  At each subsequent reporting period, we continue to record these instruments at fair value as a derivative liability with any difference recorded as a gain or loss on derivatives in our Statement of Operations until such time as we do not have an instrument with indeterminate shares.  During the year ended December 31, 2006, we recorded a gain on derivative liabilities of $230,760 related to recording the warrants at fair value during this reporting period.  The outstanding warrants are exercisable for 29,189,043 shares of our common stock at December 31, 2006.

During 2006, we converted all of our remaining preferred stock outstanding to common stock at a fair market value of $235,366 and reduced our derivative liabilities by $189,042 which resulted in us recording a loss on derivative liabilities of $46,324.

Fair value for option-based financial instruments is determined using the Black Scholes Pricing Model.

NOTE I - CERTAIN EQUITY TRANSACTIONS

Series A Convertible Stock

We have designated 50,000 shares of our preferred stock as Series A preferred stock, $0.01 par value.  The liquidation value is $10 per share.  Each share of Series A preferred stock had the right to one vote for each share of common stock into which such holder’s shares of Series A preferred stock could then be converted.  The Series A preferred stock holders had the right to convert on the first day of the month after the month in which a registration statement (other than a registration statement on Form S-4, Form S-8 or any successor form thereto) filed by us with the Securities and Exchange Commission became effective.  The other conversion dates were the first day of the fourth, seventh and tenth month after the month in which such registration statement became effective.  If on any conversion date, the conversion price was less than $0.025 per share, we were able to elect to defer the conversion date to the first day of the next month.  If, on such deferred conversion date, the conversion price was less than $0.025 per share, we could again defer the conversion date to the first day of the next month.  Upon such second deferred conversion date, the Series A preferred stock would be converted without further deferral.  Such conversion would be effected at our office or any transfer agent for such stock, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the original Series A preferred stock issue price by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The conversion price was the lesser of (i) eighty percent (80%) of the average of the five lowest daily volume weighted average prices of our common stock during the twenty (20) trading days prior to the conversion date, or (ii) eighty percent (80%) of the closing price of our common stock on the trading day prior to the conversion date.  Each share of Series A preferred stock not previously converted would automatically be converted, without the payment of additional consideration, into shares of common stock at the conversion price, as applicable, in effect on the date of and immediately prior to the last conversion date described above.

During July 2005, preferred stock shareholders converted 24,000 shares of our preferred stock into 1,538,462 shares of our common stock and on October 10, 2005, preferred stock shareholders converted 1,278 shares of our preferred stock outstanding to 960,902 shares of our common stock.  On January 11, 2006, the remaining 14,722 shares of our preferred stock outstanding were converted to 11,651,761 shares of our common stock.

Common Stock

Reverse Stock Split

At the 2005 annual shareholder meeting, the shareholders approved an amendment to our Articles of Incorporation.  Pursuant to this approval, the Board of Directors amended our Articles of Incorporation so that each twenty shares of our common stock issued and outstanding on July 12, 2005 were combined into one share (or fraction thereof) of our common stock.  All share data in these financial statements have been restated to reflect this reverse stock split.  We continue to have 1,500,000,000 shares of authorized common stock.

Common Stock Issued for Stock Subscribed

During 2006, we issued 502,053 shares of our common stock that were issuable at December 31, 2005.

During 2005, we issued the 470,815 shares of our common stock that was issuable at December 31, 2004.

Conversion of Debenture and Exercise of Warrants

During 2006, La Jolla converted $7,368 of convertible debentures into our common stock and exercised non-detachable warrants to purchase 110,512 shares of our common stock.  The combined transactions resulted in us issuing 10,182,249 shares of our common stock and we reduced the prepaid warrant account by $110,512.

During 2005, La Jolla converted $189,000 of convertible debentures into our common stock and exercised non-detachable warrants to purchase 1,467,000 shares of our common stock.  The combined transactions resulted in us receiving cash of $2,537,580, net of $162,420 of cash stock issuance costs, decreasing the prepaid warrant exercise amount by $135,000 and issuing 86,686,596 shares of our common stock.

Prepayment for Future Warrant Exercises

During 2006 and 2005, La Jolla had not converted at least 5% of the face value of the debenture and exercised at least 5% of the warrants for various months and we waived the minimum exercise requirement during this time.  In accordance with the La Jolla agreement, at December 31, 2006, we had $9,488 recorded as prepaid warrant exercises for the future exercise of warrants.

Consulting Agreement with Scientific Advisory Board Member

During 2006, we recorded $197 of expense for shares of our common stock in accordance with an agreement with a consultant.   We issued this consultant a total of 12,500 shares of common stock during 2006.  This was comprised of 2,500 shares at a quoted market price of $0.017 per share, 2,500 shares at a quoted market price of $0.019 per share, 2,500 shares at a quoted market price of $0.011 per share, 2,500 shares at a quoted market price of $0.023 per share and 2,500 shares at a quoted market price of $0.009 per share.

During 2005, we recorded $8,368 of expense for shares of our common stock in accordance with an agreement with a consultant.   We issued this consultant a total of 55,709 shares.  This was comprised of 2,500 shares at a quoted market price of $0.018 per share, 2,500 shares at a quoted market price of $0.021 per share, 24,315 shares at a quoted market price of $0.12 per share and 26,394 shares at a quoted market price of $0.203 per share.

Consulting Agreement with Marketing and Administrative Consultant

During 2006, we recorded $24,994 of consulting expense for 1,006,312 shares of our common stock.  These shares had quoted market prices of $0.022 to $0.025 per share.

During 2005, we recorded $20,720 of consulting expense for a total of 952,019 shares of our common stock.  These shares had a quoted market price of $0.022 per share.

Stock Bonus

During 2005, we issued 2,928,043 shares of our common stock to an employee as a sign on bonus.  These shares were valued at $41,870 based upon the quoted fair market value at the date of grant.  The $41,870 was recorded as compensation expense during 2005.

Dutchess Put Notices

On September 28, 2004, we entered into an investment agreement with Dutchess, pursuant to which Dutchess has committed to purchase our common stock up to an aggregate purchase price of $35 million ($30 million remaining at December 31, 2006).  This agreement expires in May 2007.  The Dutchess agreement provides that we from time to time may deliver a put notice to Dutchess, and Dutchess is obliged to purchase the dollar amount of common stock set forth in the notice.  During 2006, we exercised put notices in accordance with our agreement and received $3,038,087 of cash proceeds ($3,033,802 cash proceeds net of cash offering costs) for which we issued 188,860,259 shares of our common stock to Dutchess.  For the year ended 2006, proceeds totaling $3,018,851 from these puts were used to reduce the notes payable outstanding with Dutchess.

During 2005, we exercised put notices in accordance with our agreement and received $1,802,651 of cash proceeds, net of $10,109 of cash stock issuance costs for which we issued 78,912,356 shares of our common stock to Dutchess. During 2005, proceeds totaling $1,559,991 from these puts were used to reduce the notes payable outstanding with Dutchess.

Investor Relations Agreement

During 2006, we recorded $49,500 of consulting expense for 2,750,000 shares of our common stock.  These 2,750,000 shares were valued at quoted market price of $0.018.  At December 31, 2006, these 2,750,000 shares were not issued and were recorded in Common Stock Subscribed.

On February 22, 2006, we entered into an investor relations agreement with an investor relations firm to increase investor awareness of our Company.  For these services, we paid $75,000 and issued 2 million shares of our common stock.  The 2 million shares of common stock was valued at quoted market price of $0.027 for a value of $53,600 which was expensed to administrative expense over the three-month term of the agreement.

On August 25, 2006, we entered into a six-month investor relations agreement with an investor relations firm to increase investor awareness of our Company.  For these services, we issued 6,250,000 shares of our common stock and agreed to issue an additional 6,250,000 shares at the three-month anniversary of the agreement.  The 6,250,000 shares of common stock that was issued was valued at quoted market price of $0.013 for a value of $81,250 which is being expensed to administrative expense over three months.  The additional 6,250,000 shares was valued at a  quoted market price of $0.0074 for a value of $46,250 and are being amortized over the remaining three months of the agreement of which $23,125 was recorded as deferred consulting at December 31, 2006.  Also, at December 31, 2006, 6,250,000 shares of our common stock had not been issued and are recorded in Common Stock Subscribed.

On August 19, 2005, we entered into an investor relations agreement with an investor relations firm to increase investor awareness of our Company.  For these services, we paid $75,000 and issued 2 million shares of our common stock.  The 2 million shares of common stock was valued at quoted market price for a value of $120,000 which will be expensed to administrative expense over the three-month term of the agreement.  On November 21, 2005, we entered into another three-month agreement with this firm.  For these services, we paid $75,000 and issued 2 million shares of our common stock.  The 2 million shares of common stock was valued at quoted market price for a value of $34,000 which will be expensed to administrative expense over the three-month term of the agreement.

Settlement Agreement

On September 13, 2006, we settled litigation with Lonnie Bookbinder who had claimed additional compensation from us.  In the settlement agreement, we agreed to issue 1.5 million shares of our common stock and pay $115,000 of cash to him.  We recorded a settlement expense of $133,000 during the third quarter of 2006.  The 1.5 million shares of common stock were valued at a quoted market price of $0.012 and issued during 2006.  We paid him $50,000 of cash during 2006.  During 2007, we owed him a remaining $65,000 of cash of which we paid him $40,000 and issued him 2.7 million shares of our common stock.

Intrinsic Value of Convertible Debt

During the nine months of 2006, we recorded $110,074 for the intrinsic value of our convertible incentive debentures.

Warrants

At December 31, 2006 we had warrants outstanding to purchase our common stock with the following terms:

# of Shares	Exercise Price	Expiration Date
3,654,488	$1.0000	11/24/2007
181,819	$0.4400	4/9/2008
17,075	$0.6560	3/31/2009
92,751	$0.5180	6/30/2009
21,029	$0.3340	9/30/2009
370,370	$0.2700	9/30/2009
129,264	$0.2420	12/31/2009
313,079	$0.1920	12/31/2009
232,883	$0.1380	3/31/2010
250,002	$0.4000	6/16/2010
546,427	$0.0878	6/30/2010
5,714,286	$0.0175	9/24/2010
2,697,545	$0.0159	12/31/2010
314,380	$0.0444	9/30/2010
1,516,640	$0.0176	12/31/2010
1,722,452	$0.0214	3/31/2011
116,364	$0.0110	3/31/2011
645,039	$0.0176	6/30/2011
9,090,909	$0.0110	9/24/2011
545,203	$0.0114	9/30/2011
152,524	$0.0100	9/30/2011
864,514	$0.0073	12/31/2011
29,189,043

During 2006, we granted a five-year warrant to purchase 9,090,909 shares of our common stock for consulting services preformed.  This warrant has an exercise price of $0.011 and was valued at a fair value of $94,851 using the Black Scholes Pricing Model.  At December 31, 2006, $71,138 was recorded as deferred consulting.

During 2006, warrants to purchase 4,046,096 shares of common stock were granted to Athena as a fee for their services at a range of exercise prices from $0.0073 to $0.0214 and expire five years from the grant date.  These warrants were valued at a fair value of $65,285 based upon the Black-Scholes model.  These were recorded as stock issuance costs.

During 2005, we granted a five-year warrant for 5,714,286 shares of our common stock for consulting services performed.  This warrant has an exercise price of $0.0175 and was valued at a fair value of $95,306 based upon the Black-Scholes model.  This will be expensed over the service period of the agreement.

During 2005, we granted a five-year warrant for 370,370 shares of our common stock for consulting services performed.  This warrant has an exercise price of $0.27 and was valued at a fair value of $139,030 based upon the

Black-Scholes model.  This was expensed over the service period of the agreement.

During 2005, warrants to purchase 5,055,102 shares of common stock were granted to Athena as a fee for their services at a range of exercise prices from $0.0159 to 0.138 and expire five years from the grant date.  These warrants were valued at a fair value of $108,371 based upon the Black-Scholes model.  These were recorded as stock issuance costs.

Employee Stock Options and Awards

See Note A for a discussion of the employee stock option plan.

NOTE J – OTHER COMMITMENTS AND CONTINGENCIES

Agreement with Investment Banking Firm

In April 2003, we engaged an investment-banking firm to assist us in our long-term financial planning efforts, including our efforts to raise debt and/or equity capital. Pursuant to the agreement, we have granted this firm, exclusive authorization to act as our agent (on a best efforts basis) in substantially all of our investment banking activities, which may include efforts to place various securities (potentially through private and/or public transactions), and to assist us in obtaining grant money from various governmental entities. As consideration for such services, we have agreed to compensate this entity as follows:

- Upon closing of a transaction a fee of 6% of the aggregate dollar value of the aggregate consideration paid by investors.   The Dutchess deal has a fee of 4%.

- Upon closing of a transaction, warrants to purchase (at a nominal price) shares of our common stock having a value equal to 4% of the aggregate consideration paid by investors.

- Upon the receipt of any grant money, warrants to purchase (at a nominal price) such number of shares of our common stock having a value of $35,000.

In addition, we have agreed to compensate this entity for any merger and acquisition services provided. In addition to billings on a time and expense basis, this compensation shall include a success fee equal to a percentage of any transaction value.   At December 31, 2006, $60,000 of consulting expense was accrued for services provided from this firm. On January 22, 2007, this agreement was replaced with a new agreement.  See Note L below.

Consultant Agreement with Member of Our Scientific Advisory Board

During May 2005, we entered into a one-year agreement with our Scientific Advisory Board member, to continue collaboration with us to develop commercial tests for genetic ancestry and particular physical phenotypes.  We have agreed to compensate this consultant with quarterly payments of $4,000 and 2,500 shares of our common stock. The term of this agreement is one year with automatic renewals each year unless either party provides written notice of its intent not to renew within thirty days prior to the annual anniversaries of this agreement.  During May 2005, we also entered into a license agreement with this consultant.  This license will remain in force in perpetuity as long as we are not in default of the agreement.  We agreed to provide the consultant with royalties of 2.5% of the net revenues derived from a product and any subsequent versions of the products developed with his help.

For the services performed by this member for being on the Scientific Advisory Board, we have a commitment to issue 2,500 shares of our common stock each year through 2007.

Beth Israel Deaconess Medical Center License Agreement

Effective April 4, 2005, we entered into a license agreement with Beth Israel Deaconess Medical Center (“Beth Israel”), a Massachusetts nonprofit corporation to develop a new, more potent and longer acting form of the anemia drug Erythropoietin (“EPO”).

EPO is a glycoprotein naturally made by the body to stimulate red blood cell production; the currently marketed forms are manufactured using recombinant DNA technology and are used to treat anemia or low blood cell count. Under the Agreement, Beth Israel has granted us an exclusive license to United States and foreign patents related to certain forms of EPO. We have the right to develop, use, market and sell products derived from the licensed patents.

In exchange for the license, we paid Beth Israel a $25,000 signing fee and agreed to make certain milestone payments linked to their progress in developing marketable products from the licensed technology. The total of payments, if all milestones are reached, is $2,150,000. The milestone payments are nonrefundable. Up to $200,000 of this amount is creditable against future royalties. In addition to the milestone payments, we must also pay Beth Israel an annual royalty of 4% of the net sales of all products developed from the licensed technology. A minimum royalty payment of $100,000 a year is due upon the commencement of commercial sales in any territory worldwide.  At December 31, 2006, we had paid $25,000 which was expensed as research and development costs.

Collaborative Research Agreement with Beth Israel

Effective July 1, 2006, we entered into a Sponsored research agreement with Beth Israel Deaconess Medical Center, Inc. to provide four researchers to us to conduct certain research work related to our EPO research.  The total cost per the amended agreement is $593,436.  At December 31, 2006 we had paid $98,906 of this cost and had recorded $197,812 of accounts payable.

Consulting Agreement with Dr. Arthur Sytkowski

Effective August 1, 2006, we entered into a consulting agreement with Dr. Arthur Sytkowski, the Director of Beth Israel to consult on the development of a new, more potent and longer acting form of EPO.  Under the consulting agreement, Dr. Sytkowski has agreed to perform certain consulting services, including advising on medical, regulatory and patent issues, training personnel and providing assistance with EPO research and development. In exchange for the services, we will pay Dr. Sytkowski $10,000 a month for twelve months, five annual incentive payments of $25,000 each and certain milestone payments linked to our progress under the Beth Israel license in developing marketable products from the licensed EPO technology.  The total of all payments to Dr. Sytkowski under the agreement, assuming all milestones are reached, is $370,000 and will be recorded as research and development costs. The milestone payments will be reduced - dollar for dollar - to the extent Dr. Sytkowski receives payments from Beth Israel relating to the same milestone events under the Beth Israel license.  At December 31, 2006 we had paid $10,000 of this cost and had recorded accounts payable of $65,000 for contract payments and $8,872 for expenses.

License Agreement with Dr. Mark Froimowitz

On October 25, 2005, we entered into an exclusive licensing agreement with Dr. Mark Froimowitz to develop a series of methylphenidate analogs or Ritalin-like compounds targeting the clinical development of enhanced pharmaceuticals for the treatment of drug addiction, attention deficit hyperactivity disorder ("ADHD"), and depression. The licensed compounds are analogs of Ritalin, a well-known drug used for treatment of ADHD. The analogs are designed specifically to have a slow onset and increased half-life in the bloodstream, thus reducing a patient's required daily dosage and the potential for drug abuse. We have the exclusive right to develop, use, market and sell products derived from the licensed compounds.   are obligated to pay the licensor a two percent (2%) quarterly royalty fee on the net sales of products covered by the license. Minimum annual maintenance fees of $25,000 are required for the license term, but will be deducted from royalties. Additionally, the license requires progress payments of up to $275,000 upon the successful development and approval of licensed products. The license's initial five (5) year term is supplemented by options capable of extending the license term for up to twenty years. At December 31, 2006, we had recorded $25,000 of accounts payable.

Research Sponsorship Agreement

Effective January 1, 2006, we entered into a research sponsorship agreement with the Massachusetts College of Pharmacy and Health Sciences for sponsored research in connection with the synthesis and testing of certain compounds as possible human medications for drug abuse, attention deficit hyperactivity disorder, and depression.  We had previously licensed exclusive rights to the compounds from a researcher on October 25, 2005 under an exclusive licensing agreement.  The sponsored research and development payments total $300,000 and will be paid in monthly installments of $25,000 over one year.  We will acquire all intellectual property associated with the research results.  At December 31, 2006, we had paid $175,000 and recorded $125,000 of accounts payable.

Research Sponsorship and License Agreement with Harvard Medical School

On January 24, 2006, we entered into an exclusive research sponsorship and license agreement with Harvard College.  The license provides for sponsored research and the clinical development and commercialization of a diagnostic test targeting early identification of the population at risk of developing vascular diabetic complications.  The sponsored research payments total approximately $2.5 million and will be paid in quarterly installments of approximately $208,333 over approximately three years.  At December 31, 2006, we have paid $576,621 and recorded $288,310 of accounts payable.  We have been given notice of default by Harvard which stated that we must pay a substantial portion of the outstanding balance by the end of February 2006, or Harvard may exercise their right of termination of the agreement.

Under the license we have the exclusive right to develop market and sell products and services derived from the research.  We will owe royalties of six percent on the net sales of products and services covered by this license and thirty percent of all non-royalty sublicense income.  We are also required to pay escalating minimum annual license maintenance fees totaling $850,000 through January 1, 2012.  We are obligated to make annual license maintenance fees of $250,000 through the license term, but, beginning January 1, 2013, the annual license fee of $250,000 is credited against royalty payments.  Additionally, we paid a fee of approximately $100,000 for previously incurred patent costs and are responsible for paying the costs associated with patent expenses during the license term.  At December 31, 2006, we had recorded $38,987 of accounts payable related to patent costs.  These costs were expensed as research and development costs during 2006.

KBI BioPharma Service Agreement

During late March 2006, we entered into a services agreement with KBI BioPharma for the production development of our Erythropoietin (“EPO”) product.  The total estimated price is $2,840,000.  At December 31, 2006, we had paid approximately $576,000 of this cost.  This research and development contract is recorded to expense as each payment is made.  At December 31, 2006 we had recorded accounts payable of $816,671.  KBI has placed this project on hold awaiting payment of the amounts owed.

Operating Lease Commitments

On August 1, 2006, we entered into a five-year agreement beginning October 1, 2006 to lease 7,500 square feet for our Sarasota, Florida location at $72,000 per year plus common area maintenance charges.  The lease escalates annually based upon the consumer price index.

During September 2006, we amended our lease for our Richmond, California location as the lease was expiring.  Beginning October 1, 2006, the rent is $102,300 per year for 3,550 square feet with a termination date of February 29, 2009.

Our operating facility lease for Toronto, Canada expires April 30, 2008.  The payments are approximately $76,598 Canadian dollars for basic rent and common area maintenance or approximately $76,598 for each of the next two years and $25,533 Canadian dollars during 2008.  The conversion rate from Canadian dollars to US dollars at December 31, 2006 is approximately 0.86.

Rent expense amounted to $246,137 and $104,850 for the years ended December 31, 2006 and 2005, respectively.

Obligations under Capital Leases

We have capitalized rental obligations under leases of equipment. The obligations, which mature in 2007 through 2012, represent the total present value of future rental payments discounted at the interest rates implicit in the leases. Future minimum lease payments under capital leases are:

2007	$249,192
2008	18,406
2009	5,153
2010	5,153
2011	5,153
After 2011	2,149
Total minimum lease payments	285,206
Less amount representing interest	(24,022)
Present value of net minimum lease payments	261,184
Less current portion	(230,588)
$30,596

Consulting Agreements

Effective September 28, 2004, we have entered into a letter agreement with The Wall Street Group, Inc. (“WSG”). Pursuant to the letter agreement, we have retained WSG as financial public relations counsel. Under the letter agreement, we will pay WSG a cash fee of $7,500 per month and will reimburse them for reasonable and customary out-of-pocket expenses. In addition, we will grant an affiliate of WSG a five-year option to purchase as many shares of our common stock as could be purchased on the open market for $100,000 at the closing bid price on September 24, 2004. Either party may terminate the agreement on 90 days written notice. Unless terminated, the agreement will continue in force, and on each anniversary of the agreement, we will grant WSG or its affiliate a similar option to purchase our common stock at our then-current trading price.

Litigation

We are involved in certain legal action arising in the ordinary course of business. We are defending these proceedings.  While it is not feasible to predict or determine the outcome of these matters, we do not anticipate that these matters will have a material adverse effect on our business or on our consolidated financial position or on our results of operations.

NOTE K - INVESTMENTS

Dutchess Agreement

Effective September 28, 2004, we entered into an Investment Agreement (the “Dutchess Agreement”) and a Registration Rights Agreement with Dutchess Private Equities Fund, II, L.P., a Delaware limited partnership (the "Investor"). Pursuant to the Dutchess Agreement, the Investor has committed to purchase our common stock up to an aggregate purchase price of $35 million over a two-year period from the May 2007 filing date of the first registration statement.

The Dutchess Agreement provides that we from time to time may deliver a notice to the Investor. Such notices will state the dollar amount of common stock that we desire the Investor to purchase. The maximum amount permitted pursuant to any such notice is $600,000, and we can give approximately three such notices per month. Upon receipt of the notice, the Investor is obliged to purchase the dollar amount of common stock set forth in the notice at a purchase price equal to 96% of the average of the two lowest closing bid prices of the common stock during the five trading days after the notice.

The obligation of the Investor to purchase under the Dutchess Agreement is contingent upon our filing and having declared effective a registration statement registering the resale of the shares by the Investor. Simultaneously, the parties entered into a Registration Rights Agreement requiring us to file such a registration statement. In addition, we are not permitted to provide a notice, and the Investor is not obliged to purchase any shares, in the event that we do not have sufficient authorized shares available for purchase to fulfill such commitment. This facility expires in May 2005.

Ovarian Cancer Samples

We entered into an agreement to acquire ovarian cancer samples.  The maximum amount due for these samples is $40,000.  At December 31, 2006, we had accrued for $8,000 of this cost.

NOTE L- SUBSEQUENT EVENTS

Dutchess Put Notices

From January 1 to March 8, 2007, we exercised put notices in accordance with our agreement with Dutchess and received $554,762 of cash proceeds for which we issued 42,203,331 shares of our common stock to Dutchess. We used $470,590 of these proceeds as principal payments on our note payable with Dutchess.

Investment Banking Agent Agreements

Effective February 1, 2006, we engaged Athena Capital Partners, Inc. (“Athena”) to assist us in our long-term financial planning efforts, including our efforts to raise debt and/or private equity capital.  This agreement expires on January 31, 2008.  Pursuant to the agreement, we have granted Athena authorization to act as our agent (on a best efforts basis) in the following investment banking activities:  private placement of securities, merger and acquisition assistance, debt financing and other services. As consideration for such services, we have agreed to compensate Athena as follows:

- Upon closing of a private placement transaction a fee of 10% for the first $5 million, 8% of the next $5 million, 7% of the next $5 million, 6% of the next $5 million and 5% on any amounts that exceed $20 million.

- Upon closing a debt financing, a transaction fee of 5% of the first $2 million, 3% of the next $3 million and 2.5% of the next $15 million and 2% of any amounts that exceed $20 million.

- Upon closing a mergers and acquisition transaction, a transaction fee of $5% of the first $10 million, 4% of the next $10 million and 3% of the next $30 million and 2% of any amounts that exceed $50 million.

In addition, we have agreed to compensate Athena for consulting fees of $15,000 per month beginning September 1, 2006 and ending August 31, 2007 and $5,000 per month for the five months thereafter.  In addition to billings on a time and expense basis, this compensation shall include a success fee equal to a percentage of any transaction value.

Filings with the SEC and Related Agreements

On February 16, 2007, we filed an S-8 registration statement for 40.7 million shares to pay certain legal fees and research payments in common stock shares and to issue 2.7 million shares in place of a $25,000 settlement payment we owed.   On February 16, 2007 we amended a settlement agreement whereby we agreed to pay 2.7 million shares of our registered common stock in place of $25,000 settlement payment we owed.   On February 15, 2007, we entered into an agreement to pay certain legal fees with up to 8,000,000 shares of our registered common stock.  On March 1, 2007, we entered into an agreement to pay certain consulting services with up to 30,000,000 shares of our registered common stock.  The conversion price for both agreements is determined by averaging the low price of the DNAPrint common stock for three days prior to the invoice date and then discounting 15%.  The invoice amount will be divided by the conversion price to equal the number of shares to issue.

On February 12, 2006, our SB-2 registration statement for 105,281,228 common stock shares was declared effective by the SEC.

Sale of Marketable Equity Securities Available-For-Sale

During January 2007, we sold 50,000 shares of Biofrontera stock for proceeds of $644,000.  On February 15, 2007, we sold the remaining 373,324 shares of Biofrontera stock which were recorded as marketable equity securities available-for-sale on the Consolidated Balance Sheet.  We will receive a total of 4,443,240 euros (approximately $5.9 million USD) for these shares; which will be paid 500,000 euros per month beginning February 2007 through September 2007 with the remaining 443,240 euros paid during October 2007.  During 2007, we will record a realized gain of approximately $4.4 million and reduce our unrealized gain and unrealized gain on currency exchange recorded in accumulated other comprehensive income on the balance sheet by approximately $5.8 million.  We have a right to buy back these Biofrontera shares on or prior to October 31, 2007 at a price of 16.13 euros per share.  If we elect the option to buy back the shares, the purchase price would be placed into an escrow account and the other party would have until March 31, 2008 to deliver the shares.  These shares would then have a lock-up and couldn’t be sold until after October 31, 2008.

DNAPRINT GENOMICS, INC.

Consolidated Financial Statements (unaudited)

For the Three Months Ending March 31, 2007

DNAPrint Genomics, Inc.

(A Developmental Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007 (Unaudited)	December 31, 2006
CURRENT ASSETS:
Cash and cash equivalents	$269,345	$594,681
Accounts receivable (net of allowance for doubtful accounts of $13,556 and $7,500 for 2007 and 2006, respectively)	211,929	74,573
Receivable from sale of investment	4,591,560	-
Inventory, raw material	129,735	96,432
Deferred financing costs	20,865	60,857
Prepaid expenses and other current assets	95,120	53,541
Marketable equity securities, available for sale	-	7,903,053
Total current assets	5,318,554	8,783,137
PROPERTY AND EQUIPMENT (net of accumulated depreciation and amortization of $1,065,695 and $957,839 for 2007 and 2006, respectively)	1,132,352	1,238,207
OTHER ASSETS:
Intangibles (net of accumulated amortization of $162,218 and $138,125 for 2007 and 2006, respectively)	201,011	225,104
Other assets	23,170	23,128
Total Other Assets	224,181	248,232
TOTAL	$6,675,087	$10,269,576
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$3,021,332	$3,010,329
Accrued expenses	119,889	199,518
Deferred revenue	157,301	177,775
Accrued compensation expense	1,105,309	963,679
Line of credit	50,000	50,000
Notes payable at fair market value (net of discount of $200,705 and $561,811 for 2007 and 2006, respectively )	5,145,258	6,299,659
Convertible debentures (net of discount of $-0- and $3,635 for 2007 and 2006, respectively)	201,250	239,997
Notes payable to related party	257,147	257,147
Capital lease obligation – current	177,486	230,588
Derivative liabilities	245,526	202,250
Accrued default penalties	1,729,500	2,143,500
Total current liabilities	12,209,998	13,774,442
Capital lease obligation – long-term	16,880	30,596
Convertible debentures – long-term at fair market value (net of discount of $1,811,936 and $1,838,577 for 2007 and 2006, respectively)	201,814	175,173
Total liabilities	12,428,692	13,980,211
Contingencies and commitments (See Note J below)	-	-
STOCKHOLDERS’ DEFICIT
Preferred stock, $.01 par value, 10,000,000 shares authorized, of which 50,000 shares are designated as Series A
Series A convertible preferred stock, 50,000 shares authorized; 40,000 shares issued, -0- outstanding; $10 per share liquidation value	-	-
Common stock, $.01 par value, 1,500,000,000 shares authorized; 537,933,964 and 458,178,982 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	5,379,340	4,581,791
Common stock subscribed (9,000,000 shares at December 31, 2006)	-	90,000
Additional paid-in capital	31,556,075	31,444,514
Accumulated other comprehensive income	181	5,787,784
Prepaid warrant exercises	-	9,488
Deferred stock compensation and consulting	(47,426)	(94,263)
Deficit incurred prior to development stage	(7,427,422)	(7,427,422)
Deficit accumulated during the development stage	(35,214,353)	(38,102,527)
Total stockholders’ deficit	(5,753,605)	(3,710,635)
TOTAL	$6,675,087	$10,269,576

See notes to consolidated financial statements.

DNAPrint Genomics, Inc.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three months ended March 31,		For the Period December 10,1998 (Date of Inception) to
	2007	2006	March 31, 2007
SALES	$701,013	$678,399	$6,175,724
COST OF SALES	514,698	533,177	4,257,129
Gross Profit	186,315	145,222	1,918,595
OTHER OPERATING EXPENSES:
Research and development	1,111,592	1,950,274	18,306,757
Selling, general and administrative	520,525	781,720	14,479,131
Total other operating expenses	1,632,117	2,731,994	32,785,888
LOSS FROM OPERATIONS	(1,445,802)	(2,586,772)	(30,867,293)
OTHER INCOME (EXPENSES):
Interest expense	(25,537)	(11,726)	(1,580,205)
Debt default penalties	414,000	-	(1,729,500)
Intrinsic value of convertible debt and non-detachable warrants and debt discount amortization	(391,381)	(1,070,779)	(5,425,734)
Interest income	-	-	16,185
Amortization of deferred financing fees	(39,992)	(75,176)	(634,839)
Sale of option to Orchid Biosciences	-	-	353,090
Loss on disposal of investments	-	-	(349,006)
Gain (loss) on derivative contracts, net	(31,981)	974,124	(366,435)
Gain on sale of investments available-for-sale	4,370,780	-	4,765,553
Settlement expense	-	-	(285,437)
Foreign currency gain (loss)	38,087	81	34,199
Other expenses	-	-	(481,157)
Total other income (expenses) - net	4,333,976	(183,476)	(5,683,286)
NET INCOME (LOSS)	$2,888,174	$(2,770,248)	$(36,550,579)
NET INCOME (LOSS) PER SHARE:
Basic	$0.01	$(0.01)	$(0.42)
Diluted	$0.00	$(0.01)	$(0.42)
SHARES USED IN COMPUTING NET
INCOME (LOSS) PER SHARE:
Basic	495,586,572	282,425,147	86,318,655
Diluted	732,603,528	282,425,147	86,318,655

See notes to consolidated financial statements.

DNAPrint Genomics, Inc.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006	For the Period December 10, 1998 (Date of Inception) to March 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,888,174	$(2,770,248)	$(36,550,579)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	107,855	100,060	1,406,506
Provision for bad debts	5,972	-	17,710
Impairment of assets	-	-	254,434
Debt default penalties	(414,000)	-	1,729,500
Gain on sale of investments available for sale	(4,370,780)	-	(4,765,553)
Loss on disposal of investments	-	-	11,772
Loss on disposal of property and equipment	-	-	5,039
Loss (gain) on foreign currency transaction	(38,087)	-	(34,199)
Loss (gain) on derivative contracts, net	31,981	(974,124)	366,435
Amortization of deferred stock compensation and consulting	46,837	69,352	1,995,722
Amortization of deferred compensation	-	-	919,792
Amortization of deferred financing fees	39,992	75,176	634,839
Amortization of intangible assets	24,092	61,735	160,766
Common stock issued for interest expense on related party notes payable	-	-	1,300,378
Common stock issued for reorganization/court order	-	-	343,000
Common stock issued for services	100,482	29,895	2,515,289
Common stock issued for bankruptcy settlement	-	-	28,080
Stock issued for settlement	-	-	170,437
Fair market value of options granted to employees	-	-	19,858
Intrinsic value of the convertible debt and non-detachable warrants and amortization of debt discount	391,381	1,070,779	5,425,734
Stock-based compensation	-	-	1,943,906
Changes in operating assets and liabilities, net of effect of acquisitions:
(Increase) decrease in receivables	(143,328)	(183,764)	143,687
(Increase) decrease in inventory	(33,303)	207,567	(119,187)
Decrease (increase) in prepaid expenses and other assets	(41,347)	94,696	(1,028,551)
(Decrease) increase in accounts payable, deferred revenue and accrued liabilities	157,445	132,693	4,331,281
NET CASH USED IN OPERATING ACTIVITIES	(1,246,634)	(2,086,183)	(18,773,904)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,000)	(99,070)	(1,347,539)
Loan to Biofrontera	-	-	(193,683)
Investment in Biofrontera	-	-	(2,274,702)
Payoff of Biofrontera loan	-	-	202,380
Proceeds from sale of Biofrontera shares	1,950,883	-	2,505,521
Proceeds from disposal of property and equipment	-	-	10,100
Net bankruptcy adjustment	-	-	511,274
NET CASH USED IN INVESTING ACTIVITIES	1,948,883	(99,070)	(588,649)

DNAPrint Genomics, Inc.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

For the Three Months Ended March 31, 2007		For the Three Months Ended March 31, 2006	For the Period December 10, 1998 (Date of Inception) to March 31, 2007
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of stock issuance costs	606,567	1,842,606	14,422,784
Proceeds from issuance of Series A convertible preferred stock, net of stock issuance costs	-	-	272,535
Prepayment for future warrant exercises, net	-	-	120,000
Proceeds from notes payable – related parties	-	-	1,613,916
Collections from stock subscriptions	-	-	836,960
Proceeds from line of credit, net	-	-	50,000
Proceeds from settlement with Tampa Bay Financial	-	-	272,383
Advances from Tampa Bay Financial, net	-	-	384,581
Principal payments on capital lease obligations	(66,816)	(56,571)	(742,144)
Proceeds from convertible debenture and notes payable, net of costs	-	1,076,925	9,142,019
Repayments of notes payable	(1,568,148)	(1,843,331)	(6,146,990)
Repayments of notes payable, related parties	-	-	(596,283)
NET CASH PROVIDED BY FINANCING ACTIVITIES	(1,028,397)	1,019,629	19,629,761
Effect of exchange rate changes on cash	812	(1,597)	2,137
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(325,336)	(1,167,221)	269,345
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIODS	594,681	1,806,646	-
CASH AND CASH EQUIVALENTS, END OF PERIODS	$269,345	$639,425	$269,345

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income taxes paid	$-	$-	$-
Interest paid	$20,464	$7,063	$181,049

DNAPrint Genomics, Inc.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006		For the Period December 10, 1998 (Date of Inception) to March 31, 2007
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock subscriptions receivable arising from acquisition of DNAPrint Genomics, Inc. (Florida)	$-	$-	$1,000,000
Common stock issued for related party notes payable	-	$-	$1,211,322
Accrued interest paid through increasing related party note	$-	$-	$75,747
Unrealized loss on long-term investments	$-	$-	$(222,443)
Common stock issued for land subsequently swapped for investment in Heroes, Inc.	$-	$-	$2,000,000
Dividends paid in stock of Heroes, Inc.	$-	$-	$(1,988,228)
Common stock issued for reorganization/court order arising from conversion of claim to stock	$-	$-	$(2,905,500)
Conversion of Tampa Bay Financial advances to stock	$-	$-	$453,331
Equipment leased under capital lease	$-	$-	$721,678
Deferred compensation on grants of stock options	$-	$-	$925,350
Deferred compensation reduced for stock options cancelled	$-	$-	$(190,833)
Stock (issued)/to be issued for deferred compensation	$-	$-	$2,588,250
Debenture converted into common stock	$5,716	$2,000	$512,084
Common stock issued for satisfaction of accrued expenses	$108,152	$-	$416,017
Warrants issued for stock issuance costs, notes payable fees and consulting	$11,295	$56,191	$1,713,211
Intrinsic value of convertible debt and non-detachable warrants and debt discount	$-	$705,000	$8,983,975
Acquisition of Trace Genetics, Inc., Kenna Technologies, Inc. and the assets of Ellipsis Biotherapeutics, Inc. for common stock and warrants	$-	$-	$490,283
Implementation of SFAS 155, adjustment to beginning retained earnings which was offset to derivative liabilities or redeemable shares	$-	$3,324,454	$3,324,454
Conversion of preferred stock to common stock	$-	$235,513	$235,618
Preferred stock issued for satisfaction of accrued expenses	$-	$-	$110,000
Unrealized gain and currency exchange gain on equity investment available-for-sale	$(5,788,216)	$-	$-
Receivable recorded for sale of equity investment	$5,838,417	$-	$5,838,417
Derivative liability for warrants, convertible feature of preferred stock and convertible feature for certain convertible debt reclassed from equity due to SFAS 133 derivative indeterminate shares	$-	$916,505	$916,505

See notes to consolidated financial statements

DNAPrint Genomics, Inc.

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE A – ORGANIZATION AND DESCRIPTION OF BUSINESS

DNAPrint Genomics, Inc. (“DNAP Utah”) was initially incorporated under the laws of the State of Utah on January 3, 1983 as Lexington Energy, Inc, and subsequently changed its focus to human genome sciences.  In connection with this change in focus, on July 15, 2000, DNAP Utah acquired DNAPrint Genomics, Inc. a Florida corporation (“DNAP Florida”).  On June 17, 2005, we acquired Trace Genetics, Inc. (“Trace Genetics”).   DNAP Florida and Trace Genetics specialize in the research and development of genomic products and provide scientific services and tests to the genealogy, forensic, pharmaceutical and genetics markets.  On October 6, 2005 we formed DNAPrint Pharmaceuticals, Inc., a wholly-owned pharmaceutical subsidiary focused on personalized medicine.  On October 25, 2005, we acquired all of the stock of Kenna Technologies, Inc. (“Kenna”).  Kenna develops software and related technologies for building computational models that mimic complex biological systems.   On November 30, 2005, we acquired certain assets of a Canadian company which are used in our drug and diagnostic discovery business.  We formed Ellipsis Biotherapeutics Corporation (“Ellipsis”) a Toronto-based corporation to acquire these assets.   As a result of these acquisitions, the accompanying consolidated financial statements include the accounts of DNAP Utah and all of its wholly-owned operating subsidiaries (collectively referred to as “we”, “us”, “our”, “DNAP”). All significant intercompany accounts and balances have been eliminated in consolidation.

DNAPrint Genomics Inc. has been and continues to be a development stage company as described in Financial Accounting Standards Board Statement No. 7.  We continue to devote substantially all of our efforts to initiating and developing our planned principal operations.  While sales of our consumer products, forensic products, paternity services and genotyping services are increasing, our pharmacogenomics products are still in development.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Basis of Presentation

In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the three-month periods ended March 31, 2007 and 2006, and the period December 10, 1998 through March 31, 2007, (b) the financial position at March 31, 2007, and (c) cash flows for the three-month periods ended March 31, 2007 and 2006, and the period December 10, 1998 through March 31, 2007, have been made.

The unaudited condensed consolidated interim financial statements and notes are presented pursuant to the rules and regulations of the Securities and Exchange Commission with respect to Form 10-QSB.  Accordingly, certain information and note disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures made herein are adequate to make the information contained herein not misleading.  The accompanying condensed consolidated interim financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes of the Company for the year ended December 31, 2006 included in our Annual Report on Form 10-KSB.

The results of operations and cash flows for the three-month period ended March 31, 2007 are not necessarily indicative of the results of operations and cash flows expected for the year ending December 31, 2007.

Stock-Based Employee Compensation

Statement of Financial Accounting Standard 123 (revised 2004) (“SFAS 123(R)”), “Share-Based Payment” requires the fair value of all stock-based employee compensation awarded to employees to be recorded as an expense over the related vesting period.

We have a stock option plan that provides for the granting of stock options and awards to officers, and employees. The objectives of this plan include attracting and retaining the best personnel, providing for additional performance incentives, and promoting our success by providing employees the opportunity to acquire common stock.  The number of shares of stock authorized under the 2001 Scientist Stock Option Plan is 77,630,000.  Options are typically granted at the fair market value of the stock on the date of grant. The vesting of each grant is determined by the Board of Directors at the time the options are granted.  The vesting period typically ranges from immediate vesting to vesting over a four-year period, and the options typically have an expiration term of ten years.   We have granted options to acquire 1,594,022 shares of common stock that are not in this plan and were granted to an employee as a sign on bonus and a director at the time he joined our board.

The following information is presented for the non-vested stock options for the three month ended March 31, 2007:

Three Months ended
March 31, 2007
	Number of Shares	Weighted Avg. Grant-date Fair Value
Non-vested stock options at beginning of period	-	$-
Forfeited during the period	-	$-
Vested during the period	-	$-
Granted during the period	-	$-
Non-vested stock options at end of period	-	$-

The following information is presented for the stock option activity for the three months ended March 31, 2007:

	Three months ended March 31, 2007
	# of shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Aggregate Intrinsic Value
Outstanding at December 31, 2006:	64,827,644	$0.04
Granted	-	$-
Forfeited	-	$-
Outstanding at March 31, 2007	64,827,644	$0.04	8.5 years	$-
Outstanding exercisable at March 31, 2007	64,827,644	$0.04	8.5 years	$-

The fair value of each stock option is estimated on the date of grant using a Black Scholes Pricing Model.  The fair value of options granted during 2006 was estimated using the following approximate assumptions: dividend yield of 0%, expected volatilities of 173%, risk-free interest rates of 4.67%, and expected lives of 5 years.   There were no options granted during the first quarter of 2007.

During the three months ended March 31, 2006, we recognized compensation expense of $4,843 for the fair value of stock options over the vesting period.  Due to our net loss position, there was no tax effect recognized.  There was no impact on our net loss per share for this additional expense.  No compensation expense was recognized for the three months ended March 31, 2007.

No options were exercised during 2006 and 2007.

At March 31, 2007, we have no unrecognized compensation costs related to non-vested awards.

New Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement permits entities to choose to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  We have implemented this FASB beginning January 1, 2007.

NOTE B – GOING CONCERN

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business.   We have incurred losses since our inception, and have experienced and continue to experience negative cash flows from operations. In addition, we have a negative working capital of approximately $6,891,444 and accumulated deficit during the development stage of $35,214,353 at March 31, 2007, and will continue to have ongoing requirements for substantial additional capital investment to accomplish our business plan over the next several years.  Over the past few years, our operations have been funded through related party funding, sales of common and preferred stock, sales of investments, the issuance of notes, put notices to Dutchess Private Equities Fund, II, L.P (“Dutchess”), the issuance of convertible debentures and the conversion of the debenture into common stock and the related exercise of non-detachable warrants.

We continue to experience some success generating operating revenues; however, we do not expect our revenue stream to be sufficient to cover costs of operations in the immediate future. We plan to raise additional capital for the research and development of our pharmacogenomics products.  We anticipate that the funding we expect to receive from the put notices to Dutchess, the sale of the equity investments available-for-sale and the minimum conversions of the outstanding debenture into common stock and the related exercise of the non-detachable warrants will fund our operating activities through 2007.  However, the rate of progression on the research and development will depend on our ability to raise additional capital.  Additionally, at March 31, 2007, we are in default of our notes payable with Dutchess and are delinquent on lease payments, certain payments on research and development agreements and certain accounts payable.   There can be no assurance that we will be able to raise additional capital or that the minimum conversions of the outstanding debenture into common stock and the related exercise of the non-detachable warrants will continue, and the put notices to Dutchess will be funded or that we will have the cash flow to meet our operating requirements.  We sold the Biofrontera shares that we owned and are scheduled to receive a total of €3.4 million (approximately $4.6 million USD) from April to October 2007. At March 31, 2007, the receivable from sale of investments was 69% of our total assets.  These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time.

NOTE C – INCOME (LOSS) PER COMMON SHARE

Common stock equivalents in the three-month period ended March 31, 2006 were anti-dilutive due to the net losses sustained by us during these periods, thus the diluted weighted average common shares outstanding in this period is the same as the basic weighted average common shares outstanding.  At March 31, 2006, the potential common stock shares that are issuable upon the exercise of warrant and options of 85,037,478 and conversion of debt to common stock of estimated 84,021,380 which may dilute future earnings per share totaled 169,058,858.

Common stock equivalents used to compute our diluted earnings per share for the three-month period ended March 31, 2007 were 2,658,522 for warrant and options and 234,358,433 for the conversion of debt to common stock which totaled 237,016,955.  There were 80,894,645 common stock equivalents that were not in the money during the three-month period ended March 31, 2007 and thus are not included in the number of shares used to compute the diluted earnings per share calculation at March 31, 2007.

The number of common stock shares the convertible notes could be converted into was estimated using the conversion price at March 31, 2007 or March 31, 2006 as applicable.  The conversion price varies based upon the price of our common stock.

NOTE D – NOTES PAYABLE AND CONVERTIBLE DEBT

Dutchess Notes Default

If there is an event of default with any promissory note to Dutchess, Dutchess has the right to convert the residual amount to a convertible debenture which can convert into our common stock at the lesser of (i) fifty percent of the lowest closing bid price during the fifteen trading days immediately preceding the maturity date or (ii) 100% of the lowest bid price for the twenty trading days immediately preceding the conversion date.  At March 31, 2007, the Dutchess March 2006 Note was not paid when due.  Dutchess has the right to switch the residual amount of $1,080,963 on the Dutchess March 2006 Note to a three-year convertible debenture; however, they had not exercised this right at March 31, 2007 nor at the time this report was issued.

We are in default of each of the Dutchess Notes that are outstanding due to not making the minimum principal payments.  Dutchess has the right to charge us liquidated damages of up to 30% of the face amount of these notes.  Dutchess has not exercised this right at March 31, 2007 nor at the time this report was issued.  At March 31, 2007, we recorded a default penalty accrual in the amount of $1,729,500 for these potential liquidated damages which was $414,000 lower than the $2,143,500 recorded at December 31, 2006 as the December 2005 Note was paid off during the first quarter of 2007.  This is an estimate based upon the maximum amount that the Dutchess documents purport to give Dutchess the right to charge us and this estimate may change with time.

Dutchess Investment Agreement

Effective March 30, 2007, we entered into an Investment Agreement and a Registration Rights Agreement with Dutchess Private Equities Fund, Ltd.  Pursuant to the Agreement, Dutchess committed to purchase our common stock up to an aggregate purchase price of $10 million over a five-year period. The Dutchess Agreement provides that, from time to time, we may deliver a notice to Dutchess. Such notices will state the dollar amount of common stock that we desire Dutchess to purchase subject to the limits in the Investment Agreement. Upon receipt of a put notice, Dutchess is obligated to purchase from us during the relevant pricing period shares having an aggregate purchase price equal to at our election, either: (A) Two hundred percent of the average daily volume (U.S. market only) of our common stock for the ten trading days prior to the applicable Put Notice Date, multiplied by the average of the three daily closing bid prices immediately preceding the Put Date, or (B) $600,000 times the average of the lowest closing bid prices of our common stock during the specified pricing period. Dutchess is obliged to purchase the dollar amount of common stock set forth in the notice at a purchase price equal to 93% of the lowest closing bid price of the common stock during the five trading days after the notice.

The obligation of Dutchess to purchase under the Dutchess Agreement is contingent upon us having an effective registration statement registering the resale of the shares by Dutchess. In addition, we are not permitted to provide a notice, and Dutchess is not obliged to purchase any shares, in the event that we do not have sufficient authorized shares available for purchase to fulfill such commitment.  On April 10, 2007, we filed an SB-2 registration statement to register 150,000,000 shares for Dutchess under this agreement which is under review by the Securities and Exchange Commission.

NOTE F – OTHER EQUITY TRANSACTIONS

Dutchess Put Notices

On September 28, 2004, we entered into an investment agreement with Dutchess.  The 2004 Dutchess agreement provides that we from time to time may deliver a put notice to Dutchess, and Dutchess is obliged to purchase the dollar amount of common stock set forth in the notice.  During the three months ended March 31, 2007, we exercised put notices in accordance with our agreement and received $594,523 of cash proceeds for which we issued 45,228,095 shares of our common stock to Dutchess.  For the three months ended March 31, 2007, $376,890 of proceeds from these puts were used to reduce the notes payable outstanding with Dutchess and the remaining proceeds were used for operating capital.

Conversion of Debenture and Exercise of Warrants

During the first three months of 2007, La Jolla converted $5,716 of convertible debentures into our common stock and exercised non-detachable warrants to purchase 85,733 shares of our common stock.  The combined transactions resulted in our issuing 9,868,374 shares of our common stock, we received $75,000 of cash and we reduced the prepaid warrant account by $9,488.

Stock Subscribed

During the three months ended March 31, 2007, we issued 90,000 shares of our common stock that were issuable at December 31, 2006.

Settlement Agreement

On February 16, 2007 we amended a settlement agreement.   Under the amended settlement agreement, in lieu of a $25,000 settlement payment that we were obliged to make, we agreed to issue 2.7 million shares of our common stock and to register the resale of such stock.  Those shares were registered in an S-8 during the first quarter.

Stock Issued in Payment of Certain Legal, Consulting fees and Accrued Interest

On February 15, 2007, we entered into an agreement to pay certain legal fees with up to 8,000,000 shares of our registered common stock.  During the three months ended March 31, 2007, we issued 1,380,630 shares of our common stock as payment of $8,035 accounts payable and $13,779 of legal services.  These shares had a quoted market price of $0.016 per share.

On March 1, 2007, we entered into an agreement to pay certain consulting services with up to 30,000,000 shares of our registered common stock.  During the three months ended March 31, 2007, we issued 11,468,027 shares of our common stock as payment of $73,872 accounts payable and $86,680 of consulting services.  These shares had a quoted market price of $0.014 per share.

NOTE G - COMMITMENTS

Investment Banking Agent Agreements

Effective February 1, 2006, we engaged Athena Capital Partners, Inc. (“Athena”) to assist us in our long-term financial planning efforts, including our efforts to raise debt and/or private equity capital.  This agreement expires on January 31, 2008.  Pursuant to the agreement, we have granted Athena authorization to act as our agent (on a best efforts basis) in the following investment banking activities:  private placement of securities, merger and acquisition assistance, debt financing and other services. As consideration for such services, we have agreed to compensate Athena as follows:

•

Upon closing of a private placement transaction a fee of 10% for the first $5 million, 8% of the next $5 million, 7% of the next $5 million, 6% of the next $5 million and 5% on any amounts that exceed $20 million.

•

Upon closing a debt financing, a transaction fee of 5% of the first $2 million, 3% of the next $3 million and 2.5% of the next $15 million and 2% of any amounts that exceed $20 million.

•

Upon closing a merger or acquisition transaction, a transaction fee of 5% of the first $10 million, 4% of the next $10 million and 3% of the next $30 million and 2% of any amounts that exceed $50 million.

In addition, we have agreed to compensate Athena for consulting fees of $15,000 per month beginning September 1, 2006 and ending August 31, 2007 and $5,000 per month for the five months thereafter.

Dutchess Note payments

Approximately 40% of the proceeds from the sale of the Biofrontera shares are required to be used to pay down the principal payment of the Dutchess notes.

NOTE H – CONTINGENCIES

We are involved in certain legal action arising in the ordinary course of business. We are defending these proceedings.  While it is not feasible to predict or determine the outcome of these matters, we do not anticipate that these matters will have a material adverse effect on our business or on our consolidated financial position or on our results of operations.

NOTE I – SUBSEQUENT EVENTS

Dutchess Put Notices

From April 1, to April 27, 2007, we exercised put notices in accordance with our agreement with Dutchess and received $128,839 of cash proceeds for which we issued 15,828,914 shares of our common stock to Dutchess. We used all of these proceeds to pay principal payments on our notes payable with Dutchess.

Line of Credit

During April 2007, our $50,000 line of credit was renewed with an expiration of May 19, 2008.

Employment Agreements

On April 27, 2007, we and our wholly-owned subsidiary, DNAPrint Pharmaceuticals, Inc., entered into employment agreements with Richard Gabriel, the chief executive officer of both companies.  These agreements are effective immediately and continue in force until June 30, 2008, with automatic renewal terms of one year unless either party provides notice that they do not intend to renew at least 180 days prior to the expiration of the agreements.  Either party may terminate the agreement without cause on 30 days’ written notice, subject to our obligation to make the severance payments described below if we terminate the agreement without cause.  Pursuant to the employment agreements, we granted Mr. Gabriel options to purchase twenty million shares of our common stock at an exercise price of $0.01 per share.  The options vest in eight equal monthly installments over the first eight months of the term of the agreements so long as Mr. Gabriel continues to be employed.  The options expire on April 26, 2017.  The agreements also provide for 30 days of vacation annually, customary expense reimbursement and a two-year covenant not compete.  The agreements also provide for certain severance payments in the event of a termination without cause.  If either employment agreement is terminated without cause other than within two years after a change of control, Mr. Gabriel’s base salary and benefits will be continued for three years after termination, and all then-outstanding stock option grants will immediately become vested.  If the termination without cause occurs within two years after the occurrence of a change of control, Mr. Gabriel is entitled to a lump sum payment equal to four times his base salary, as well as continuation of benefits and acceleration of vesting of option grants.  In addition, for one year after such a termination, he has the right to require us to repurchase any of our stock acquired by him under a stock grant or option.  The purchase price for the repurchase would be the average of the closing sale prices of our stock for the 30 trading days ending on the date prior to the date of the change in control.  Under the agreements, Mr. Gabriel is entitled to receive an annual salary of $300,000 from our wholly-owned subsidiary, of which $210,000 is to be paid currently in cash, and 30%, or $90,000 per year, is to be accrued and paid at a time selected by our board of directors, but not later than upon termination of employment.

On April 27, 2007, we and our wholly-owned subsidiary, entered into employment agreements with Dr. Tony Frudakis, the chief scientific officer of both companies. These agreements are effective immediately and continue in force until June 30, 2008, with automatic renewal terms of one year unless either party provides notice that they do not intend to renew at least 180 days prior to the expiration of the agreements.  Either party may terminate the agreement without cause on 30 days’ written notice, subject to our obligation to make the severance payments described below if we terminate the agreement without cause.  Pursuant to the employment agreements, we granted Dr. Frudakis options to purchase twenty million shares of our common stock at an exercise price of $0.01 per share.  The options vest in eight equal monthly installments over the first eight months of the term of the agreements so long as Dr. Frudakis continues to be employed.  The options expire on April 26, 2017.  The agreements also provide for 30 days of vacation annually, customary expense reimbursement and a two-year covenant not compete.  The agreements also provide for certain severance payments in the event of a termination without cause.  If either employment agreement is terminated without cause other than within two years after a change of control, Dr. Frudakis’ base salary and benefits will be continued for three years after termination, and all then-outstanding stock option grants will immediately become vested.  If the termination without cause occurs within two years after the occurrence of a change of control, Dr. Frudakis is entitled to a lump sum payment equal to four times his base salary, as well as continuation of benefits and acceleration of vesting of option grants.  In addition, for one year after such a termination, he has the right to require us to repurchase any of our stock acquired by him under a stock grant or option.  The purchase price for the repurchase would be the average of the closing sale prices of our stock for the 30 trading days ending on the date prior to the date of the change in control.  Under the agreements, Dr. Frudakis is entitled to receive an annual salary of $240,000 from our wholly-owned subsidiary, of which $168,000 is to be paid currently in cash, and 30%, or $72,000 per year, is to be accrued and paid at a time selected by our board of directors, but not later than upon termination of employment.

On April 27, 2007, we and our wholly-owned subsidiary, entered into employment agreements with Dr. Hector Gomez, the chief medical officer of both companies. These agreements are effective immediately and continue in force until June 30, 2008, with automatic renewal terms of one year unless either party provides notice that they do not intend to renew at least 180 days prior to the expiration of the agreements.  Either party may terminate the agreement without cause on 30 days’ written notice, subject to our obligation to make the severance payments described below if we terminate the agreement without cause.  Pursuant to the employment agreements, we granted Dr. Gomez options to purchase twenty million shares of our common stock at an exercise price of $0.01 per share.  The options vest in eight equal monthly installments over the first eight months of the term of the agreements so long as Dr. Gomez continues to be employed.  The options expire on April 26, 2017.  The agreements also provide for 30 days of vacation annually, customary expense reimbursement and a two-year covenant not compete.  The agreements also provide for certain severance payments in the event of a termination without cause.  If either employment agreement is terminated without cause other than within two years after a change of control, Dr. Gomez’ base salary and benefits will be continued for three years after termination, and all then-outstanding stock option grants will immediately become vested.  If the termination without cause occurs within two years after the occurrence of a change of control, Dr. Gomez is entitled to a lump sum payment equal to four times his base salary, as well as continuation of benefits and acceleration of vesting of option grants.  In addition, for one year after such a termination, he has the right to require us to repurchase any of our stock acquired by him under a stock grant or option.  The purchase price for the repurchase would be the average of the closing sale prices of our stock for the 30 trading days ending on the date prior to the date of the change in control.   Under the agreements, Dr. Gomez is entitled to receive an annual salary of $288,000 from our wholly-owned subsidiary, of which $201,600 is to be paid currently in cash, and 30%, or $86,400 per year, is to be accrued and paid at a time selected by our board of directors, but not later than upon termination of employment.

On April 27, 2007, we entered into an employment agreement with Karen Surplus, our chief financial officer.  The agreement is effective immediately and continues in force until June 30, 2008, with automatic renewal terms of one year unless either party provides notice that they do not intend to renew at least 180 days prior to its expiration.  Either party may terminate the agreement without cause on 30 days’ written notice, subject our obligation to make the severance payments described below if we terminate the agreement without cause.  Under the agreement, Ms. Surplus is entitled to receive an annual salary of $200,000, of which $140,000 is to be paid currently in cash, and 30%, or $60,000 per year, is to be accrued and paid at a time selected by our board of directors, but not later than upon termination of employment.  In addition, pursuant to the employment agreement, we have granted Ms. Surplus options to purchase four million shares of our common stock at an exercise price of $0.01 per share.  The options vest in eight equal monthly installments over the first eight months of the term of the agreement so long as Ms. Surplus continues to be employed.  The options expire on April 26, 2017.  The agreement also provides for 30 days of vacation annually, customary expense reimbursement and a two-year covenant not to compete.  The agreement also provides for certain severance payments in the event of a termination without cause.  If the employment agreement is terminated without cause other than within two years after a change of control, Ms. Surplus’ base salary and benefits will be continued for one year after termination, and all then-outstanding stock option grants will immediately become vested.  If the termination without cause occurs within two years after the occurrence of a change of control, Ms. Surplus is entitled to a lump sum payment equal to four times her base salary, as well as continuation of benefits and acceleration of vesting of option grants.  In addition, for one year after such a termination, she has the right to require us to repurchase any of our stock acquired by her under a stock grant or option.  The purchase price for the repurchase would be the average of the closing sale prices of our stock for the 30 trading days ending on the date prior to the date of the change in control.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Each person who is or was a director or officer shall be indemnified by us to the full extent permitted or authorized by the General Corporation Law of Utah. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of DNAPrint Genomics, Inc., such person shall be indemnified against expenses, including attorneys' fees, reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth our expenses in connection with this registration statement. All of these expenses are estimates, other than filing fees payable to the Securities and Exchange Commission.

Filing Fee--Securities and Exchange Commission	$45
Legal Expenses	$13,800
Accounting Expenses	$7,000
Blue Sky Fees and Expenses	$1,000
Printing Expenses	$1,000
Miscellaneous expenses	$2,155
Total:	$25,000

RECENT SALES OF UNREGISTERED SECURITIES

On February 18, 2004, the Convertible debenture and Warrant to Purchase Common Stock agreements between the Company and La Jolla were amended. If La Jolla does not convert at least 5% of the face value of the debenture and exercise at least 5% of the warrants in any particular calendar month, La Jolla may wire to us $375,000 less the dollar amount of warrants exercised in that month within five business days of the end of the month. Should La Jolla fail to wire us such funds, La Jolla shall not be entitled to collect interest on the debenture for that month. If breached more than once, then we may terminate the agreements with La Jolla and the debenture becomes due six months thereafter with accrued interest.

We had two Scientific Advisory Board members and one Board of Consultant member. For the services performed by these three members, we were committed to issue 2,500 (prior to the accounting for the 20 for 1 reverse split, the shares issued were 50,000) shares of our common stock each year to each member. These individuals are "sophisticated investors".

On January 20, 2004, we issued 250,000 shares of common stock to Lonnie Bookbinder. On March 1, 2004, we issued 1,658 shares of common stock to John J. Oskorep. On March 1, 2004, we issued 1,201 shares of common stock to Semaphore, Inc. On March 29, 2004, we issued 1,500,000, 1,250,000 1,500,000 and 1,000,000 shares of common stock to the following employees, respectively, Tony Frudakis, Hector Gomez, Richard Gabriel and Monica Tamborini. A total of 5,502,859 shares (prior to the accounting for the 20 for 1 reverse split, the shares issued were 110,057,171) of our common stock, 252,859 shares (prior to the accounting for the 20 for 1 reverse split, the shares issued were 5,057,171) in exchange for services valued at approximately $282,238 and 5,250,000 shares (prior to the accounting for the 20 for 1 reverse split, the shares issued were 105,000,000) to four of our executives in exchange for their services to us, valued at $1,827,000. These shares were issued to two of our consultants, an attorney and four of our executives all of whom are accredited or "sophisticated investors".

On June 22, 2004, we issued a total of 5,000 shares (prior to the accounting for the 20 for 1 reverse split, the shares issued were 100,000) of our common stock in exchange for services valued at approximately $3,600. These shares were issued to Mark Shriver, who is a "sophisticated investor".

On September 20, 2004, we issued a total of 9,771 shares (prior to the accounting for the 20 for 1 reverse split, the shares issued were 195,418) of our common stock in exchange for services valued at approximately $5,100. These shares were issued to Mark Shriver, who is a "sophisticated investor". On July 29, 2004, we also issued 76,118 shares (prior to the accounting for the 20 for 1 reverse split, the shares issued were 1,522,364) of our common stock in exchange for a charge valued at $41,900 for renegotiating our building lease. These shares were issued to George Frudakis, who is a "sophisticated investor". On March 31, 2004 we granted five year warrants to purchase 17,075 shares of common stock at an exercise price of $.0656, on June 30, 2004, we granted five-year warrants to purchase 92,751 shares of common stock at an exercise price of $0.518, on September 30, 2004, we granted five-year warrants to purchase 84,045 shares of common stock at an exercise price of $0.3340 and on December 31, 2004, we granted five-year warrants to purchase 379,327 shares of common stock at an exercise price of $0.2420 to various individuals and one entity. The total shares of 573,198 (prior to the accounting for the 20 for 1 reverse split, the shares issued were 11,463,960) shares of common stock were granted to Douglas J. Weiland, Timothy J. Burke, Kevin T. Cimino and Athena Investment Management, a "sophisticated investors," as a fee for their On September 30, 2004, we granted a five-year warrant for 370,370 shares of our common stock for consulting services performed to The Wall Street Group. This warrant has an exercise price of $0.27 and was valued at $139,030 based upon the Black-Scholes model. This was expensed over the service period of the agreement.

On February 17, 2005, we issued 2,500 and on March 16, 2005, we issued 5,327 shares (prior to the accounting for the 20 for 1 reverse split, the shares issued were 156,541) of our common stock in exchange for services valued at approximately $3,131. These shares were issued to Mark Shriver, who is a "sophisticated investor".

On May 24, 2005 we issued a total of 36,844 (prior to the accounting for the 20 for 1 reverse split, the shares issued were 736,870) of our common stock in exchange for services valued at approximately $7,369. These shares were issued to Mark Shriver, who is a "sophisticated investor".

On June 25, 2005, we issued a total of 1,250,000 (prior to the accounting for the 20 for 1 reverse split, the shares issued were 25,000,001) of our common stock in conjunction with acquiring all the stock of Trace Genetics, Inc. These shares were issued to the prior shareholders of Trace Genetics, Inc., who are "sophisticated investors".

During the second quarter of 2005, we issued a total of 694,192 shares (prior to the accounting for the 20 for 1 reverse split, the shares issued were 13,883,830) of our common stock in conjunction with the Investment Agreement with Dutchess Private Equities Fund, II, L.P. who is a "sophisticated investor".

On August 4, 2005, we issued a total of 21,394 and on July 4, 2005, we issued 5,000 shares of our common stock in exchange for services valued at approximately $5,354. These shares were issued to Mark Shriver, who is a "sophisticated investors".

On August 19, 2005, we issued 2,000,000 shares of our common stock as in exchange for services valued at approximately $120,000. These shares were issued to Market Pulse LLC, who is a "sophisticated investor".

During the third quarter of 2005, we issued a total of 15,024,806 shares of our common stock in conjunction with the Investment Agreement with Dutchess Private Equities Fund, II, L.P. who is a "sophisticated investor".

During the fourth quarter of 2005, we issued a total of 63,193,359 shares of our common stock in conjunction with the Investment Agreement with Dutchess Private Equities Fund, II, L.P. who is a "sophisticated investor".

On November 29, 2005, we issued 6,500,000 shares of our common stock to Ellipsis Biotherapeutics Corporation in conjunction with the Ellipsis Biotherapeutics Corporation acquisition. The entity is a "sophisticated investor".

On December 21, 2005, we issued 2,928,043 shares of our common stock to an employee Barbara Handelin for a sign on bonus. The individual is a "sophisticated investor".

On December 14, 2005, we issued 2,000,000 shares of our common stock to Market Pulse, LLC for investor relations services. The entity is a "sophisticated investor".

On December 14, 2005, we issued 454,966 shares of our common stock to Young 1999 Trust Consultant Agreement for administrative services received. The individual is a "sophisticated investor".

On June 23, 2005, we issued 1,499,998 shares of our common stock in conjunction with acquiring all the stock of Kenna Technologies, Inc.  The individuals are all "sophisticated investor". These shares were issued to the prior shareholders of Kenna Technologies, Inc., who are "sophisticated investors".

On September 24, 2005, we granted a five-year warrant for 5,714,286 shares of our common stock for consulting services performed to The Wall Street Group. This warrant has an exercise price of $0.0175 and was valued at $95,306 based upon the Black-Scholes model. This will be expensed over the service period of the agreement.

During 2005, warrants to purchase 5,055,102 shares of common stock were granted to Athena as a fee for their services at a range of exercise prices from $0.0159 to 0.138 and expire five years from the grant date. These warrants were valued at $108,371 based upon the Black-Scholes model.

During 2005, we granted the following options to employees for 67,242,362 shares of our common stock.

Employee name	Date of grant	Date of expiration	Exercise price	# of options

Matt Thomas	1/7/2005	1/7/2015	0.6000	250,000
Siva Ginjupalli	1/7/2005	1/7/2015	0.6000	250,000
Zach Gaskin	1/7/2005	1/7/2015	0.6000	250,000
Visu Ponnuswamy	1/7/2005	1/7/2015	0.6000	250,000
Matt Thomas	5/16/2005	5/16/2015	0.4000	250,000
Siva Ginjupalli	5/16/2005	5/16/2015	0.4000	250,000
Zach Gaskin	6/8/2005	6/8/2015	0.4000	250,000
Hector Gomez	8/3/2005	8/3/2015	0.1000	3,500,000
Richard Gabriel	8/3/2005	8/3/2015	0.1000	3,500,000
Tony Frudakis	8/3/2005	8/3/2015	0.1000	3,500,000
Monica Tamborini	8/3/2005	8/3/2015	0.1000	2,000,000
Lisa Tandy Herren	10/25/2005	10/25/2015	0.0137	1,464,022
Hector Gomez	11/17/2005	11/17/2015	0.0174	15,000,000
Richard Gabriel	11/17/2005	11/17/2015	0.0174	15,000,000
Tony Frudakis	11/17/2005	11/17/2015	0.0174	15,000,000
Shannon Boyd	11/17/2005	11/17/2015	0.0174	514,970
Emanuela Charlton	11/17/2005	11/17/2015	0.0174	540,359
Siva Ginjupalli	11/17/2005	11/17/2015	0.0174	473,054
Pauline Gula	11/17/2005	11/17/2015	0.0174	567,622
Hector Ruiz	11/17/2005	11/17/2015	0.0174	556,886
Matthew Thomas	11/17/2005	11/17/2015	0.0174	1,796,407
Jatin Patel	11/17/2005	11/17/2015	0.0174	479,042
Laurence Rubin	12/5/2005	12/5/2015	0.0225	750,000
Naz Jiwani	12/5/2005	12/5/2015	0.0225	250,000
Laurence Rubin	12/31/2005	12/31/2015	0.0211	200,000
Naz Jiwani	12/31/2005	12/31/2015	0.0211	200,000
Scot Alic	12/31/2005	12/31/2015	0.0211	200,000

				67,242,362

During the first quarter of 2006, we issued a total of 86,122,535 shares of our common stock in conjunction with the Investment Agreement with Dutchess Private Equities Fund, II, L.P. who is a "sophisticated investor".

On March 14, 2006, we issued a total of 640,828 shares of our common stock in exchange for services valued at approximately $14,040. These shares were issued to Young 1999 Trust Consultant Agreement, who is a "sophisticated investor".

On February 21, 2006, we issued 2,000,000 shares of our common stock as in exchange for services valued at approximately $54,000. These shares were issued to Market Pulse, LLC, who is a "sophisticated investor".

On March 6, 2006, we issued a non-interest bearing convertible debenture in the amount of $330,000 payable on March 6, 2011 that is convertible into our common stock at a conversion price of $0.01 per share.

On March 22, 2006, we granted a ten-year option to Ramona Cooperstock, an employee to acquire 400,000 shares of our common stock at an exercise price of $0.025.

On March 31, 2006, we granted five-year warrants for 1,838,816 shares of our common stock for consulting services performed to Douglas J. Weiland, Kevin T. Cimino and Athena Capital Partners, Inc. This warrant has exercise prices of $0.011 to $0.0214.

During the second quarter of 2006, we issued a total of 32,251,879 shares of our common stock in conjunction with the Investment Agreement with Dutchess Private Equities Fund, II, L.P. who is a "sophisticated investor" and received proceeds totaling $568,943.

On April 5, 2006, a total of 862,537 shares of our common stock were committed to be exchanged for services valued at approximately $21,822. These shares were issued to Young 1999 Trust Consultant Agreement, who is a "sophisticated investor".

On June 22, 2006, we issued a total of 5,000 shares of our common stock in exchange for services valued at approximately $89. These shares were issued to Mark Shriver, who is a "sophisticated investor".

On April 17, 2006, we issued to Dutchess Private Equities Fund, II, L.P., a non-interest bearing convertible debenture in the amount of $320,000 payable on April 17, 2011 that is convertible into our common stock at a conversion price of $0.01 per share.

On May 18, 2006, we issued to Dutchess Private Equities Fund, II, L.P. a non-interest bearing convertible debenture in the amount of $330,000 payable on May 18, 2011 that is convertible into our common stock at a conversion price of $0.01 per share.

On June 30, 2006, we issued to Dutchess Private Equities Fund, II, L.P. a non-interest bearing convertible debenture in the amount of $373,750 payable on June 29, 2011 that is convertible into our common stock at a conversion price of $0.01 per share.

On June 30, 2006, we granted a five-year warrant for 645,039 shares of our common stock for consulting services performed Douglas J. Weiland, Kevin T. Cimino and Athena Capital Partners, Inc. This warrant has an exercise price of $0.0176. This will be expensed over the service period of the agreement.

On July 28, 2006, we issued a total of 7,500 shares of our common stock in exchange for services valued at approximately $155. These shares were issued to Mark Shriver, who is a "sophisticated investor". The offering was not underwritten.

During the third quarter of 2006, we issued a total of 27,260,146 shares of our common stock in conjunction with the Investment Agreement with Dutchess Private Equities Fund, II, L.P. who is a "sophisticated investor" and received proceeds totaling $311,607.  The offering was not underwritten.

On September 7, 2006, we issued 6,250,000 shares of our common stock in conjunction with an investor relations agreement with Designated Marketing, LLC who is a "sophisticated investor".  The offering was not underwritten.

On September 11, 2006, we issued 18,750,000 shares of our common stock in conjunction with an investor relations agreement with Designated Marketing, LLC who is a "sophisticated investor".  The offering was not underwritten.

On September 24, 2006, we granted to The Wall Street Group, who is a sophisticated investor, a five-year warrant for 9,090,909 shares of our common stock for consulting services performed. This warrant has an exercise price of $0.011 and was valued at $95,306 based upon the Black Scholes Pricing Model.

On September 27, 2006, we issued 1,500,000 shares of common stock to Lonnie Bookbinder, who is a sophisticated investor, in accordance with the terms of a settlement agreement with him.  These shares were valued at $18,000.

On September 30, 2006, warrants to purchase 697,727 shares of common stock were granted to Athena as a fee for their services at a range of exercise prices from $0.01 to 0.114 and expire five years from the grant date. These warrants were valued at $7,277 based upon the Black Scholes Pricing Model.

During the fourth quarter of 2006, we issued 43,225,699 shares of common stock in conjunction with the Investment Agreement with Dutchess Private Equities Fund, II, L.P., and received $314,206 of cash proceeds.  The offering was not underwritten.

On December 31, 2006, we granted Athena warrants to purchase 864,514 shares of common stock as consideration for Athena’s investment banking services.  The warrants have an exercise price of $0.0073 per share and expire five years from the grant date. These warrants were valued at $7,499 based upon the Black Scholes Pricing Model.

On November 13, 2006, we issued Mark Shriver, a consultant, a total of 5,000 shares of our common stock in exchange for product services valued at approximately $156.

During January 2007, we have issued 19,465,900 shares of common stock in conjunction with the Investment Agreement with Dutchess Private Equities Fund, II, L.P., and received $221,619 of cash proceeds. The offering was not underwritten.

During February 2007, we have issued 14,626,824 shares of common stock in conjunction with the Investment Agreement with Dutchess Private Equities Fund, II, L.P., and received $220,728 of cash proceeds. The offering was not underwritten.

During March 2007, we have issued 11,135,371 shares of common stock in conjunction with the Investment Agreement with Dutchess Private Equities Fund, II, L.P., and received $152.176 of cash proceeds. The offering was not underwritten.

The securities issued in the foregoing transactions were made in reliance upon Rule 506 of Regulation D under the Securities Act of 1933, as amended, by the fact that:

- the sale was made to a sophisticated or accredited investor, as defined in Rule 502;

- we gave the purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which we possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

- at a reasonable time prior to the sale of securities, we advised the purchaser of the limitations on resale in the manner contained in Rule 502(d)2;

- neither we nor any person acting on our behalf sold the securities by any form of general solicitation or general advertising; and

- we exercised reasonable care to assure that the purchaser of the securities is not an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in compliance with Rule 502(d).

EXHIBITS

3.1 Restated Articles of Incorporation (included as exhibit 3.1 to the Form 10-KSB, filed March 29, 2006, and incorporated herein by reference).

3.2 Bylaws (included as exhibit 3.2 to the Form 10-KSB, filed March 29, 2006, and incorporated herein by reference).

4.1 Form of Warrant agreement between the Company and Athena Capital Partners, Inc. and certain partners (included as exhibit 10.33 to the Form 10-KSB filed March 30, 2004, and incorporated herein by reference).

4.2 Securities Purchase Agreement between the Company and La Jolla Cove Investors, Inc. (included as Exhibit 10.29 to Form S-2, filed December 15, 2003, and incorporated herein by reference).

4.3 Registration Rights Agreement between the Company and La Jolla Cove Investors, Inc. (included as Exhibit 10.29 to Form S-2, filed December 15, 2003, and incorporated herein by reference).

4.4 Convertible Debenture Agreement between the Company and La Jolla Cove Investors, Inc. (included as Exhibit 10.29 to Form S-2, filed December 15, 2003, and incorporated herein by reference).

4.5 Warrant Agreement between the Company and La Jolla Cove Investors, Inc. (included as Exhibit 10.29 to Form S-2, filed December 15, 2003, and incorporated herein by reference).

4.6 Addendum to convertible debenture and warrant agreement between the Company and La Jolla Cove Investors, Inc. (included as Exhibit 10.43 to Form 10-QSB filed May 14, 2004, and incorporated herein by reference).

4.7 Stock Purchase Agreement between the Company and Trace Genetics, Inc, dated June 17, 2005 (included as Exhibit 10.49 to Form S-2, filed July l5, 2005, and incorporated herein by reference).

4.8 Asset Purchase Agreement between the Company and Ellipsis Biotherapeutics Corporation, dated November 8, 2005 (included as Exhibit 10.1 to Amendment to Form 8-K filed March 6, 2006, and incorporated herein by reference).

5.1* Opinion re: legality of Michael T. Cronin, Esq.

10.01 Letter Agreements between the Company and La Jolla Cove Investors, Inc. (included as Exhibit 10.29 to Form S-2, filed December 15, 2003, and incorporated herein by reference).

10.02 Letter Agreement between the Company and The Wall Street Group, Inc., dated September 30, 2004 (included as Exhibit 10.44 to Form S-2/A, filed December 30, 2004, and incorporated herein by reference).

10.03 License Agreement between the Company and Beth Israel Deaconess Medical Center, dated April 4, 2005 (included as Exhibit 10.1 to Form 8-K/A, filed May 5, 2005, and incorporated herein by reference).

10.04 Promissory Note issued by the Company to Dutchess Private Equities Fund II, L.P., dated August 1, 2005 (included as Exhibit 10.1 to Form 10-QSB, filed August 15, 2005, and incorporated herein by reference).

10.05  Stock Purchase Agreement between the Company and certain shareholders of Kenna Technologies, Inc., dated October 25, 2005 (included as Exhibit 10.3 to Form 10-QSB filed November 14, 2005, and incorporated herein by reference).

10.06 License Agreement between the Company and Mark Froimowitz, dated October 25, 2005 (included as Exhibit 10.4 to Form 10-QSB filed November 14, 2005, and incorporated herein by reference).

10.07  Promissory Note and convertible debenture issued by the Company to Dutchess Private Equities Fund, L.P., dated October 21, 2005 (included as Exhibit 10.33 to the Form 10-KSB filed March 29, 2006, and incorporated herein by reference).

10.08  Promissory Note and convertible debenture issued by the Company to Dutchess Private Equities Fund II, L.P., dated December 15, 2005 (included as Exhibit 10.35 to the Form 10-KSB filed March 29, 2006, and incorporated herein by reference).

10.09 Research Sponsorship and License Agreement between the Company and Harvard College, dated January 19, 2006 (included as Exhibit 10.1 to Form 8-K filed January 27, 2006, and incorporated herein by reference).

10.10 Research Sponsorship Agreement between the Company and Massachusetts College of Pharmacy and Health Sciences, dated January 31, 2006 (included as exhibit 10.37 to the Form 10-KSB filed March 29, 2006, and incorporated herein by reference).

10.11 Promissory Note and convertible debenture issued by the Company to Dutchess Private Equities Fund, L.P., dated March 13, 2006 (included as Exhibit 10.39 to the Form 10-KSB filed March 29, 2006, and incorporated herein by reference).

10.12 Security Agreement given by the Company in favor of Dutchess Private Equities Fund, L.P., dated March 13, 2006 (included as Exhibit 10.40 to the Form 10-KSB filed March 29, 2006, and incorporated herein by reference).

10.13 Promissory Note and convertible debenture issued by the Company to Dutchess Private Equities Fund, L.P., dated April 18, 2006 (included as Exhibit 10.42 to the Form 8-K filed April 24, 2006, and incorporated herein by reference).

10.14 Services Agreement between the Company and KBI BioPharma, Inc., dated May 8, 2006 (included as Exhibit 10.43 to the Form 8-K filed May 12, 2006, and incorporated herein by reference).

10.15 Promissory Note and convertible debenture issued by the Company to Dutchess Private Equities Fund, L.P., dated May 19, 2006 (included as Exhibit 10.44 to the Form 8-K filed May 25, 2006, and incorporated herein by reference).

10.16 Promissory Note and convertible debenture issued by the Company to Dutchess Private Equities Fund, II, L.P., dated June 30, 2006 (included as exhibit 10.45 to the Form 8-K filed July 7, 2006, and incorporated herein by reference).

10.17 Sponsored Research Agreement between the Company and Beth Israel Deaconess Medical Center, Inc., dated July 1, 2006 (included as Exhibit 10.46 to the Form 8-K filed July 7, 2006, and incorporated herein by reference).

10.18 Consulting Services Agreement between the Company and Dr. Arthur Sytkowski, dated August 1, 2006 (included as Exhibit 10.47 to the Form 8-K filed August 7, 2006, and incorporated herein by reference).

10.19 Lease Agreement between the Company and Yonkers Investments, Inc., dated June 30, 2006 (included as Exhibit 10.48 to the Form 8-K filed August 7, 2006, and incorporated herein by reference).

10.20 Letter Agreement between the Company and Athena Capital Partners, Inc., dated January 22, 2007 (included as Exhibit 10.53 to the Form 10-KSB filed March 15, 2007, and incorporated herein by reference).

10.21  Stock agreement between the Company and Matchmakers Consulting AG, dated February 15, 2007 (included as Exhibit 10.55 to the Form 10-KSB filed March 15, 2007, and incorporated herein by reference).

10.22  Letter Agreement between the Company and Arthur Sytkowski, dated March 1, 2007 (included as Exhibit 10.56 to the Form 10-KSB filed March 15, 2007, and incorporated herein by reference).

10.23  Investment Agreement between the Company and Dutchess Private Equities Fund, Ltd., dated March 30, 2007 (filed herewith)

10.24 Registration Rights Agreement between the Company and Dutchess Private Equities Fund, Ltd., dated March 30, 2007 (filed herewith)

10.25  Employment Agreement between the Company and Richard Gabriel, dated April 27, 2007 (included as Exhibit 10.59 to the Form 10-QSB filed May 14, 2007, and incorporated herein by reference).

10.26  Employment Agreement between the Company and Dr. Hector Gomez, dated April 27, 2007 (included as Exhibit 10.60 to the Form 10-QSB filed May 14, 2007, and incorporated herein by reference).

10.27  Employment Agreement between the Company and Dr. Tony Frudakis, dated April 27, 2007 (included as Exhibit 10.61 to the Form 10-QSB filed May 14, 2007, and incorporated herein by reference).

10.28  Employment Agreement between the Company and Karen Surplus, dated April 27, 2007 (included as Exhibit 10.62 to the Form 10-QSB filed May 14, 2007, and incorporated herein by reference).

10.29  Employment Agreement between DNAPrint Pharmaceuticals, Inc. and Richard Gabriel, dated April 27, 2007 (included as Exhibit 10.63 to the Form 10-QSB filed May 14, 2007, and incorporated herein by reference).

10.30  Employment Agreement between DNAPrint Pharmaceuticals, Inc. and Dr. Hector Gomez, dated April 27, 2007 (included as Exhibit 10.64 to the Form 10-QSB filed May 14, 2007, and incorporated herein by reference).

10.31   Employment Agreement between DNAPrint Pharmaceuticals, Inc. and Dr. Tony Frudakis, dated April 27, 2007 (included as Exhibit 10.65 to the Form 10-QSB filed May 14, 2007, and incorporated herein by reference).

10.32  Genetic Ancestry Service Agreement between DNAPrint and Sorenson Genomics, LLC, dated October 18, 2005, filed herein.

23.1 Consent of Pender Newkirk & Company

23.2* Consent of Michael T. Cronin, Esq. (incorporated in Exhibit 5.1)

* To be filed by amendment.

UNDERTAKINGS

The Registrant hereby undertakes that it will:

(1) File,  during  any  period  in  which  it  offers  or  sells  securities, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2)  For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering.

(3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(1)  For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)  For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the State of Florida, on June 4, 2007.

DNAPRINT GENOMICS, INC.

By:	/s/ Richard Gabriel
Richard Gabriel
Chief Executive Officer

	Signature	Date

By:	/s/ Richard Gabriel	July 3, 2007
Richard Gabriel
Chief Executive Officer
Director

By:	/s/ Karen Surplus	July 3, 2007
Karen Surplus
Chief Financial Officer
Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date signed:

	Signature	Date

By:	/s/ Richard Gabriel	July 3, 2007
Richard Gabriel
Chief Executive Officer
Director

By:	/s/ Hector Gomez	July 3, 2007
Hector Gomez
Director

By:	/s/ Tony Frudakis	July 3, 2007
Tony Frudakis
Director